As filed with the U.S. Securities and Exchange Commission on March 17, 2025.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Golden Sun Health Technology Group Ltd

金太阳健康科技集团有限公司

(Exact name of registrant as specified in its charter)

Cayman Islands	8200	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Room 503, Building C2, No. 1599

Xinjinqiao Road, Pudong New Area

Shanghai, China 200083

+86-0577-56765303

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Charles Yongjun Fu, Esq.

GH LAW FIRM LLC

880 Third Avenue, 5th Fl.

New York, NY 10022

Telephone: (212) 705 - 8798

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Charles Yongjun Fu, Esq. GH LAW FIRM LLC
880 Third Avenue, 5th Fl.
New York, NY 10022
Telephone: (212) 705 - 8798

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED March 17, 2025

9,535,186 Class A Ordinary Shares

金太阳健康科技集团有限公司

Golden Sun Health Technology Group Ltd

This prospectus relates to the resale by the selling shareholders identified in this prospectus or their permitted transferees (collectively, the “Selling Shareholders”) of up to 9,535,186 Class A ordinary shares, par value of $0.005 per share of Golden Sun Health Technology Group Ltd (the “Company”), consisting of (i) up to 4,943,349 Class A ordinary shares (the “Conversion Shares”) that are issuable to certain of the Selling Shareholders that are party to the Securities Purchase Agreement, dated as of October 28, 2024 (the “Securities Purchase Agreement”) upon the conversion of $5,000,000 aggregate principal amount of our senior secured convertible notes (the “Convertible Notes”), plus accrued and unpaid interest thereon, based upon a conversion price equal to the lower of (a) 70% of the lowest closing market trading price of the Company’s common stock during the fifteen (15) trading days leading up to the date the conversion notice is delivered, and (b) the greater of (x) the floor price then in effect and (y) 85% of the lowest trading price of our Common Shares during the fifteen (15) consecutive trading day period preceding the delivery of the conversion notice, and (ii) up to 4,591,837 Ordinary Shares (the “Warrant Shares” and together with the Conversion Shares, collectively, the “Resale Shares”) that are issuable to certain of the Selling Shareholders that are party to the Securities Purchase Agreement upon the exercise of warrant to purchase Class A ordinary shares that we issued to such Selling Shareholders in the private placement that closed in connection with the Securities Purchase Agreement (the “Warrant”). The Note and the Warrant were issued in a private placements to certain Selling Shareholders, see “Item 7- Recent Sales of Unregistered Securities“ on page II-1 of  this prospectus.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Shareholders will issue, offer or sell, as applicable, any of the securities hereby registered. We are registering the resale of these Resale Shares by the Selling Shareholders named in this prospectus, or their transferees, pledgees, donees or assignees or other successors-in-interest that receive any of the shares as a gift, distribution, or other non-sale related transfer. The Selling Shareholders may offer all or part of the Resale Shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. The resale of these Resale Shares are being registered to permit the Selling Shareholders to sell Resale Shares from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Shareholders may sell these Resale Shares through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section titled “Plan of Distribution”. We will pay certain expenses associated with the registration of the resale of these Resale Shares covered by this prospectus, as described in the section titled “Plan of Distribution”.

All of the Resale Shares offered by the Selling Shareholders pursuant to this prospectus will be sold by the Selling Shareholders for their respective accounts. We will not receive any of the proceeds from the sale of Ordinary Shares by the Selling Shareholders. However, we will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash, which proceeds will be used for working capital and other general corporate purposes.

Our Class A ordinary shares currently trade on The Nasdaq Global Market under the symbol “GSUN.” The last reported closing price of our Ordinary Shares on March 14, 2025 was $3.0.

We are a “controlled company” as defined under the Listing Rules of The Nasdaq Stock Market LLC (“Nasdaq”). Our largest shareholder, Mr. Xueyuan Weng, owns more than a majority of the voting power of our outstanding ordinary shares. Although we do not intend to rely on the “controlled company” exemptions under the Nasdaq listing rules even if we are deemed a “controlled company,” we could elect to rely on these exemptions in the future. If we were to elect to rely on the “controlled company” exemptions, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. See “Risk Factors” and “Management—Controlled Company.”

We are not a Chinese operating company, but rather a holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct a substantial majority of our operations through our operating entities established in the People’s Republic of China (or the “PRC”). The Class A ordinary shares offered in this prospectus are shares of the Cayman Islands holding company. Holders of our Class A ordinary shares do not directly own any equity interests in our Chinese operating subsidiaries, but will instead own shares of a Cayman Islands holding company. The Chinese regulatory authorities could disallow our corporate structure, which would likely result in a material change in our operations and/or a material change in the value of our Class A Ordinary Shares, including that it could cause the value of our Class A ordinary shares to significantly decline or become worthless. Unless otherwise stated, as used in this prospectus and in the context of describing our operations and consolidated financial information, “we,” “us,” “Company,” or “our,” refers to Golden Sun Health Technology Group Ltd (formerly known as Golden Sun Education Group Limited), a Cayman Island holding company. For a description of our corporate structure, see “Corporate History and Structure.” See also “Risk Factors – Risks Relating to Our Corporate Structure.”

Pursuant to the Overseas Listing Trial Measures of the PRC, subsequent securities offerings of an issuer in the same overseas market where it has previously offered and listed securities shall be filed with the CSRC within three working days after the offering is completed. See “Risk Factors—Risks Related to Doing Business in China.”

As advised by the Company’s PRC legal counsel, the Company believes it will not be subject to cybersecurity review with the Cyberspace Administration of China, or the “CAC,” after the Measures for Cybersecurity Review (the “Cybersecurity Review Measures”). In addition, as advised by the Company’s PRC legal counsel, the Group has obtained all requisite licenses, permits and approvals from relevant authorities in the PRC that are material to its operations. If the Company or its subsidiaries: (i) do not receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and the Group becomes required to obtain such permissions or approvals in the future, such developments could have a material adverse effect on the Group’s business operations and financial results. See “Prospectus Summary—CAC Review and other PRC approvals”.

Cash may be transferred among the Company and its subsidiaries in the following manner: (1) funds may be transferred to the Company’s operating subsidiaries from the Company as needed in the form of capital contribution or shareholder loans; (2) dividends or other distributions may be paid by the Company’s operating subsidiaries to the Company or its intermediate holding companies; and (3) the Company’s PRC subsidiaries may lend to and borrow from each other from time to time for business operation purposes. The Company and its subsidiaries are permitted under PRC laws and regulations to provide funding to the Company’s subsidiaries in the form of loans or capital contributions, provided that the applicable governmental registration and approval requirements are satisfied.

Current PRC regulations permit Chinese companies to distribute dividends only out of their accumulated profits, and additionally, PRC companies are required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of the company’s registered capital. Funds under such reserves are not distributable as cash dividends. In addition, if any of the Company’s PRC subsidiaries incur debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends. In the future, cash proceeds raised from financings conducted outside of China, may be transferred to the Company’s PRC subsidiaries via capital contribution or shareholder loans.

Cash dividends, if any, on our Class A ordinary shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10%. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. The 5% withholding tax rate, however, does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to any dividends paid by Golden Sun Wenzhou to its immediate holding company, Golden Sun Hong Kong. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Golden Sun Hong Kong intends to apply for the tax resident certificate if and when Golden Sun Wenzhou plans to declare and pay dividends to Golden Sun Hong Kong.

As of the date of this prospectus, no dividends or distributions have been made to the Company’s shareholders by the Company, or to any U.S. investors. For the years ended September 30, 2022, 2023 and 2024, no dividend was paid by to our shareholders, or to any U.S. investors. See “Cash Transfers And Distributions in the Group” for further details.

Currently, other than complying with applicable PRC laws and regulations, the Company does not have its own cash management policy and procedures that dictate how funds are transferred. In addition, its PRC subsidiaries generate their revenue primarily in Renminbi (RMB), and cash transfers from the Company’s PRC subsidiaries to their parent companies outside of China are subject to PRC government regulation of currency conversion. As a result, any restriction on currency exchange may limit the ability of PRC subsidiaries to pay dividends to the Company. To the extent cash or assets in the business is in the PRC or a PRC entity, the funds and assets may not be available to fund operations or for other use outside of mainland China due to Chinese government’s regulation and limitations on the ability of the Company or its subsidiaries by the PRC government to transfer cash or assets.

The Company’s Ordinary Shares and Warrants may be prohibited from trading on a national exchange or “over-the-counter” markets under the Holding Foreign Companies Accountable Act (the “HFCAA”) or may be delisted from Nasdaq if the Public Company Accounting Oversight Board (“PCAOB”) determines it is unable to inspect or fully investigate our auditor and as a result the exchange where our securities are traded may delist our securities. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”), which was signed into law on December 29, 2022, amending the HFCAA and requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive instead of three consecutive years. Pursuant to the HFCAA, the PCAOB issued a Determination Report on December 16, 2021, which found it was unable to inspect or investigate completely certain named registered public accounting firms headquartered in mainland China and Hong Kong. The Company’s independent registered public accounting firm, Assentsure PAC, is headquartered in Singapore and is not currently affected by or subject to the PCAOB’s Determination Report. Whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms is subject to uncertainties and depends on a number of factors out of our and our auditor’s control. See “Risk Factors—Risks Related to Doing Business in China— Joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our continued listing.”

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and are therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

We are also a “foreign private issuer,” as defined in the Exchange Act and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. We are further exempt from certain corporate governance requirements under the Nasdaq listing rules which are not mandatory pursuant to our home country practice.

Investing in our Ordinary Shares involves a high degree of risk. Before buying any Ordinary Shares you should carefully read the discussion of material risks of investing in such securities in “Risk Factors” beginning on page 15 of this prospectus.

Golden Sun Health Technology Group Ltd. (“Golden Sun,” “Company,” “our,” “we,” or “us”) is a holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct operations through our holding company subsidiary in Hong Kong and indirect subsidiaries that are operating entities in the PRC. Our corporate structure does not contain any variable interest entities. Our structure involves unique risks to investors.

Investing in our Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” starting on page 15 to read about the factors you should consider before buying the Ordinary Shares.

Neither the Securities and Exchange Commission, or the SEC, nor any state or other foreign securities commission has approved nor disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2025

i

ABOUT THIS PROSPECTUS

This document, which forms part of a registration statement on Form F-1 filed with the U.S. Securities and Exchange Commission (the “SEC”) by the Company, constitutes a prospectus of the Company under Section 5 of the Securities Act. The Selling Shareholders may, from time to time, sell the Resale Shares offered by them described in this prospectus. The Company is not offering any Ordinary Shares for sale under this prospectus and will not receive any proceeds from the sale of the Resale Shares by such Selling Shareholders under this prospectus.

This document does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction or to any person to whom it would be unlawful to make such offer.

Neither we nor the Selling Shareholders have authorized anyone to provide you with different or additional information, other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you, and neither we nor they take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Shareholders are making an offer to sell the Resale Shares in any jurisdiction where the offer or sale thereof is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of our Ordinary Shares.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

For investors outside of the United States: Neither we nor any of the Selling Shareholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our” and the “Company” refer to Golden Sun Health Technology Group Ltd. (formerly known as Golden Sun Education Group Limited), a Cayman Island holding company.

Our reporting currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “dollars” or “$” are to U.S. dollars.

MARKET AND INDUSTRY DATA

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications.

Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP.

The number of Class A ordinary shares issued and outstanding was 1,577,944 as of February 24, 2025. No new shares are being issued by the Company pursuant to this offering.

GLOSSARY OF DEFINED TERMS

In this prospectus, unless otherwise indicated or the context otherwise requires, references to:

●	“Golden Sun (SH)) are to the wholly owned subsidiary of Golden Sun (SH) Cultural and Tourism Research Institute Limited, formerly named as Golden Sun Hong Kong, CF (HK) Health Technology Limited, a Hong Kong limited company;

●	“China” or the “PRC” are to the People’s Republic of China;

●	“Chongwen Middle School” are to Wenzhou City Longwan District Chongwen Middle School, which we controlled prior to the Reorganization via an entrustment agreement among Chongwen Middle School, Golden Sun Shanghai and Mr. Xueyuan Weng, as well as a Concerted Action Agreement among two of Chongwen Middle School’s sponsors and the representative of its employees;

●	“Class A ordinary shares” are to our Class A ordinary shares, par value $0.005 per share, each entitled to one vote, and not convertible into Class B ordinary shares under any circumstances;

●	“Class B ordinary shares” are to our Class B ordinary shares, par value $0.005 per share. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights: each Class A ordinary Share is entitled to one vote, and each Class B ordinary share is entitled to five votes and is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances;

●	“compulsory education” are to the nine years of education mandated by the PRC, consisting of six years of primary education and three years of secondary education;

●	“Double First Class University Plan” are to “The World First Class University” and “First Class Academic Discipline Construction” combined, a tertiary education development initiative designed by the PRC government in 2015 aiming to comprehensively develop elite Chinese universities and their individual faculty departments into world-class institutions by the end of 2050;

●	“Gaokao” are to China’s standardized college entrance examination;

●	“Golden Sun Cayman” are to Golden Sun Health Technology Group Limited, formerly known as Golden Sun Education Group Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands;

●	“Golden Sun Hong Kong” are to the wholly owned subsidiary of Golden Sun Cayman, Hongkong Jintaiyang International Education Holding Group, a Hong Kong private limited company;

●	“Golden Sun Selection” are to Zhejiang Golden Sun Selection Technology Co., Ltd, the wholly owned subsidiary of Golden Sun Wenzhou;

●	“Golden Sun Shanghai” are to Shanghai Golden Sun Education Group Co., Limited, a Hong Kong private limited company, which was Golden Sun Cayman’s wholly owned subsidiary prior to the Reorganization;

●	“Golden Sun Wenzhou” are to the wholly owned subsidiary of Golden Sun Hong Kong, Zhejiang Golden Sun Education Technology Group Co., Ltd., formerly known as Wenzhou Golden Sun Education Development Co., Ltd., a PRC limited liability company;

●	“Gongyu Education” are to the wholly owned subsidiary of Golden Sun Wenzhou, Shanghai Golden Sun Gongyu Education Technology Co., Ltd., a PRC limited liability company;

●	“Group” are to our Company and its subsidiaries as a whole;

●	“Hongkou Tutorial” are to Shanghai Hongkou Practical Foreign Language Tutorial School;, which ceased operation and transferred its existing business to Xianjin Technology on December 31, 2021. In December 2024, Hongkou Tutorial resumed teaching operations;

●	“Hangzhou Jicai” are to Hangzhou Jicai Education Technology Co. Ltd., formerly known as Hangzhou Jicai Tutorial School Co., Ltd.;

●	“Jicai Tutorial” are to Hangzhou Jicai;

●	“Kaiye (Wenzhou)” are to Zhejiang Oulong Cultural and Tourism Industry Development Co., Ltd, formerly known as Kaiye (Wenzhou) Water Project Development Co., Ltd., a PRC limited liability company, of which Lilong Logistic acquired an approximately100% equity share, the process of acquisition has not completed yet;

●	“Key Universities” are to universities in China that are included in Project 211, Project 985 and Double First Class University Plan and that receive a high level of support from the Chinese government;

●	“Shanghai Fuyang” are to Shanghai Fuyang Cultural Tourism Development Co., Ltd., a PRC limited liability company;

●	“Lilong Logistics” are to the wholly owned subsidiary of Golden Sun Wenzhou, Wenzhou Lilong Logistics Services Co., Ltd., a PRC limited liability company;

●	“MOE” are to the Ministry of Education of the PRC;

●	“partner-schools” are to high schools that Qingshang Education partners with to provide students on-site non-English foreign languages tutorial services;

●	“Project 211” are to a project initiated in 1995 by the MOE with the intent of raising the research standards of high-level universities and cultivating strategies for socio-economic development;

●	“Project 985” are to a project first announced in 1998 to promote the development and reputation of the Chinese higher education system by founding world-class universities in the 21st century, involving both national and local PRC governments allocating large amounts of funding to certain universities;

●	“Ouhai Art School” are to Wenzhou City Ouhai District Art School, which we controlled prior to the Reorganization via a series of contractual arrangements between Ouhai’s shareholders and Golden Sun Wenzhou;

●	“Qinshang Education” are to the wholly owned subsidiary of Golden Sun Wenzhou, Zhouzhi Culture, Shanghai Qinshang Education Technology Co., Ltd., a PRC limited liability company;

●	“RMB” or “Renminbi” are to the legal currency of China;

●	“SEC” are to the U.S. Securities and Exchange Commission;

●	“Securities Act” are to the Securities Act of 1933, as amended;

●	“secondary schools” are to middle and high schools;

●	“Selection Hangzhou Branch” are to a branch office of Golden Sun Selection, Zhejiang Golden Sun Selection Technology Co., Ltd. (Hangzhou Branch), a PRC limited liability company;

●	“Shanghai Daizong” are to Shanghai Daizong Business Consulting Co., Ltd., a PRC limited liability company, of which Xianjin Technology acquired a 19% equity share in 2023;

●	“Shanghai Fuyouyuan” are to the fifty-one-percent owned subsidiary of Gongyu Education, Shanghai Fuyouyuan Health Technology Co., Ltd, a PRC limited liability company (the Company also indirectly controls an additional 1% of the equity share of Shanghai Fuyouyuan through a 10% equity share held by Zhejiang Fuyouyuan, of which Lilong Logistic has a 10% equity share;

●	“Shanghai Jicai” are to Shanghai Yangpu District Jicai Tutorial School, which transferred its existing business to Zhouzhi Culture in fiscal year 2022;

●	“Shanghai Jinheyu” are to the fifty-one-percent owned subsidiary of Gongyu Education, Shanghai Jinheyu Biotechnology Co., Ltd., a PRC limited liability company;

●	“shares,” “Shares,” or “ordinary shares” are to the ordinary shares of Golden Sun Cayman, par value $0.005 per share, consisting of our Class A ordinary shares and Class B ordinary shares;

●	“U.S. dollars,” “$,” and “dollars” are to the legal currency of the United States;

●	“VIE” and “VIEs” are to variable interest entity Ouhai Art School and Chongwen Middle School, individually and collectively. In September 2021, in compliance with the revised Implementing Regulation, the Company divested its operations of both schools. All discussions in this prospectus regarding VIEs are provided for historical context only.

●	“we,” “us,” “our Company,” or the “Company” are to Golden Sun Cayman;

●	“WFOE” are to wholly foreign-owned enterprise;

●	“Xianjin Technology” are to Shanghai Xianjin Technology Development Co., Ltd., a PRC limited liability company;

●	“Yangfushan Tutorial” are to Wenzhou City Ouhai District Yangfushan Culture Tutorial Center;

●	“Yangtze River Delta” is a triangle-shaped megalopolis comprising areas of Shanghai, southern Jiangsu province and northern Zhejiang province;

●	“Zhejiang Fuyouyuan” are to Zhejiang Fuyouyuan Health Technology Co., Ltd, a PRC limited liability company, of which Lilong Logistic acquired a 10% equity share in 2023;

●	“Zhejiang Kangyuan” are to Zhejiang Kangyuan Medical Technology Co., Ltd., a PRC limited liability company, of which Lilong Logistic acquired an 18% equity share in 2023. Subsequently, 18% of the equity was converted into Golden Sun Hong Kong holding 18% of the shares in Hong Kong Kim Rong International Co., Ltd through a share exchange.

●	“Zhongkao” are to China’s standardized high school entrance examination;

●	“Zhouzhi Culture” are to the wholly owned subsidiary of Gongyu Education, Shanghai Zhouzhi Culture Development Co., Ltd., a PRC limited liability company; and

●	“Zhouzhi Tutorial” are to the tutorial center operated by Zhouzhi Culture.

v

Information Related to, or based on, the Number of Outstanding Ordinary Shares

This prospectus reflects the consolidation of our issued and outstanding ordinary shares on a 1-for-10 basis, which took effect on April 18, 2024 (the “Share Consolidation”). As a result:

●	Every ten (10) Class A ordinary shares with a par value of US$0.0005 each were consolidated into one (1) Class A Ordinary Share with a par value of US$0.005 each.

●	Every ten (10) Class B ordinary shares with a par value of US$0.0005 each were consolidated into one (1) Class B Ordinary Share with a par value of US$0.005 each.

●	The consolidated shares have the same rights and are subject to the same restrictions (except for the change in par value) as the previous shares of the respective classes, as specified in the Company’s memorandum and articles of association.

Following the Share Consolidation, the Company’s authorized share capital was amended from US$50,000 divided into 90,000,000 Class A ordinary shares with a par value of US$0.0005 each and 10,000,000 Class B ordinary shares with a par value of US$0.0005 each, to US$50,000 divided into 9,000,000 Class A ordinary shares with a par value of US$0.005 each and 1,000,000 Class B ordinary shares with a par value of US$0.005 each.

Historical financial information related to the number of ordinary shares outstanding, underlying convertible instruments (e.g., options or warrants), per-share prices, or other data based on the number of outstanding ordinary shares for periods prior to the effective date of the Share Consolidation has been presented as if the Share Consolidation had already been in effect.

Translation of RMB to US$

This prospectus includes our audited consolidated balance sheet data as of September 30, 2024 and 2023, and the consolidated statements of operations and comprehensive (loss) income, changes in shareholders’ equity (deficit), and cash flows for the fiscal years ended September 30, 2024, 2023 and 2022. In this prospectus, we refer to assets, obligations, commitments, and liabilities in our consolidated financial statements in United States dollars. These dollar references are based on the exchange rate of RMB to United States dollars, determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of United States dollars which may result in an increase or decrease in the amount of our obligations and the value of our assets.

This prospectus contains translations of certain RMB amounts into U.S. dollars at specified rates. Unless otherwise stated, the following exchange rates are used in this prospectus:

	September 30, 2024	September 30, 2023	September 30, 2022
Balance sheet items, except for equity accounts	$1=RMB 7.0176	$1=RMB7.2960	$1=RMB 7.1135
Items in the statements of income and cash flows	$1=RMB 7.2043	$1=RMB7.0533	$1=RMB 6.5332

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes appearing at the end of this prospectus.

Overview

We are an exempted company incorporated in the Cayman Islands that serves as a holding company with no material operations of our own. As a holding company, we conduct operations in the PRC through operating subsidiaries which are incorporated in the PRC. We are primarily a provider of non-English foreign language tutorial services in China, with a focus on the Spanish language tutoring. In 2023, we initiated a strategic expansion and transition into the wellness industry and the e-commerce space in China. Our new business initiatives aim to establish our own wellness brands and develop an e-commerce platform to promote and sell wellness products. As part of this expansion, on November 17, 2023, the Company established a wholly-owned subsidiary, Zhejiang Golden Sun Selection Technology Co., Ltd, and in September 30, 2024, we have further expanded our operations by entering the cultural tourism industry.

History and Development of the Company

Established in 1997 and headquartered in Shanghai, China, we have over twenty-five years of experience providing educational services that focus on the development of each of our student’s strengths and potential, and the promotion of life-long skills and interests in learning. Our operating entities operate tutorial centers for children and adults, one educational company that partners with high schools to offer language classes to their students, and one logistic and consulting services company. Prior to the Reorganization (as defined below) in 2021, we also operated one premium primary private school and one premium secondary private school through two VIEs. Since the Reorganization, we no longer operate primary or secondary private schools and no longer use a VIE structure.

In 2023, we started implementing a strategic transition to expand into the wellness industry in China. Through our new wellness business initiatives, we are endeavoring to establish our own wellness brands and an e-commerce platform that will be used to promote and sell wellness products.

Additionally, in August 2024 we embarked on the next stage of the Company’s ongoing business transformation, by entering into a joint venture named Shanghai Fuyang Cultural Tourism Development Co., Ltd, aiming to capitalize on the rapidly growing cultural tourism sector in China. The move is expected to further diversify the Company’s revenue streams while leveraging its years of expertise in education technology.

The Reorganization

The Company undertook Reorganization in response to the revised Implementing Regulation becoming effective on September 1, 2021. The revised Implementing Regulation prohibits private schools that provide compulsory education from being controlled by means of agreements or to enter into any transactions with any related parties. Until September 2021, the Company had controlled and received economic benefits from the VIEs, Ouhai Art School and Chongwen Middle School, two private schools that provide compulsory education, through a series of contractual arrangements (the “VIE Agreements”) to provide contractual exposure to foreign investment in Chinese-based companies, where Chinese law prohibits direct foreign investment in Chinese operating companies. In order to become compliant with the revised Implementing Regulation, in September 2021, the Company completed a reorganization to divest its operations of Ouhai Art School and Chongwen Middle School. Through the Reorganization, (1) the Company sold all of its shares in Golden Sun Shanghai (the entity that controls Chongwen Middle School through contractual arrangements); and (2) Golden Sun Wenzhou, one of the Company’s subsidiaries, terminated its VIE Agreements with Ouhai Art School. As a result of the foregoing, neither the Company nor any of its subsidiaries controls or receives economic benefits from any private schools that provide compulsory education, and, as of the date of this prospectus, we believe the Company and its subsidiaries are compliant with the revised Implementing Regulation. All discussions in this prospectus relating to the Company’s operation of Quhai Art School or Chongwen Middle School are provided for historical context only.

Corporate Structure

We are a holding company incorporated as an exempted company under the laws of the Cayman Islands on September 20, 2018. Exempted companies are Cayman Island entities that primarily conduct business outside the Cayman Islands. As a result, they are exempt from certain provisions of the Companies Act (Revised).

The following diagram illustrates our corporate structure as of the date of this prospectus.

Cash Transfers and Distributions in the Group

For the fiscal year ended September 30, 2024, Golden Sun Hong Kong transferred approximately $1.5 million to Golden Sun Cayman and approximately $49,000 to WFOE. For the fiscal year ended September 30, 2023, Golden Sun Hong Kong transferred approximately $6.4 million to Golden Sun Cayman and approximately $0.7 million to WFOE. Golden Sun Cayman further transferred approximately $0.2 million to WFOE and approximately $0.9 million to Qinshang Education. For the fiscal year ended September 30, 2022, Golden Sun Cayman transferred to Golden Sun Hong Kong $18.3 million of the proceeds from an initial public offering (“IPO”) completed in June 24, 2022.

Our finance department supervises cash management, following the instructions of our management. Our finance department is responsible for establishing our cash operation plan and coordinating cash management matters among our subsidiaries and departments. Each subsidiary and department initiates a cash request by putting forward a cash demand plan, which explains the specific amount and timing of cash requested, and submits it to our finance department. The finance department reviews the cash demand plan and prepares a summary for the management of our Company. Management examines and approves the allocation of cash based on the sources of cash and the priorities of the needs. Other than the above, we currently do not have other cash management policies or procedures that dictate how funds are transferred.

Our Business

Our PRC operating companies are dedicated to innovation and growth across a diverse range of industries, with a core focus on education. Leveraging decades of experience, technological advancements, and a commitment to customer satisfaction, we are actively expanding into sectors that align with evolving consumer needs. Below is an overview of the industries in which we operate:

●	The Education Industry: We have over twenty-five years of experience providing educational services through PRC operating entities with tutorial centers for children and adults, one educational company that partners with high schools to offer language classes to their students, and one logistic and consulting services company. Our CEO, Mr. Weng Xueyuan, has over 30 years of rich experience in the education industry and possesses a certain level of sensitivity and professionalism. The Company can leverage his personal strengths to maintain stable development of the group’s education business. With the advancement of technology, online education platforms, virtual classrooms, and artificial intelligence tutoring will be widely used. Educational resources will be disseminated more conveniently through digital means, and personalized learning services will also become more popular. In recent years, the company’s language training education has gradually shifted towards online education, and the online education market is expected to continue to expand. Technological innovation will bring more possibilities to online education, and we will also provide students with more immersive learning experiences.in which we are primarily engaged, may not grow at the rate projected by industry data, or at all. The failure of the industry to grow as anticipated is likely to have a material adverse effect on our business and the market price of our Class A ordinary shares. In addition, the rapidly changing nature of the education industry subjects any projections or estimates relating to the growth prospects or future condition of the industry to significant uncertainties. Furthermore, if any one or more of the assumptions underlying the industry data turns out to be incorrect, actual results may, and are likely to, differ from the projections based on these assumptions. See also “Risk Factors—Risks Related to Our Business and Industry”.

●	Health and Wellness Industry: The health and wellness industry, in which we entered in 2023, is driven by increasing disposable income and healthcare spending, rising awareness of health, an aging population, increasing life expectancy, increasing penetration of mobile internet, favorable government policies and increasing coverage of medical insurance. Unfavorable changes in any of these general industry conditions could negatively affect demand for our products and services and negatively and materially affect our results of operations. We are affected by government policies and regulations that address all aspects of our operations, including qualifications and licensing requirements for online and offline sales and distribution of health and wellness products, among other things. See also “Risk Factors—Risks Related to Our Business and Industry — New legislation or changes in the PRC regulatory requirements regarding private education have affected, and may further affect, our business operations and prospects materially and adversely.” Our business expansion and revenue growth have been and will continue to be affected by the development of the general health and wellness industry in China.

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E-commerce Industry: We have created an e-commerce platform called “Golden Sun Selection” with a focus on selling agricultural products. It is committed to establishing a link between producers and consumers, and building a platform for the smooth circulation of high-quality agricultural products and daily necessities between supply and demand. Its growth is greatly influenced by economic factors. During economic growth, consumers have strong purchasing power and the demand in the e-commerce market is strong; On the contrary, consumers will pay more attention to cost-effectiveness. Secondly, exchange rate fluctuations can also affect the costs and profits of cross-border e-commerce. In addition, changes in population structure, such as aging and the relaxation of the two child policy, will bring new consumer demands and markets. Young people pursue fashion and convenience, and are more willing to try new e-commerce models and products. The demand for health and lifestyle service e-commerce is gradually increasing among the elderly. However, the e-commerce industry also faces certain risks, such as increasingly fierce competition among peers, high operating costs, frequent changes in policies and regulations, and difficulty in meeting diverse consumer demands, all of which will affect the development of the e-commerce industry.

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Cultural Tourism Industry: In 2024, we began to explore the possibilities for launching of the cultural tourism business, leveraging a team of professors from Fudan University’s Tourism Design program to provide comprehensive services such as tourism planning, design, engineering construction, and project operation for “Golden Sun Cultural Tourism”. Due to diverse market demands, our philosophy will continue to be updated, and our service standards will also be constantly updated to enhance customer experience. We will focus on integration of culture, ecology, and technology, emphasizing customer experience and sustainable development. “Risk Factors—Risks Related to Our Business and Industry — We may not be successful in expanding our operations into the cultural tourism and wellness industries in China, and the ongoing changes in our business strategies make it difficult to evaluate our future prospects.”

Our Tutorial Services

We operate tutorial centers through our China based subsidiaries. All of our tutorial centers are located in either Wenzhou city, Hangzhou city, Zhejiang province or Shanghai City in China. In December, 2019, we established Qinshang Education to offer non-English foreign language tutorial programs to students enrolled in the high schools we select and partner with throughout the PRC, or partner schools, with a focus on Spanish language.

Our Tutorial Centers

We operate tutorial centers through our PRC subsidiary, Golden Sun Wenzhou and its subsidiaries. Each center offers different programs and serves different groups of students.

Yangfushan Tutorial is the only full-time school for Gaokao repeaters in Wenzhou city, China. Students of Yangfushan Tutorial are Gaokao repeaters who are not satisfied with their previous Gaokao result and desire to retake the annual Gaokao, in order to achieve a better result and to potentially get into a better university or college. Students of Yangfushan Tutorial are enrolled for one year to retake the curriculum of the senior year of high school. For the 2024/2023, 2023/2022 and 2022/2021 school years, 100% of our students were successfully admitted to a 4-year university or 3-year associate college programs, with approximately 90% admitted to 4-year universities and approximately 40% admitted to Key Universities in China.

Xianjin Technology and Jicai Tutorial are tutorial centers that offer various language courses and part-time Gaokao and Zhongkao repeater courses to individual students and corporate customers. Individual students and corporate customers typically sign up to take a specific course for a period of time. The repeater courses offered at Xianjin Technology saw a 89.5%, 94.3% and 94.2% admittance rate into high schools in the 2024/2023, 2023/2022 and 2022/2021 school years, respectively.

Jicai Tutorial and Zhouzhi Tutorial tutor students who sign up individually, and as a group by their employers or organizations. Jicai Tutorial and Zhouzhi Tutorial focus on non-English foreign language tutoring, as well as cultivating students’ interests in foreign languages.

Secondary Language Tutorial Services Provided to Partner-Schools by Qinshang Education

With the acceleration of the globalization of Chinese companies, the needs for talents speaking a non-English foreign language has increased in recent years. In December 2019, we established Qinshang Education to offer secondary language tutorial services to students enrolled high schools we selectively partner with. Currently, we offer Spanish and French programs. This model allows us to utilize the partner-schools’ resources without having to own or lease land or space as teaching facilities or campus.

We are selective in identifying partner-schools. Typically, we look at a school’s track records and whether electing Spanish or another non-English secondary language as their second language in Gaokao would be beneficial to their students. Additionally, we prioritize those with over 1,500 students in each grade, to ensure sufficient enrollment.

As of December 31, 2024, Qinshang Education worked with 6 partner-schools serving approximately 299 students in 3 provinces in China.

Not-for-Profit/For-profit status

According to PRC laws and regulations, entities and individuals who establish private schools are commonly referred to as “sponsors” instead of “owners” or “shareholders.” The sponsors of private schools may establish non-profit or for-profit schools at their own discretion. However, they are not allowed to establish for-profit schools providing compulsory education. Please refer to “Regulations—Regulations Related to Private Education—Law for Promoting Private Education of PRC” for details of private school categories.

The main difference between a for-profit school and a not-for-profit school is whether the sponsor can obtain proceeds from school operations. The sponsor of a not-for-profit school shall not receive proceeds from school operations, and the cash surplus of the school shall be reinvested in the school for its operations. The sponsor of a for-profit school may receive proceeds from school operations, and the cash surplus of the school shall be disposed in accordance with the Company Law and other relevant laws and administrative regulations.

According to the Decision on Amending the Law for Promoting Private Education of the PRC (the “Decision”), amended in December 2018, for-profit private schools have the discretion to determine the fees to be charged by taking into consideration of various factors such as the school operating costs and market demand, and no prior approval from government authorities is required, while not-for-profit private schools shall collect fees, pursuant to the measures stipulated by the local PRC government authorities.

Yangfushan Tutorial and Hangzhou Jicai were established as private schools and are subject to the provisions of the 2016 Private Education Law, which became effective on September 1, 2017, requiring them to register their status as not-for-profit or for-profit. Yangfushan Tutorial was established as not-for-profit schools, while Hangzhou Jicai was established as a for-profit school.

According to government regulations, in order to change a not-for-profit school to a for-profit school, the school’s property first needs to be liquidated, which would cause large scale disruptions to our schools. In March 2021, the Company made the decision not to reregister its existing not-for-profit schools as for-profit schools.

As of the date of this prospectus, Zhouzhi Tutorial, Qinshang Education and Xianjin Technology operate as companies rather than private schools, and therefore do not need to be registered as for-profit or not-for-profit schools.

Our Tutorial Programs

Full-time Gaokao repeater tutorial program

Yangfushan Tutorial students are enrolled to retake the senior year of the high school program, in preparation of their retaking of Gaokao, which is a standardized annual admission test administered by local authorities at a provincial level, the result of which is critical in determining admission into undergraduate programs in universities in China. Students at Yangfushan Tutorial are offered courses for subjects that are required for Gaokao, i.e., three mandatory subjects (Chinese, math and foreign language), as well as three subjects of a student’s choosing from seven subjects (politics, geography, history, physics, chemistry, biology and technology).

Other Tutorial Programs

We offer other various tutorial programs, including a part-time Gaokao and Zhongkao repeater program, English as second language programs, such as the national English as a foreign language test courses, intermediate and advanced English interpretation courses, and business English courses, as well as non-English foreign language programs.

Our Students

We have operated in Wenzhou city and Shanghai for over twenty years. We believe that prospective students are attracted to our tutorial centers due to our brand name and the quality of our programs. The target students for our tutorial centers are Gaokao and Zhongkao repeaters, companies or organizations with training needs, as well as high schools with students who can benefit from our non-English foreign languages programs when participating in Gaokao.

We typically reach out to prospective students and their parents through WeChat, our website and physical flyers. We also rely on the referrals of our previous and existing students and their parents.

As of December 31, 2024, we had approximately 2,027 students across China in our tutorial programs and partner-schools.

Our Teachers

We seek to hire teachers and educational staff who hold the necessary academic credentials, are dedicated and active professionals in their fields, and are committed to improving their students’ performance. Typically, our teachers have 10-20 years of educational experience. As of December 31, 2024, approximately 41.25% of our teachers and educational staff held a master’s degrees or above, 58.3% held bachelor’s degrees.

Our teachers are hired based on classroom experience, educational background, expertise in their specific subject areas, communication skills and commitment to students and teaching. We expect teachers to have or develop excellent teaching skills, including the ability to mentor other teachers and develop innovative curriculums. They are also required to meet PRC regulatory requirements. We post descriptions of vacant positions on our website and social media to recruit teachers. We also recruit qualified graduates from reputable teaching universities and foreign language schools. We review official transcripts and resumes to evaluate a candidate’s academic achievement and work experience. Qualified candidates are interviewed, required to pass a written test and teach a mock class in front of a school’s hiring team. Once hired, a teacher is also expected to pass a probation period during which he or she can be evaluated regularly.

Newly hired teachers undergo a training program on teaching skills and techniques as well as the Company’s culture. We also provide continuing training to our teachers in areas such as ethics, lesson preparation, teaching skills, production efficiency, and teaching without a script. We typically provide our teachers with 1-10 days of ongoing training each year. We also arrange or encourage experienced teachers to mentor, assist, and provide guidance to newly hired teachers and regularly hold teaching research meetings and activities among teachers of the same subjects. Our teachers are regularly evaluated, both qualitatively, on their teaching skills, and quantitatively, on their students’ test scores, typically once every semester.

Our teachers’ compensation is based on their experience, education background, and the results of evaluations of their performance. We provide outstanding teachers with bonuses and other benefits and perks to incentivize them to stay, and those who do not meet our teaching standards are terminated.

Tuition Fees

For our tutorial centers, tuition fees vary depending on the type of programs or courses we offer. For the years ended September 30, 2024, 2023, and 2022, the average fee charged per students in tutorial programs amounted to $1,398, $733, and $1,175, respectively.

Logistic and consulting services and others

In December 2019, the Company established Lilong Logistics to provide logistic, consulting, and catering services to our affiliated schools. As of September 30, 2023, Lilong Logistics entered into four agreements with customers. Revenue generated from logistic and consulting services and others amounted to $471,801, $709,424, and $1,535,446 for the years ended 2024, 2023 and 2022, respectively.

Marketing and Sales

We employ various methods in marketing our tutorial centers and our services. We take measures to increase word-of-mouth referrals, which have been key to bringing in new students and building our brands. In addition, we also advertise via our social media accounts (primarily WeChat) and our websites, and post advertisement posters on school campuses and other areas with high traffic of our target students, especially during student recruiting seasons.

Investment in Shanghai Daizong

On May 10, 2023, we started to diversify our business and leverage our market position in the education industry, Xianjin Technology entered into an equity transfer agreement to acquire nineteen percent (19%) of Shanghai Daizong for RMB 5,730,000 in cash. Shanghai Daizong is a PRC limited company that specializes in consultation services on study abroad and overseas cultural exchange events. As of September 30, 2024, based on the financial conditions and operating performances in Daizong, a full impairment loss of $794,178 was applied against this investment.

Strategic Transition in the Cultural Tourism Industry in 2024

In 2024, we started implementing a strategic transition to expand our operations into the cultural tourism industry in China. Through a joint venture named Shanghai Fuyang Cultural Tourism Development Co., Ltd., between our subsidiary Shanghai Golden Sun Gongyu Education Technology Co., Ltd., which invested 51% equity interest in the JV, and two individuals who bring profound academic backgrounds, we are endeavoring to establish our own cultural tourism platform that will further diversify the Company’s revenue streams while leveraging its years’ expertise in education technology to create synergies within the JV.. We did not generate any revenue from our wellness business in fiscal year 2024.

Strategic Transition into the Wellness Industry in 2023

In 2023, we started implementing a strategic transition to expand our operations into the wellness industry in China. Through our new wellness business initiatives, we are endeavoring to establish our own wellness brands and an e-commerce platform that will be used to promote and sell wellness products. We did not generate material revenue from our wellness business in fiscal year 2024 and 2023.

White Tea Oral Health Products

Shanghai Jinheyu, our subsidiary established in 2023, has developed Fuding White Tea (福鼎白茶) brand white tea oral health products, which currently include toothpaste, mouth freshening spray, and mouthwash. These products contain Fuding white tea (a specialty white tea produced in Fuding City, a village in Fujian province, China) and other Chinese traditional medicines that are believed may have the ability to alleviate certain oral health problems, such as tooth decay and bad smelling breath. We have commissioned Suzhou Qingxin Health Technology Co., Ltd., a Chinese manufacturer of oral products, to produce our oral health products. In December 2023, we launched the Fuding White Tea oral health products on various e-commerce platforms in China, including JD.com, Taobao, Red (小红书), and Yundinghuo (云订货). In September 2023, we applied for trademarks for “Fuding White Tea (福鼎白茶)” and “Jinheyu (金合宇)”. In January 2024, we submitted patent applications to the China National Intellectual Property Administration for the three white tea oral health products.

E-commerce Livestreaming

In January 2024, our subsidiary, Golden Sun Selection, and its branch office, Selection Hangzhou Branch, launched a livestreaming channel on www.douyin.com. We currently market and sell selected healthy agricultural products, such as red beans, coix seeds, barley, brown sugar with ginger, on our livestreaming channel. Our service connects producers and consumers of healthy products, as well as promotes a healthy lifestyle to a targeted audience.

Investments in Wellness Businesses

In 2023, we made equity investments in three companies that operate in the Chinese wellness industry, including Zhejiang Kangyuan, Kaiye (Wenzhou), and Zhejiang Fuyouyuan.

On January 18, 2023, Wenzhou Lilong entered into an equity transfer agreement to acquire eighteen percent (18%) of Zhejiang Kangyuan’s equity shares for RMB 32.4 million in cash. Zhejiang Kangyuan is a PRC limited liability company, and its primary business is the production and sales of medical equipment, as well as the production and sales of non-medical masks.

On April 10, 2023, the Company entered into a share purchase agreement to purchase an approximate100% equity interest of Kaiye (Wenzhou) for a total consideration of US$5 million in cash, to be paid in three installments. Kaiye (Wenzhou) is a provider of a waterfront tourism project development. On September 20, 2023, the parties entered into a supplemental agreement to clarify certain terms under the share purchase agreement. As of the date of this annual report, the process of this acquisition has not completed yet.

On Feburary 23, 2023, Wenzhou Lilong entered into an equity transfer agreement to acquire ten percent (10%) of Zhejiang Fuyouyuan’s equity shares for RMB 2 million in cash. Zhejiang Fuyouyuan’s primary business includes health consultation services, health management services, and medical care services.

Intellectual Property

As of the date of this prospectus, we own six trademarks and we are currently applying for two trademarks with the Trademark Office of SAIC in China.

As of the date of this prospectus, we are currently applying for three patents with the State Intellectual Property Office in China.

We own seven copyrights to various textbooks that have been developed internally and provide a basis for improving the quality of our educational services. Our strategic plan calls for continued and extensive investment in maintaining and expanding these assets.

We have also registered four domain names with the China Internet Network Information Center.

To protect our intellectual properties, we rely on a combination of trademark, copyright and trade secret laws. From time to time, we are required to obtain licenses with respect to course materials owned by third parties for our educational services, in particular for our international program which requires foreign-language educational materials.

Competition

We believe that the competition in the non-English foreign language services market and the Gaokao repeater market is generally based on brands, student academic performance, parent satisfaction, quality of teachers, campus size, locations, cost of rent, and tuition fees. We expect competition to persist and intensify. We believe that we are able to compete effectively because of our strong brand recognition and track record. However, some of our existing and potential competitors, especially public schools, may have access to resources that we do not have, such as governmental support in forms of government subsidies and other payments or fee reductions. These competitors may devote greater resources, financial or otherwise, than we can to student recruitment, campus development and brand promotion and respond more quickly than we can to changes in student demands and market needs. See “Risk Factors—Risks Related to Our Business—We face intense competition in the PRC education sector, which could lead to adverse pricing pressure, reduced operating margins, loss of market share, departure of qualified teachers and increasing capital expenditure.”

Network of Facilities

We do not own any real estate properties, and currently lease properties with a total combined gross floor area and site area of approximately80,651 square feet in Wenzhou City Zhejiang province, and Shanghai City, from various non-related entities or grants of use from the local government.

Our Golden Sun Wenzhou and Lilong Logistics locations are leased from the local government free of rent because of local government’s incentives programs for locations we lease. Except for one location that we pay rent based on frequency of use, all of our current leases contain priority renewal provisions which provide that we have the right of first refusal to renew the lease upon the expiration of the lease term. There is no renewal provision for two locations (Golden Sun Wenzhou and Lilong Logistics) that we are granted rights to use for free by the government. Upon the expiration of these grants, depending on the then operating situation of these locations, both for office use only, we may negotiate with the government for renewal or to move offices. We do not expect any material disruption to our operations for either option.

CAC Review and other PRC approvals

Additionally, the PRC regulatory requirements regarding cybersecurity are evolving, including adopting new measures to extend the scope of cybersecurity reviews. As advised by the Company’s PRC legal counsel, the Company believes it will not be subject to cybersecurity review with the Cyberspace Administration of China, or the “CAC,” after the Measures for Cybersecurity Review (the “Cybersecurity Review Measures”) became effective on February 15, 2022, considering that (i) it currently do not have personal information of more than one million people and does not anticipate that it will be collecting over one million people’s personal information in the foreseeable future, (ii) it has not been identified as a “critical information infrastructure operator” by any government authorities, and (iii) it has not received any notification of cybersecurity review from relevant governmental authorities due to any impact or potential impact on national security. In addition, as advised by the Company’s PRC legal counsel, the Group has obtained all requisite licenses, permits and approvals from relevant authorities in the PRC that are material to its operations. If the Company or its subsidiaries: (i) do not receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and the Group becomes required to obtain such permissions or approvals in the future, such developments could have a material adverse effect on the Group’s business operations and financial results.

CSRC Filing Requirements

The PRC government initiated a series of regulatory actions and statements to regulate activities in the overseas securities listing in China, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a variable interest entity structure. On February 17, 2023, the China Securities Regulatory Commission (“CSRC”) released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Overseas Listing Trial Measures, and five supporting guidelines, which came into effect on March 31, 2023. The Overseas Listing Trial Measures regulate both direct and indirect overseas offering and listing by PRC domestic companies by adopting a filing-based regulatory regime. Pursuant to the Overseas Listing Trial Measures, subsequent securities offerings of an issuer in the same overseas market where it has previously offered and listed securities shall be filed with the CSRC within three working days after the offering is completed. See also “Risk Factors—Risks Related to Doing Business in China.”

Corporate Information

We were incorporated as an exempted company with limited liability under the Companies Act (2021 Revision) of the Cayman Islands, or the “Cayman Companies Act,” on September 20, 2018.

The mailing address of the Company’s principal executive office is Room 503, Building C2, No. 1599 Xinjinqiao Road, Pudong New Area, Shanghai, China 200083, and its telephone number is +86-0577-56765303. The information contained on, or accessible through, the Company’s website is not incorporated by reference into this prospectus, and you should not consider it a part of this prospectus.

The Company is subject to certain of the informational filing requirements of the Exchange Act. Since the Company is a “foreign private issuer”, the officers, directors and principal shareholders of the Company are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchase and sale of Class A ordinary shares. In addition, the Company is not required to file reports and financial statements with the SEC as frequently or as promptly as U.S. public companies whose securities are registered under the Exchange Act. However, the Company is required to file with the SEC an Annual Report on Form 20-F containing financial statements audited by an independent accounting firm. The SEC also maintains a website at http://www.sec.gov that contains reports and other information that the Company files with or furnishes electronically to the SEC.

Implications of being a “Foreign Private Issuer”

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements, we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual report with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the rules of Nasdaq for domestic U.S. issuers and are not required to be compliant with all Nasdaq rules as of the date of our initial listing on Nasdaq as would domestic U.S. issuers. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company. We intend to take advantage of the exemptions available to us as a foreign private issuer.

Recent Developments

Private Placement of Notes

Securities Purchase Agreement and Issuance of Convertible Notes

On October 28, 2024, the Company entered into a Securities Purchase Agreement with two accredited investors (the “Buyer”) to issue and sell (i) secured convertible notes in an aggregate original principal amount of $5,000,000 (the “Notes”), and (ii) warrants to acquire common shares of the Company, equal to 180% of the quotient obtained by dividing (a) the original aggregate principal amount of the Notes, by (b) the Conversion Price.

The Conversion Price of the Notes is set at 70% of the lowest closing market trading price of the Company’s common stock during the fifteen (15) trading days prior to either (i) the first conversion notice for the Notes or Warrants or (ii) each subsequent conversion notice, at the Holder’s sole discretion.

The Notes mature on November 2, 2025, and accrue interest at an annual rate of 2.75% per annum. The Company received gross proceeds of $4.8 million from this transaction.

This financing strengthens the Company’s financial position by providing additional capital for general corporate purposes, working capital, and potential strategic initiatives. The convertible nature of the Notes provides flexibility in managing the Company’s capital structure while offering investors the ability to participate in the Company’s potential upside.

Registration Rights Agreement

Concurrently with the entry into the SPA and pursuant to its terms, the Company entered into a registration rights agreement (the “RRA”) with the Investors, pursuant to which the Company agreed to register the resale of the Class A ordinary shares issuable upon exercise of the Warrant issued as of the same date (the “Warrant Shares”) on a registration statement on Form F-3 or Form F-1, in the event Form F-3 is not available then available to the Company, (the “Registration Statement”) with the SEC.

The Company agreed to use its best efforts to file the Registration Statement registering the Registrable Securities with the SEC no later than the 90th calendar day after the Closing Date, as required by the RRA. The Company also agreed to use its best efforts to cause the Registration Statement to be declared effective by the SEC within sixty (60) calendar days (or, in the event of a “full” review by the SEC, within 90 calendar days) after the date of the RRA, and to use its best efforts to keep such Registration Statement continuously effective until the earliest of (i) the date on which the securities may be resold by the Selling Stockholders (as defined therein) without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 of the Securities Act (“Rule 144”), without the requirement for the Company to be in compliance with the current public information under Rule 144 or any other rule of similar effect or (ii) the date on which all of the securities have been sold pursuant to this prospectus or Rule 144 or any other rule of similar effect.

Loan Agreement with China Construction Bank

On October 23, 2024, the Company entered into a loan agreement with China Construction Bank, pursuant to which it secured an unsecured revolving line of credit with a term of one year, providing a facility of up to $76,237 (535,000 RMB). The facility is available to the Company from October 23, 2024, to October 23, 2025, at a fixed interest rate of 3.85% per annum. This revolving credit facility provides the Company with additional short-term liquidity to support working capital and general corporate purposes. The Company may draw on this facility as needed, subject to compliance with its terms and conditions.

Summary of Risk Factors

The following summarizes some, but not all, of the risks provided below. Please carefully consider all of the information discussed in the section titled “Risk Factors” in this prospectus for a more thorough description of these and other risks.

Risks Related to Our Business

●	We have incurred past losses and may continue to do so, raising substantial doubt about our ability to continue as a going concern.

●	Expansion into wellness, e-commerce and cultural tourism in China is uncertain, and evolving strategies make future prospects difficult to evaluate.

●	Intense competition in PRC education could pressure pricing, reduce margins, lead to loss of market share, and increase capital expenditures.

●	Our financial performance depends on tuition fees and our ability to maintain or raise them.

●	We face risks from health epidemics, natural disasters, and terrorism in China.

●	Failure to renew or secure new agreements with some or all partner-schools could materially and adversely affect our financial results.

●	Our education and other services require various approvals, licenses, permits, registrations and filings.

●	Regulatory changes in private education have affected, and may continue to affect, our operations.

●	Our limited working capital, primarily funded through operations, loans, and shareholder advances, may not meet in future financing needs.

Risks Related to Doing Business in the PRC

●	A slowdown in China’s economy or tariffs could materially affect our financial condition.

●	The PRC government’s regulatory changes may occur with little notice, affecting profitably.

●	The Chinese government may intervene in our operations, causing material changes or affecting our share value.

●	Any Chinese government control over overseas securities offerings could limit our ability to raise funds and negatively impact our stock price.

●	New cybersecurity regulations and oversight by the Cyberspace Administration of China (CAC) may affect business operations and offerings.

●	The PRC Trial Measures and revised Provisions may subject us to additional compliance burdens.

●	Rising labor costs in the PRC could reduce profitability.

●	As a Cayman Islands company conducting business in the PRC, enforcing legal claims against us or our officers and directors may be challenging.

●	SEC, PCAOB, Nasdaq, and the Holding Foreign Companies Accountable Act (HFCAA) requirements could affect our auditors’ qualifications, and add uncertainty to our compliance.

●	PRC regulations on offshore investments may limit cash flow from our PRC subsidiaries and expose us or our PRC resident shareholders to liabilities or penalties.

●	We may rely on dividends and distributions from our PRC subsidiaries, but government imposed restrictions could limit our ability to fund operations.

●	Currency controls and PRC regulations could delay or prevent using financing proceeds to invest in our PRC subsidiaries.

●	Our business is conducted in RMB, but our share price is in U.S. dollars, creating currency exchange risks.

●	PRC Enterprise Income Tax (EIT) Law may classify us as a “resident enterprise,”, which could result in unfavorable tax consequences to us and our non-PRC shareholders.

●	Taxation uncertainties could impact dividend payments and indirect equity transfers of PRC entities.

●	Our PRC subsidiaries are subject to restrictions on paying dividends or making other payments to us, which may have a material adverse effect on our ability to conduct our business.

●	Negative publicity involving U.S.-listed Chinese companies could harm our business operations, stock price, and reputation.

●	Our SEC disclosures are not reviewed by PRC regulators.

●	PRC M&A Rules create complex procedures for foreign acquisitions of Chinese companies, limiting expansion opportunities.

Risks Related to Our Class A ordinary shares and the Trading Market

●	Future sales of our Class A ordinary shares or the anticipation of future sales, could reduce share price.

●	We do not expect to pay dividends in the foreseeable future, so returns depend on share price appreciation.

●	Share price volatility may lead to losses for our investors.

●	If we cease to qualify as a foreign private issuer, compliance costs will increase.

●	As a foreign private issuer, we follow Nasdaq exemptions, reducing shareholder protections.

●	Anti-takeover provisions in our amended and restated memorandum and articles of association may discourage, delay, or prevent a change in control.

●	During the course of the audit of our consolidated financial statements, we identified material weaknesses in our internal control over financial reporting. If we fail to establish and maintain an effective system of internal control over financial reporting, our ability to accurately and timely report our financial results or prevent fraud may be adversely affected, and investor confidence and the market price of our ordinary shares may be adversely impacted.

●	As an “emerging growth company,” we may not be subject to requirements that other public companies are subject to, which could affect investor confidence in us and our Class A ordinary shares.

●	Our dual-class share structure and “controlled company” status may adversely affect voting rights and shareholder influence.

THE OFFERING

This prospectus relates to the resale by the Selling Shareholders identified in this prospectus of up to 9,535,186 Class A ordinary shares. All of the Class A ordinary shares, consisting of Conversion Shares and Warrant Shares, when sold, will be sold by these Selling Shareholders. The Selling Shareholders may sell their Class A ordinary shares from time to time at prevailing market prices. We will not receive any proceeds from the sale of the Class A ordinary shares by the Selling Shareholders.

Ordinary Shares currently issued and outstanding	1,577,944 Class A Ordinary Shares and 403,000 Class B ordinary shares

Ordinary Shares offered by the Selling Shareholders	Up to 9,535,186 Class A ordinary shares, which includes (i) 4,943,349 shares underlying the Notes (as defined above) and (ii) 4,591,837 shares underlying the Warrants (as defined above).

Ordinary Shares after this offering	11,113,130 Class A ordinary shares and 403,000 Class B ordinary shares.

Use of proceeds	We will not receive any proceeds from the sale of the Class A ordinary shares by the Selling Shareholders, but will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash, which proceeds will be used for working capital and other general corporate purposes. All net proceeds from the sale of the Class A ordinary shares covered by this prospectus will go to the Selling Shareholders (see “Use of Proceeds”).

Risk factors	You should read the “Risk Factors” section starting on page 15 of this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq symbol	“GSUN” (Class A ordinary shares)

RISK FACTORS

Investing in our Class A ordinary shares involves a high degree of risk. You should carefully consider the risks in this prospectus, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, before making a decision about investing in our Class A ordinary shares. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any risks actually occur, our business, financial condition and results of operations may be materially and adversely affected. In such an event, the trading price of our Class A ordinary shares could decline and you could lose part or all of your investment.

Additionally, we are also subject to the following risk factors.

Risks Related to Our Business

We have incurred losses in the past and may incur losses in the future. There is substantial doubt about our ability to continue as a going concern.

As discussed in Note 3 to the consolidated financial statements to this prospectus, we have suffered significant losses from operations resulting in a significant decrease in working capital that raises substantial doubt about our ability to continue as a going concern. For the fiscal year ended September 30, 2024, the Company incurred a net loss of $3,968,852 and net cash used in operating activities of $4,900,883. As of September 30, 2024, the Company has an accumulated deficit of $18,541,751 and working capital deficit of $3,219,788. Our auditor, Assentsure PAC, has indicated in its report on our financial statements for the fiscal year ended September 30, 2024 that there is substantial doubt as to our ability to continue as a going concern for the next 12 months from the date of issuance of the consolidated financial statements. Such a “going concern” opinion could impair our ability to finance our operations through the sale of equity, incurring debt, or other financing alternatives.

Management’s plan to alleviate the substantial doubt about our ability to continue as a going concern include: (1) working to improve our liquidity and working capital sources, mainly through cash flow from its operations, renewal of bank borrowings, equity or debt offering and borrowing from related parties, and (2) implementing a strategic transition to expand into the e-commerce an and wellness industry in China. In order to fully implement our business plan and recover from continuing losses, we may also seek equity financing from outside investors. As of the date of this prospectus, however, we do not have commitments of funds from any potential investors. There can be no assurance that additional financing, if required, would be available on favorable terms or at all and/or that the foregoing plans and arrangements will be sufficient to fund our ongoing capital expenditures, working capital, and other requirements.

We may not be successful in expanding our operations into the cultural tourism and wellness industries in China, and the ongoing changes in our business strategies make it difficult to evaluate our future prospects.

In recent years, the evolving PRC education regulatory environment has negatively impacted our operations in the education industry and we have been seeking business opportunities to diversify our business. In fiscal years 2024 and 2023, we initiated strategic transitions to expand our operations into the cultural tourism and wellness industries, respectively, within China. Through our new wellness business initiatives, we are endeavoring to establish our own wellness brands and an ecommerce platform that will be used to promote and sell wellness products. For fiscal years 2024 and 2023, we did not generate material revenue from these businesses. In 2023, we also made equity investments in two companies operating in the wellness industry. To manage and support changes in our existing business and our future growth strategy, we must continue to improve our existing operational, administrative and technological systems and our financial and management controls, and recruit, train and retain additional qualified employees, management personnel and other administrative and sales and marketing personnel, particularly as we enter into new areas. We cannot assure you that we will be able to effectively and efficiently manage our operations, recruit and retain qualified staff and management personnel and integrate new businesses into our operations. Any failure to effectively and efficiently manage changes of our business may materially and adversely affect our ability to capitalize on new business opportunities, which in turn may have a material adverse impact on our financial condition and results of operations.

The changes in our business strategies may have some or all of the following unintended effects:

●	Our new products and services may not be accepted by our users as we expect;

●	Our new products and services may not attract users and customers or generate the revenue required to succeed;

●	The underlying assumptions and estimates about our new business and the new markets that we attempt to enter into may prove incorrect, which may cause our actual results of operations to fall short of our expectations;

●	We do not have experience or any track record in the wellness business;

●	To the extent we enter into new businesses, our previous operating history may be of limited use for investors to evaluate our future performance and prospects;

●	The development of new products and services could be costly and time-consuming and requires us to make significant investments in research and product development, develop new technologies, and increase sales and marketing efforts, all of which may not be successful;

●	Expenses will be incurred in the implementation of the new business strategies and the implementation process may distract us from achieving other fundamental business objectives; and

●	The changes in organizational structure that will be required to support the changes in our business strategies and offerings may lead to dissatisfaction among employees, which could make it more difficult for us to retain key employees.

We face intense competition in the PRC education sector, which could lead to adverse pricing pressure, reduced operating margins, loss of market share, departure of qualified teachers and increasing capital expenditure.

The education sector in China is fast evolving, highly fragmented and competitive, and we expect competition in this sector to continue and intensify. Furthermore, education institutions’ performance is highly sensitive to demographic changes in China. Student enrollment in primary and secondary education in China can be substantially affected by PRC government policies on family planning. In Zhejiang province and Shanghai, where most of our operations are located, we face intense competition and pricing pressure. Our competitors may adopt similar or better curricula, student support services and marketing strategies, with more appealing pricing and service packages than what we are able to offer. In addition, some of our competitors may have more resources than we do and may be able to dedicate greater resources than we can to school development and promotion and respond more quickly than we can to changes in student demand, market needs and/or new technologies. As such, we may need to lower our tuition fees, or increase our spending in order to be competitive by retaining or attracting students and qualified teachers or identifying and pursuing new market opportunities. If we are unable to successfully compete for new students or partners, maintain or increase our fee levels, attract and retain qualified teachers or other key personnel, enhance the quality of our educational services or control the costs of our operations, our business, results of operations and financial condition may be materially and adversely affected.

Our business and results of operations mainly depend on the level of tuition fees we are able to charge and our ability to maintain and raise tuition fees.

The amount of tuition fees we are able to charge represents one of the most significant factors affecting our profitability. The majority of our revenues are derived from fees from our tutorial centers. Our fees have been determined based on demand for our educational programs and training courses, the cost of our operations, the geographic markets in which we operate our business, the fees charged by our competitors, our pricing strategy to gain market share and the general economic conditions in China and in the areas in which our tutorial centers are located, subject to applicable approvals by local government according to the nature of the private schools, e.g., for-profit or not-for-profit. Pursuant to the Law of the People’s Republic of China on the Promotion of Privately-run Schools amended in 2016 and further amended in 2018, the measures for the collection of fees by not-for-profit schools shall be formulated by local government of various provinces, autonomous regions and centrally administrated municipalities. The Company’s business, operations and revenue have not been affected by such law, because local government regulations of Zhejiang and Shanghai, where our not-for-profit schools are located, have generally allowed school sponsors autonomy in running schools, including autonomy in pricing of tuition fees, and as a result we are able to charge tuition fees based on market conditions; the charging criteria of for-profit private schools are subject to market and shall be determined by the schools themselves. For the purposes of this law, among our operating entities that are established as schools, Yangfushan Tutorial and Hongkou Tutorial are not-for-profit schools. There can be no assurance that we will be able to maintain or raise the fee levels we charge in the future, due to various reasons, many beyond our control, such as failure to obtain necessary approvals for fee increases, and even if we are able to maintain or raise fees, we are unsure how our fee rates will impact the number of student applications and enrollment. Our business, financial position and results of operations may be materially and adversely affected, if we fail to maintain or raise our fees while attracting sufficient students.

We face risks related to health epidemics, natural disasters, or terrorist attacks in China.

China and elsewhere worldwide have experienced and, in some parts of the world, including the U.S., are still experiencing the impacts of the COVID-19 pandemic, a disease caused by a novel and highly contagious form of coronavirus. The pandemic resulted in travel restrictions, massive closure of businesses and schools, and quarantine measures imposed by governments across the world. Substantially all of our operations are conducted in China and our students had to remain home from January to early April, 2020. Although we implemented measures to proactively respond to the situation by training our teachers to adapt to remote teaching, the COVID-19 pandemic has caused a disruption to our tutorial business. A new COVID-19 subvariant (Omicron) outbreak hit China in March 2022, spreading more quickly and easily than previous strains. As a result, a new round of lockdowns, quarantines, and travel restrictions were imposed upon different provinces or cities in China by the relevant local government authorities. As such, during the fiscal year ended September 30, 2022, the COVID-19 pandemic had a material negative impact on the Company’s financial positions and operating results. On December 7, 2022, China announced ten new rules that constituted a relaxation of almost all of its stringent COVID-19 pandemic control measures. While such action effectively reopened business within China, the COVID-19 infection rate reached its peak in December 2022 and had a material negative impact on the Company’s tutorial business for the fiscal year ended September 30, 2023. The Company experienced a significant decrease in market demand for its services as the Chinese economy gradually recovered from the negative impact of the COVID-19 pandemic as it has caused inconvenience to our day-to-day operating activities. Following the phase-out of COVID-19 prevention measures globally, we have resumed our operations. However, if the outbreak persists or escalates, our business operations and financial condition could face further negative impacts. For the fiscal year ended September 30, 2024, the impact of COVID-19 on the Company’s business was not material. The extent of future impacts remains uncertain, depending on factors such as the length and severity of the pandemic, the potential resurgence of the pandemic, future government actions in response to the pandemic and the overall impact of the COVID-19 pandemic on the global economy and capital markets, among many other factors, all of which remain highly uncertain and unpredictable. Given this uncertainty, we are currently unable to quantify the expected impact of the COVID-19 pandemic on our future operations, financial condition, liquidity and results of operations.,

Additionally, our business could be materially and adversely affected by natural disasters, such as earthquakes, floods, landslides, tornados and tsunamis, and other outbreaks of health epidemics such as avian influenza and severe acute respiratory syndrome, or SARS, and Influenza A virus, such as H5N1 subtype and H5N2 subtype flu viruses, as well as terrorist attacks, other acts of violence or war or social instability in the region in which we operate or those generally affecting China. If any of these occur, our schools and facilities may be required to temporarily or permanently close and our business operations may be suspended or terminated. Our students, teachers and staff may also be negatively affected by such event. Our physical facilities may also be affected. In addition, any of these could adversely affect the Chinese economy and demographics of the affected region, which could cause significant declines in the number of our students in that region and could have a material adverse effect on our business, financial condition and results of operations.

Our business is heavily dependent on the reputation of our tutorial services.

Our ability to maintain our reputation depends on a number of factors, some of which are beyond our control. As we continue to grow and adapt our programs and services to the demand of our students, it may become difficult to maintain the quality and consistency of the services we offer, which may lead to diminishing confidence in our brand names.

Numerous factors can potentially impact the reputation of our tutorial services, including but not limited to, the degree of students’ and their parents’ satisfaction with our curriculum, our teachers and teaching quality, teacher or student scandals, negative press, interruptions to our services, failure to pass inspections by government educational authorities, loss of certifications and approvals that enable us to operate our tutorial centers and other businesses in the manner they are currently operated, and unaffiliated parties using our brands without adhering to our standards. Any negative impact on the reputation of one or more of our tutorial centers or businesses may lead to a decrease in students’ or their parents’ interest in our tutorial services or lead to termination of our cooperation with our partner-schools, which would materially and adversely affect our business.

We have established and developed our student base primarily through a variety of marketing methods. However, we cannot assure you that these marketing efforts will be successful or sufficient in further promoting our brands or in helping us to maintain our competitiveness. If we are unable to further enhance our reputation and increase market awareness of our programs or services, or if we need to incur excessive marketing and promotional expenses in order to remain competitive, our business, financial condition and results of operations may be materially and adversely affected. If we are unable to maintain or strengthen our reputation and brand recognition, we may not be able to maintain or increase student enrollment, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

We may fail to attract and retain students in our tutorial centers.

The success of our business largely depends on the number of students enrolled in our tutorial centers, as well as on the amount of fees our students and/or parents are willing to pay. Therefore, our ability to continue to attract students to enroll in our tutorial centers is critical to the continued success and growth of our business. The success of our efforts to enroll students will depend on several factors, including without limitation our ability to:

●	enhance existing programs to respond to market changes and student demands;

●	develop new programs that appeal to our students;

●	expand our geographic reach;

●	manage our growth while maintaining the consistency of our teaching quality;

●	effectively market our tutorial centers and programs to a broader base of prospective students; and

●	respond to the increasing competition in the market.

In addition, local and provincial government authorities may restrict our ability to provide tutorial services, and our business, financial condition and results of operations could be materially and adversely affected if we cannot maintain or increase our enrollment.

If we are not able to secure agreements with some or all of our existing partner-schools, or secure new agreements with additional partner-schools for our non-English foreign language program, our results of operations and financial condition may be materially and adversely affected.

In December 2019, we started offering our non-English foreign language program by partnering with high schools and agencies nationwide in China. We intend to continue to grow this segment of our business by actively seeking and partnering with more high schools and by expanding to various parts of China. Typically, our agreements with these partner-schools are for three years, and these schools are not obligated to renew their existing agreements with us. If any of our current partner-schools discontinue our services, we cannot assure you that we will be able to timely secure service agreements with other schools to replace the lost revenue, if at all, and therefore, our results of operations and financial condition may be affected.

Our tutorial centers offer refunds to students who withdraw from enrollment within a certain predetermined period, and we cannot assure you that our estimates of refund will be accurate, or that such refunds will remain insignificant to our results of operations and our financial condition.

For our tutorial centers, we generally offer refunds for any remaining classes to students who decide to withdraw from a course within the predetermined period set forth in the education contract the student enters into with the relevant school or center. The refund is limited to the amount of fees that would be charged for any undelivered classes. Refund liability estimates are based on a historical refund ratio on a portfolio basis using the expected value method. As of September 30, 2024, 2023, and 2022, refund liability amounted to $323,671, $333,030, and $237,691, respectively. The refund amount is currently insignificant to our results of operations and our financial condition. However, we cannot assure you that our estimates of refund will be accurate. Additionally, we cannot assure you that such refunds will remain insignificant to our results of operations and our financial condition.

We may fail to attract and retain teachers and we may not be able to maintain consistent teaching quality throughout our schools and tutorial centers.

Our teachers are critical to maintaining and improving the quality of our tutorial services, and to supporting the expansion of our services. We must continue to attract qualified teachers who have strong command of their subject areas and who meet our qualifications. Currently, there is a limited number of teachers in China with the necessary experience, expertise and qualifications that meet our requirements. We also have to provide competitive compensation packages to attract and retain qualified teachers.

The retention rate declined significantly due to the COVID-19 and reorganization in fiscal year 2022, and has been recovering since then. “Retention rate” is calculated as 100% minus the quotient of the number of teachers who cease being employed during the period by the number of teachers at the beginning of that period (not including teachers hired during that period). Shortages of qualified teachers, or significant decreases in the quality of our tutorial services, whether actual or perceived in one or more of our partner-schools or tutorial centers, may have a material and adverse effect on our business and our reputation. In addition, we may not be able to hire or retain enough qualified teachers to maintain consistent teaching quality. Further, any significantly increase in teacher salaries may have a material adverse effect on our business, financial condition and results of operations.

As new entrants in the cultural tourism market, we operate in a competitive environment and competing facilities and services could harm our business, financial condition, results of operations and prospects.

There are numerous cultural tourism service providers, arts exposition providers and distributors of Chinese cultural and creative products. We will face significant competition from these three types of competitors. The private cultural tourism market is further segmented into large franchise companies, regional providers and numerous local independent service providers located in nearly every city in China. We will compete primarily on the basis of price, quality of service, convenience, location, brand recognition and reputation. We do not have the same level of brand recognition as some of the more established cultural tourism companies, and in some regional markets our brand is not as established and our geographical coverage is not as extensive as that of our private competitors.

Our historical results may not be indicative of our future performance.

Our financial condition and results of operations may fluctuate due to a number of other factors, such as expansion and related costs in a given period, our ability to maintain and increase our profitability and to enhance our operational efficiency, increased competition and market perception and acceptance of any newly introduced educational programs in any given year. In addition, while we plan to diversify our business and expand into the wellness industry, there is no guarantee that we will be able to do so successfully.

We are subject to taxation in multiple jurisdictions, which is complex and often requires making subjective determinations subject to scrutiny by, and disagreements with, tax regulators.

We are subject to many different forms of taxation in each of the countries and regions we form and/or conduct our business, of operation including, but not limited to, income tax, withholding tax, property tax, VAT and social security and other payroll-related taxes. Tax law and administration is complex, subject to change and varying interpretations and often requires us to make subjective determinations. In addition, we take positions in the course of our business with respect to various tax matters, including in connection with our operations. Tax authorities worldwide are increasingly rigorous in their scrutiny of corporate tax structures and may not agree with the determinations that are made, or the positions taken, by us with respect to the application of tax law. Such disagreements could result in lengthy legal disputes, an increased overall tax rate applicable to us and, ultimately, in the payment of substantial amounts of tax, interest and penalties, which could have a material adverse effect on our business, results of operations and financial condition.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. As of September 30, 2024, 2023, and 2022, there were $2,756,930, $2,639,258, and $2,573,830, respectively, of unrecognized tax benefits included in income tax payable that if recognized would impact the effective tax rate. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes have been incurred for the years ended September 30, 2024, 2023, and 2022.

According to PRC taxation regulation, if tax has not been fully paid, tax authorities may impose tax and late payment penalties within three years. In practice, since all of the taxes owed are local taxes, the local tax authority is typically more flexible and willing to provide incentives or settlements with local small and medium-size businesses to relieve their burden and to stimulate the local economy. There were no interest and penalty charges accrued as of September 30, 2024, 2023 and 2022, as the Company has not received any penalty or interest charge notices from local tax authorities. As of the date of this prospectus, the tax years ended December 31, 2018 through December 31, 2024 for the Company’s PRC subsidiaries remain open for statutory examination by PRC tax authorities.

We are subject to various approvals, licenses, permits, registrations and filings for our education and other services in the PRC.

In order to conduct and operate our education business, we are required to obtain and maintain various approvals, licenses and permits and to fulfill registration and filing requirements pursuant to applicable laws and regulations. For instance, to establish and operate a school, we are required to obtain a private school operation permit from the local education bureau and to register with the local civil affairs bureau to obtain a certificate of registration for a privately operated non-enterprise entity for not-for-profit private schools, or register with the local administration for industry and commerce for for-profit private schools.

Given the significant amount of discretion the local PRC authorities may have in interpreting, implementing and enforcing relevant rules and regulations, as well as other factors beyond our control, while we intend to use our best efforts to obtain all requisite permits and complete all necessary filings, renewals and registrations on a timely basis, we cannot assure you that we will be able to obtain all required permits. If we fail to receive any required permit in a timely manner or obtain or renew any permits and certificates, we may be subject to fines, confiscation of the gains derived from our noncompliant operations, suspension of our non-compliant operations, compensation payments for any economic loss suffered by our students or other relevant parties, which may materially and adversely affect our business, financial condition and results of operations.

New legislation or changes in the PRC regulatory requirements regarding private education have affected, and may further affect, our business operations and prospects materially and adversely.

The private education sector in China is subject to regulations in various aspects. Relevant rules and regulations could be amended or updated from time to time.

On April 7, 2021, the revised Implementation Rules for the Law for Promoting Private Education of the PRC, which regulates the establishment, organization and operation of private schools, teachers and educators, assets and financial management of schools, among other things, was promulgated and became effective on September 1, 2021. The revised Implementing Regulation prohibits private schools that provide compulsory education to be controlled by means of agreements or to enter into any transactions with any related parties. Until September 2021, the Company had controlled and received the economic benefits from two private schools that provided compulsory education through VIE Agreements, to provide contractual exposure to foreign investment in Chinese-based companies where Chinese law prohibited direct foreign investment in the Chinese operating companies. Under U.S. GAAP, the Company was deemed to have a controlling financial interest in, and be the primary beneficiary of, the VIEs for accounting purposes, because pursuant to the VIE Agreements, the operations of the VIEs were solely for the benefit of the Company, and the Company was deemed to be the primary beneficiary of the VIEs for accounting purposes and must consolidate the VIE. In order to become compliant with the Implementing Regulation, in September 2021, the Company completed a reorganization to divest its operations of these two private schools and no longer uses a VIE structure. The Reorganization had materially and adversely impacted our operations and future prospects, as these two private schools had represented a significant portion of our business and operations.

On July 24, 2021, the general offices of the Communist Party of China Central Committee and the State Council jointly issued the Guideline, which contains various requirements and restrictions related to after school tutoring services, including registration as a non-for-profit school, a prohibition on foreign ownership, a prohibition for listed companies on raising capital to invest in businesses that teach academic subjects in compulsory education, limitations as to when tutoring services on academic subjects may be provided and new fee standards. On July 28, 2021, to further clarify the scope of academic subjects in China’s compulsory education system, the PRC Ministry of Education issued a notice (the “Notice”). The Notice specified that academic subjects include the following courses provided in accordance with the learning content of the national curriculum standards: Morality and Law, Chinese Language, History, Geography, Mathematics, foreign languages (English, Japanese, and Russian), Physics, Chemistry and Biology. In accordance with the Guideline and the Notice, the Company currently assesses that its tutorial centers do not provide academic subjects in China’s compulsory education system and, therefore, are not subject to the above requirements and restrictions. (See Guideline to Significantly Reduce the Excessive Burden of Homework and After-school Tutoring for Students in Primary and Middle Schools (the “Guideline”) elsewhere in this prospectus. Nevertheless, the Guideline may be expanded in the future to cover any aspect of our business or operations. As of the date of this prospectus, there remain uncertainties in the interpretation and enforcement of the revised Implementing Regulations and Guideline, which could materially and adversely impact our business and financial outlook.

The Law on the Promotion of Private Schools of the PRC was amended in November 2016, which became effective on September 1, 2017, and the Decision on Amending the Law for Promoting Private Education of the PRC (the “Decision”) was further amended in December 2018. According to the Decision, private schools can be established as for-profit or not-for-profit schools, with the exception of schools that provide compulsory education, which can only be established as not-for-profit private schools. In addition, pursuant to the Decision, (i) school sponsors of for-profit private schools are allowed to receive the operating profits of the schools while the school sponsors of not-for-profit private schools are not permitted to do so; (ii) not-for-profit private schools shall enjoy the same preferential tax and supply of land treatment as public schools while for profit private schools shall enjoy the preferential tax and supply of land treatment as stipulated by the government; and (iii) for-profit private schools have the discretion to determine the fees to be charged by taking into consideration various factors such as the school operating costs and market demand, and no prior approval from government authorities is required, while not-for-profit private schools shall collect fees pursuant to the measures stipulated by the local PRC government authorities. For details on the distinction between for-profit private schools and not-for-profit private schools under the amended Law on the Promotion of Private Schools of the PRC, please see “Regulations—Regulations Related to Private Education Law for Promoting Private Education of PRC.” Elsewhere in this prospectus. The amount of tuition fees we are able to charge represents one of the most significant factors affecting our profitability. As of the date of this prospectus, among all of our operating entities that are established as schools, Yangfushan Tutorial and Hongkou Tutorial are not-for-profit schools. As of the date of this prospectus, local government regulations of Zhejiang and Shanghai, where our not-for-profit schools are located, have generally allowed school sponsors autonomy in school operations, including autonomy in pricing of tuition fees. Accordingly, local governments in Shanghai and Zhejiang have not directly interfered with the determination of pricing of tuition fees of our not-for-profit schools, and we are able to charge fees based on market conditions. As such, as of the date of this prospectus, the company’s business, operations and revenue have not been affected by the designation of “for-profit” or “not-for-profit” for private schools. However, if local governments start to impose restrictions on the charging criteria for the collection of tuition fees by not-for-profit schools, then the revenue of our not-for profit schools could be negatively affected. See “Risk Factors—Risks Related to Our Business—Our business and results of operations mainly depend on the level of tuition fees we are able to charge and our ability to maintain and raise tuition fees.”

On December 30, 2016, the Implementation Regulations for Classification Registration of Private Schools (the “Classification Registration Rules”) were promulgated by five PRC government authorities, and became effective on the same date. According to the Classification Registration Rules, existing private schools are required to choose to register either as not-for-profit or for-profit private schools with competent government authorities. If a school elects to register as a for-profit school, it is required to (i) undertake financial settlement, (ii) clarify the ownership of land, school premises and properties it accumulated during its operations, (iii) pay relevant taxes and fees, and (iv) obtain a new private school operation permit and re-register with relevant authorities. We are unable to predict or estimate the potential costs and expenses in choosing and adjusting our structure. We may incur significant administration and financial costs when we choose to or we are required to complete the re-registration process, which may materially and adversely affect our business, financial condition and results of operations. However, we cannot assure you that the implementation of the relevant rules and regulations by the competent authorities will not deviate from our understanding.

Uncertainties exist with respect to the interpretation and enforcement of new and existing laws and regulations, including their interpretations and applications by the government authorities may impact any of our business operations. We cannot assure you that we will be in compliance with the new rules and regulations, or that we will be able to timely and efficiently change our business practices in line with the new regulatory environment. Any such failure could materially and adversely affect our business, financial condition, results of operations and prospects.

As we currently provide meal services through Lilong Logistics, we may be exposed to potential liabilities if we cannot maintain food quality standards, which could adversely and materially affect our business.

As we provide meal services, we may be exposed to potential liabilities if we are not able to maintain food quality standards. Although we strive to maintain the quality of food we provide, we cannot assure you that we will always meet the food quality standards required by applicable laws and regulations or maintain proper operations. Therefore, we cannot assure you that incidents and other issues caused by poor food quality will not occur in the future. Any of the foregoing could seriously damage our reputation and affect our student enrollment, which would have an adverse effect on our business, financial condition and results of operations.

Accidents or injuries suffered by our students, our employees or other personnel at our premises may adversely affect our reputation and subject us to liabilities.

We could be held liable for accidents or injuries or other harm to students or other people at our premises, including those caused by or otherwise arising in connection with our facilities or employees. We could also face claims alleging that we were negligent, did not adequately maintain our facilities or provided insufficient supervision to our students and therefore may be held liable for accidents or injuries suffered by our students or other people at our school premises. In addition, if any of our students or teachers commits any acts of violence, we could face allegations that we failed to provide adequate security or were otherwise responsible for his or her actions. Furthermore, in such events, our tutorial centers may be perceived to be unsafe, which may discourage prospective students from applying for or attending our tutorial centers. Although we maintain certain liability insurance, this insurance coverage may not be adequate to fully protect us from these kinds of claims and liabilities. Further, we may not be able to renew our insurance policies in the future at reasonable prices or at all. A liability claim against us or any of our employees could adversely affect our reputation and student enrollment and retention. Also, such claim may create unfavorable publicity, cause us to pay compensation, incur costs in defending such claim, and divert the time and attention of our management, all of which may have a material adverse effect on our business, prospects, financial condition and results of operations.

We maintain limited insurance coverage.

We maintain various insurance policies, such as liability insurance, for all of our teachers and students to safeguard against risks and unexpected events. However, our insurance coverage is still limited in terms of amount, scope and benefit and we do not maintain property insurance for our buildings or premises, nor do we maintain business insurance for our operations. Consequently, we are exposed to various risks associated with our business and operations. We are nevertheless exposed to risks, including, but not limited to, accidents or injuries in our tutorial centers that are beyond the scope of our insurance coverage, fires, explosions or other accidents for which we do not currently maintain insurance, loss of key management and personnel, business interruption, natural disasters, strikes, terrorist attacks and social instability or any other events beyond our control. The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business-related insurance products. We do not have any business disruption insurance or key-man life insurance. Any business disruption, litigation or legal proceedings or natural disaster, such as epidemics, pandemics or earthquakes, or other events beyond our control could result in substantial costs and the diversion of our resources. Our business, financial condition and results of operations may be materially and adversely affected as a result.

If we fail to protect our intellectual property rights or prevent the misappropriation of our intellectual property rights, we may lose our competitive edge and our brand, reputation and operations may be materially and adversely affected.

Unauthorized use of any of our intellectual property may adversely affect our business and reputation. We rely on a combination of trademark and trade secret laws to protect our intellectual property rights. Nevertheless, third parties may obtain and use our intellectual property without due authorization. The practice of intellectual property rights enforcement action by the PRC regulatory authorities is in its early stage of development and is subject to significant uncertainty. We may also need to resort to litigation and other legal proceedings to enforce our intellectual property rights. Any such action, litigation or other legal proceedings could result in substantial costs diversion of our management’s attention and resources and could disrupt our business. In addition, there is no assurance that we will be able to enforce our intellectual property rights effectively or otherwise prevent others from using our intellectual property without authorization. Failure to adequately protect our intellectual property could materially and adversely affect our brand name and reputation, and our business, financial condition and results of operations. We may face disputes from time to time relating to the intellectual property rights of third parties. We cannot assure you that materials and other educational content used in our educational programs do not or will not infringe the intellectual property rights of third parties. As of the date of this prospectus, we did not encounter any material claim for intellectual property infringement. However, we cannot assure you that in the future third parties will not claim that we have infringed their proprietary rights. Although we plan to defend ourselves vigorously in any such litigation or legal proceedings, there is no assurance that we will prevail in these matters. Participation in such litigation and legal proceedings may also cause us to incur substantial expenses and divert the time and attention of our management. We may be required to pay damages or incur settlement expenses. In addition, in case we are required to pay any royalties or enter into any licensing agreements with the owners of intellectual property rights, we may find that the terms are not commercially acceptable and we may lose the ability to use the related content or materials, which in turn could materially and adversely affect our educational programs and our operations. Any similar claim against us, even without any merit, could also hurt our reputation and brand image. Any such event could have a material and adverse effect on our business, financial condition and results of operations.

Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.

Pursuant to PRC laws and regulations, we are required to participate in various employee social insurance plans, including pension insurance, unemployment insurance, medical insurance, work-related injury insurance, maternity insurance, and the housing provident fund, and contribute to these plans and fund at the levels specified by the relevant local government authorities from time to time at locations where we operate our business. For the fiscal years ended September 30, 2024, 2023 and 2022, we did not make full contributions to the social insurance plans as required under the relevant laws and regulations. As of September 30, 2024, 2023 and 2022, we had outstanding social insurance payments payable in the aggregate amount of approximately $93,589, $128,599 and $98,190, respectively. Although we have not received any notice from the relevant local government authorities regarding the outstanding contributions, we cannot assure you that the relevant local government authorities will not require us to pay the outstanding amount within a prescribed time or impose late fees or fines on us. A late fee of 0.05% per day and a fine of one to three times the outstanding amount may be imposed by the authority, which may materially and adversely affect our business, financial condition and results of operations.

We have a limited history of operating some of our language programs and logistic services.

We have been offering non-English foreign language programs via our tutorial centers but have only been offering non-English foreign language programs by partnering with high schools since December 2019. Additionally, we have only been offering logistics services since December 2019 via our newly established logistics company. Our limited history of operating part of our business may not serve as an adequate basis for evaluating our future prospects and operating results, including net revenue, cash flows and profitability.

Unauthorized disclosure or manipulation of student, teacher and other sensitive personal data, whether through breach of our network security or otherwise, could expose us to litigation or otherwise could adversely affect our reputation.

Maintaining our network security and internal controls over access rights is of critical importance because proprietary and confidential student and teacher information, such as names, addresses, and other personal information, is primarily stored in our computer database located at each of our tutorial centers. If our security measures are breached as a result of actions by third-parties, employee error, malfeasance or otherwise, third parties may receive or be able to access student or teacher records, which could subject us to liabilities, interrupt our business and adversely impact our reputation. Additionally, we run the risk that our employees or third parties could misappropriate or illegally disclose confidential educational information in our possession. As a result, we may be required to expend significant resources to provide additional protection from the threat of these security breaches or to alleviate problems caused by these breaches.

We have limited sources of working capital, which have been primarily funded from operations, bank loans, and advances from shareholders, and we cannot assure you that our needs for additional financing will be met in the future.

As of September 30, 2024 and 2023, we had cash of approximately $0.8 million and $6.6 million, total current assets of approximately $10.4 million and $12.1 million, and total current liabilities of approximately $13.6 million and $10.8 million, respectively. The Company has limited source of working capital and historically has funded its working capital needs primarily from operations, bank loans, and advances from shareholders, and intends to continue doing so in the near future. No assurance can be given that we will have revenues sufficient to sustain our operations or that we would be able to obtain equity/debt financing in the current economic environment, or we will be able to obtain any additional capital through operations, bank loans, and advances from shareholders, or any combination thereof, on satisfactory terms or at all. Additionally, no assurance can be given that any such financing, if obtained, will be adequate to meet our capital needs and to support our operations. If we do not obtain adequate capital on a timely basis and on satisfactory terms, our revenues and operations would be materially negatively impacted.

Risks Relating to Doing Business in the PRC

A severe or prolonged slowdown in the Chinese economy could materially and adversely affect our business and financial condition.

The rapid growth of the Chinese economy has slowed down since 2012 and such slowdown may continue. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China; the withdrawal of these expansionary monetary and fiscal policies could lead to a contraction. There are also concerns about the relationship among China and other Asian countries, which may result in or intensify potential conflicts in relation to territorial disputes. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in the Chinese economy would likely materially and adversely affect our business, results of operations, and financial condition. In addition, continued turbulence in the international markets may adversely affect our ability to access capital markets to meet liquidity needs.

Changes in the policies, regulations, rules, and the enforcement of laws of the PRC government may be quick with little advance notice and could have a significant impact upon the operating entities’ ability to operate profitably in the PRC.

The operating entities currently conduct all of their operations and all of their revenue is generated in the PRC. Accordingly, economic, political, and legal developments in the PRC will significantly affect the operating entities’ business, financial condition, results of operations, and prospects. Policies, regulations, rules, and the enforcement of laws of the PRC government can have significant effects on economic conditions in the PRC and the ability of businesses to operate profitably. The operating entities’ ability to operate profitably in the PRC may be adversely affected by changes in policies, regulations, rules, and the enforcement of laws by the PRC government, which changes may be quick with little advance notice.

Given the Chinese government’s significant oversight and discretion over the conduct of the operating entities’ business, the Chinese government may intervene or influence the operating entities’ operations at any time, which could result in a material change in their operations and/or the value of our ordinary shares.

The Chinese government has significant oversight and discretion over the conduct of the operating entities’ business and may intervene or influence their operations at any time as the government deems appropriate to further regulatory, political, and societal goals, which could result in a material change in their operations and/or the value of our ordinary shares.

The Chinese government has published new policies that significantly affected certain industries, such as the education and Internet industries, and the operating entities cannot rule out the possibility that it will in the future release regulations or policies regarding the operating entities’ industry that could adversely affect their business, financial condition, and results of operations. Furthermore, if China adopts more stringent standards with respect to certain areas, such as environmental protection or corporate social responsibilities, the operating entities may incur increased compliance costs or become subject to additional restrictions in their operations. Certain areas of the law in China, including intellectual property rights and confidentiality protections, may also not be as effective as in the United States or other countries. In addition, we cannot predict the effects of future developments in the PRC legal system on the operating entities’ business operations, including the promulgation of new laws, or changes to existing laws or the interpretation or enforcement thereof. These uncertainties could limit the legal protections available to our Company and subsidiaries as a whole and our investors.

Any actions by the Chinese government, including any decision to intervene or influence the operating entities’ operations or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause them to make material changes to their operations, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. The operating entities’ ability to operate in China may be impaired by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, foreign investment limitations, and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. As such, the operating entities may be subject to various government and regulatory interference in the provinces in which they operate. The operating entities could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The operating entities may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply.

Furthermore, it is uncertain when and whether we will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although we believe our Company and our PRC subsidiaries are currently not required to obtain permission from any Chinese authorities and neither we nor any of our PRC subsidiaries have received any notice of denial of permission to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry, particularly in the event permission to list on U.S. exchanges may be later required, or withheld or rescinded once given.

Accordingly, government actions in the future, including any decision to intervene or influence the operating entities’ operations at any time or to exert control over an offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause the operating entities to make material changes to their operation, may limit or completely hinder our ability to offer or continue to offer securities to investors, and/or may cause the value of such securities to significantly decline or be worthless.

Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact the operating entities’ business and our offerings.

On September 24 2024, the State Council promulgated the Regulation on Network Data Security Management, which became effective on January 1, 2025. Pursuant to the Regulation on Network Data Security Management, network data handlers carry out network data processing activities that affect or may affect national security shall undergo a national security review in accordance with relevant national regulations, “network data handler” refers to an individual or organization that independently determines the handling purpose and handling method in network data handling activities.

On July 7, 2022, the CAC promulgated the Security Assessment Measures for Data Provision Abroad, which became effective on September 1, 2022. The Security Assessment Measures for Data Provision Abroad stipulates the circumstances under which security assessment of outbound data transfers should be declared, including: (i) a data handler provides critical data abroad; (ii) either a key information infrastructure operator, or a data handler processing the personal information of more than one million people provides personal information abroad; (iii) a data handler has provided personal information of 100,000 people or sensitive personal information of 10,000 people in total abroad since January 1 of the previous year; or (iv) other circumstances prescribed by the CAC for which declaration for security assessment for data provision abroad is required.

On December 28, 2021, the CAC, together with 12 other governmental departments of the PRC, jointly promulgated the Cybersecurity Review Measures, which became effective on February 15, 2022. The Cybersecurity Review Measures provides that, in addition to critical information infrastructure operators (“CIIOs”) that intend to purchase Internet products and services, data processing operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. According to the Cybersecurity Review Measures, a cybersecurity review assesses potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The Cybersecurity Review Measures further requires that CIIOs and data processing operators that possess personal data of at least one million users must apply for a review by the Cybersecurity Review Office of the PRC before conducting listings in foreign countries.

As of the date of this prospectus, we have not received any notice from any authorities identifying any of the operating entities as a CIIO or requiring any of the operating entities to go through national security review, security assessment of outbound data transfers, or cybersecurity review. We believe that the operating entities’ operations and our listing will not be affected and that the operating entities are not subject to cybersecurity review or network data security review by the CAC, given that: (i) as a company that mainly operates tutorial centers, our operating entities are unlikely to be classified as CIIOs by the PRC regulatory agencies; (ii) PRC operating entities possess personal data of fewer than one million individual clients in their business operations as of the date of this prospectus and do not anticipate that they will be collecting over one million users’ personal information in the near future, which the operating entities understand might otherwise subject the operating entities to the Cybersecurity Review Measures; and (iii) since the operating entities are in the tutorial and logistics industries, data processed in our business is unlikely to affect or may affect national security and therefore is unlikely to be classified as critical or important data by the authorities; and (iv) we do not provide personal information of 100,000 people or sensitive personal information of 10,000 people in total abroad since January 1 of the previous year. There remains uncertainty, however, as to how regulations and policies will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Regulation on Network Data Security Management, the Security Assessment Measures for Data Provision Abroad and the Cybersecurity Review Measures. If any such new laws, regulations, rules, or implementation and interpretation come into effect, the operating entities will take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on them. We cannot guarantee, however, that the operating entities will not be subject to national security review, security assessment of outbound data transfers, or cybersecurity review in the future. During such reviews and assessment, the operating entities may be required to suspend their operations or experience other disruptions to their operations. These reviews and assessment could also result in negative publicity with respect to our Company and diversion of the operating entities’ managerial and financial resources, which could materially and adversely affect the operating entities’ business, financial conditions, and results of operations and our offerings.

The Trial Measures and the revised Provisions issued by the PRC authorities may subject us to additional compliance requirements in the future.

On February 17, 2023, the CSRC promulgated the Trial Measures and five supporting guidelines, which took effect on March 31, 2023. Pursuant to the Trial Measures, PRC domestic companies that seek to offer or list securities overseas, both directly and indirectly, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following their submission of relevant applications or upon completion of subsequent offerings, and subsequent securities offerings of an issuer in the same overseas market where it has previously offered and listed securities shall be filed with the CSRC within three working days after the offering is completed. If a domestic company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as an order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, or the CSRC Notice, which, among others, clarifies that PRC domestic companies that have already been listed overseas before the effective date of the Trial Measures, which is March 31, 2023, shall be deemed to be “Existing Issuers”, and Existing Issuers are not required to complete the filing procedures with the CSRC immediately, and they shall be required to file with the CSRC for any subsequent offerings. We are an Existing Issuer, based on the foregoing, and we are required, to file with the CSRC for this subsequent offering within three working days after the offering is completed.

On February 24, 2023, the CSRC, together with the MOF, the National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions on Strengthening Confidentiality and Archives Administration for Overseas Securities Offering and Listing, which were issued by the CSRC and National Administration of State Secrets Protection and National Archives Administration of China in 2009, or the Provisions. The revised Provisions were issued under the title the “Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies,” and came into effect on March 31, 2023, together with the Trial Measures. One of the major revisions to the revised Provisions is expanding their application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, among other things, (i) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities, including securities companies, securities service providers, and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (ii) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities, including securities companies, securities service providers, and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. Any failure or perceived failure by our Company or our subsidiaries to comply with the above confidentiality and archives administration requirements under the revised Provisions and other PRC laws and regulations may result in the relevant entities being held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime. See “Regulations—Regulations Related to Mergers and Acquisitions and Overseas Listings.”

The Trial Measures and the revised Provisions that issued by the PRC authorities may subject us to additional compliance requirements in the future, as there are still uncertainties regarding the interpretation and implementation of such regulatory guidance, and we cannot assure you that we will be able to comply with all the new regulatory requirements of the Trial Measures, the revised Provisions, or any future implementing rules on a timely basis, or at all. Any failure by us to fully comply with the new regulatory requirements, including but not limited to the failure to complete the filing procedures with the CSRC if required, may significantly limit or completely hinder our ability to offer or continue to offer our Class A ordinary shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our Class A ordinary shares to significantly decline in value or become worthless.

Increases in labor costs in the PRC may adversely affect the operating entities’ business and profitability.

China’s economy has experienced increases in labor costs in recent years. China’s overall economy and the average wage in China are expected to continue to grow. The average wage level for the operating entities’ employees has also increased in recent years. We expect that the operating entities’ labor costs, including wages and employee benefits, will continue to increase. Unless the operating entities are able to pass on these increased labor costs to their customers by increasing prices for their products, the operating entities’ profitability and results of operations may be materially and adversely affected.

In addition, pursuant to the PRC Labor Contract Law, or the “Labor Contract Law,” that became effective in January 2008 and its implementing rules that became effective in September 2008 and its amendments that became effective in July 2013, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation, and unilaterally terminating labor contracts. In the event that the operating entities decide to terminate some of their employees or otherwise change their employment or labor practices, the Labor Contract Law and its implementation rules may limit the operating entities’ ability to effect those changes in a desirable or cost-effective manner, which could adversely affect the operating entities’ business and results of operations. Besides, pursuant to the Labor Contract Law and its amendments, dispatched employees are intended to be a supplementary form of employment and the fundamental form should be direct employment by enterprises and organizations that require employees.

As the interpretation and implementation of labor-related laws and regulations are still evolving, we cannot assure you that the operating entities’ employment practice does not and will not violate labor-related laws and regulations in China, which may subject them to labor disputes or government investigations. If the operating entities are deemed to have violated relevant labor laws and regulations, the operating entities could be required to provide additional compensation to their employees and the operating entities’ business, financial condition and results of operations could be materially and adversely affected.

Because we are a Cayman Islands exempted company and all of our business is conducted in the PRC, you may be unable to bring an action against us or our officers and directors or to enforce any judgment you may obtain. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China.

We are incorporated in the Cayman Islands and conduct our operations primarily in China. A majority of our assets are located in China. In addition, all of our senior executive officers reside within China for a significant portion of the time and are PRC nationals. As a result, it may be difficult or impossible for you to bring an action against us in the event that you believe we have violated your rights, either under United States federal or state securities laws or otherwise, or if you have a claim against us. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may not permit you to enforce a judgment against our assets or the assets of our directors and officers.

It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the authorities in China may establish a regulatory cooperation mechanism with its counterparts of another country or region to monitor and oversee cross-border securities activities, such regulatory cooperation with the securities regulatory authorities in the United States may not be efficient in the absence of a practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or “Article 177,” which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the territory of the PRC. Article 177 further provides that Chinese entities and individuals are not allowed to provide documents or materials related to securities business activities to foreign agencies without prior consent from the securities regulatory authority of the State Council and the competent departments of the State Council. While detailed interpretation of or implementing rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against our directors and officers based on Hong Kong laws.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against our directors or officers as judgments entered in the United States can be enforced in Hong Kong only at common law. If you want to enforce a judgment of the United States in Hong Kong, it must be a final judgment conclusive upon the merits of the claim, for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. In addition, the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in the

PRC of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible. For more information regarding the relevant laws of Hong Kong, see “Enforceability of Civil Liabilities.”

These constraints may impact both the cost and time associated with legal proceedings in Hong Kong. On the point of cost constraints, investors could face additional legal expenses (including hiring local attorneys and translators), travel costs for attending court proceedings, and other administrative charges. On the point of time constraint, investors may face time constraints due to legal delays, appeals, and the complexity of cases of pursuing such enforcement in Hong Kong.

Joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our continued listing.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply a minimum offering size requirement for companies primarily operating in a “Restrictive Market,” (ii) adopt a new requirement relating to the qualification of management or the board of directors for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditor. On October 4, 2021, the SEC approved Nasdaq’s revised proposal for the rule changes.

On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange. On December 2, 2020, the U.S. House of Representatives approved the Holding Foreign Companies Accountable Act. On December 18, 2020, the Holding Foreign Companies Accountable Act was signed into law.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the Holding Foreign Companies Accountable Act.

On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the Holding Foreign Companies Accountable Act from three years to two.

On September 22, 2021, the PCAOB adopted a final rule implementing the Holding Foreign Companies Accountable Act, which provides a framework for the PCAOB to use when determining, as contemplated under the Holding Foreign Companies Accountable Act, whether the board of directors of a company is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the Holding Foreign Companies Accountable Act.

On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong because of positions taken by PRC and Hong Kong authorities in those jurisdictions.

On August 26, 2022, the CSRC, MOF, and the PCAOB signed the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC.

On December 15, 2022, the PCAOB determined that it was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and vacated its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB may consider the need to issue a new determination.

On December 23, 2022 the Accelerating Holding Foreign Companies Accountable Act was enacted, which amended the Holding Foreign Companies Accountable Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.

On December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023”, was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to Accelerating Holding Foreign Companies Accountable Act, which also reduced the number of consecutive non-inspection years required for triggering the prohibitions under the Holding Foreign Companies Accountable Act from three years to two.

Our current auditor is an independent registered public accounting firm with the PCAOB, and as an auditor of publicly traded companies in the U.S., is subject to laws in the U.S., pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. As of the date of this prospectus, the PCAOB has access to inspect the working papers of our auditor. However, the recent developments would add uncertainties to our continued listing and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us since we are an emerging growth company and the majority of our operations are conducted in China. The Accelerating Holding Foreign Companies Accountable Act and the Consolidated Appropriations Act, 2023 reduced the period of time for foreign companies to comply with PCAOB audits to two consecutive years, thus reducing the time period for triggering the delisting of our Company and the prohibition of trading in our securities if the PCAOB is unable to inspect our accounting firm at such future time. Delisting may cause a significant decrease in or a total loss of the value of our securities. Although a shareholder’s ownership of our Company does not decrease directly from delisting, the ownership may become worth much less, or, in some cases, lose its entire value.

PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or otherwise expose us or our PRC resident shareholders to liabilities or penalties.

In July 2014, the SAFE promulgated the Circular on Issues Concerning Foreign Exchange Administration over the Overseas Investment and Financing and Roundtrip Investment by Domestic Residents via Special Purpose Vehicles, or the “SAFE Circular 37,” which replaced the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Corporate Financing and Roundtrip Investment through Offshore Special Purpose Vehicles. According to the SAFE Circular 37, PRC residents or entities are required to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle, known as “SPV,” undergoes material events relating to any changes of basic information (such as change of such PRC residents or entities, name and operation term), increase or decrease of investment amount, transfer or exchanges of shares, and mergers or divisions.

As of the date of this prospectus, our major shareholders who are subject to the SAFE Circular 37 and Individual Foreign Exchange Rules have completed the registrations required by the SAFE Circular 37. We have urged all PRC residents or entities who directly or indirectly hold shares in our Company and who are currently known to us as being PRC residents to make the necessary applications, filings, and amendments as required under the SAFE Circular 37 and other related rules. We attempt to comply, and attempt to ensure that our shareholders and beneficial owners who are subject to these rules comply with the relevant requirements. We cannot, however, provide any assurances that all of our shareholders or beneficial owners who are PRC residents will comply with our request to comply with the SAFE Circular 37 requirements, nor can we assure that we will be inform of the identities of all the current and future PRC residents or entities holding direct or indirect interest in our Company. Failure by any of such shareholders or beneficial owners to comply with relevant requirements under these regulations could subject us to fines or sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiaries’ ability to pay dividends or make distributions to us and limit our ability to increase our investment in our PRC subsidiaries, which could adversely affect our business and prospects.

Furthermore, as these foreign exchange regulations are still relatively new and their interpretation and implementation has been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. For example, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owner of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary fillings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirement we may have, and any limitation on the ability of our subsidiaries to make payments to us and any tax we are required to pay could have a materially adverse effect on our ability to conduct our business.

We are a Cayman Islands holding company and we rely principally on dividends and other distributions on equity from our PRC subsidiaries for our cash requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. If our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us. Any limitation on the ability of our PRC subsidiaries to distribute dividends or other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business.

Under PRC laws and regulations, our PRC subsidiary, Golden Sun Wenzhou, as a wholly foreign-owned enterprise in the PRC, may pay dividends only out of its accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign owned enterprise is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund certain statutory reserve funds, until the aggregate amount of such fund reaches 50% of its registered capital. At its discretion, a wholly foreign-owned enterprise may allocate a portion of its after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends.

In response to the persistent capital outflow and the RMB’s depreciation against U.S. dollar in the fourth quarter of 2016, the People’s Bank of China (“PBOC”) and SAFE have implemented a series of capital control measures, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. For instance, PBOC issued the Circular on Further Clarification of Relevant Matters Relating to Offshore RMB Loans Provided by Domestic Enterprises, or “PBOC Circular 306,” on November 26, 2016, which provides that offshore RMB loans provided by a domestic enterprise to offshore enterprises with which it has an equity relationship shall not exceed 30% of the domestic enterprise’s most recent audited owner’s equity. PBOC Circular 306 may constrain our PRC subsidiaries’ ability to provide offshore loans to us. The PRC government may continue to strengthen its capital controls, and our PRC subsidiaries’ dividends and other distributions may be subjected to tighter scrutiny in the future. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. See also “Risk Factors— Risks Relating to Doing Business in the PRC—Under the EIT Law, we may be classified as a ‘resident enterprise’ of China, which could result in unfavorable tax consequences to us and our non-PRC shareholders.”

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using proceeds from our future financing activities to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Any funds we transfer to our PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China. According to the relevant PRC regulations on foreign-invested enterprises, or “FIEs,” in China, capital contributions to our PRC subsidiary, Golden Sun Wenzhou, which are FIEs, are subject to the approval of or filing with the Ministry of Commerce of the PRC (“MOFCOM”) or its local counterparts and registration with a local bank authorized by SAFE. There is, in effect, no statutory limit on the amount of capital contribution that we can make to our PRC subsidiaries. The reason is that there is no statutory limit on the amount of registered capital for our PRC subsidiaries, and we are allowed to make capital contributions to our PRC subsidiaries by subscribing for their initial registered capital and increased registered capital, provided that the PRC subsidiaries complete the relevant filing and registration procedures.

On the other hand, any foreign loan provided by us to our PRC subsidiaries is required to be registered with SAFE or its local branches or filed with SAFE in its information system, and our PRC subsidiaries may not procure foreign loans which exceed the difference between its total investment amount and registered capital (the “Current Foreign Debt Mechanism”) or, as an alternative, only procure loans subject to the calculation approach and limitations as provided in the PBOC’s Circular on Matters concerning the Macro-Prudential Management of Full-Covered Cross-Border Financing, or “PBOC Notice No. 9” (the “PBOC Notice No. 9 Mechanism”), which shall not exceed 200% of the net asset of the relevant PRC subsidiary. According to PBOC Notice No. 9, after a transition period of one year since its promulgation, PBOC and SAFE will determine the cross-border financing administration mechanism for the FIEs after evaluating the overall implementation of PBOC Notice No. 9. As of the date hereof, neither PBOC nor SAFE has promulgated and made public any further rules, regulations, notices, or circulars in this regard. It is uncertain which mechanism will be adopted by PBOC and SAFE in the future and what statutory limits will be imposed on us when providing loans to our PRC subsidiaries. Currently, our PRC subsidiaries have the flexibility to choose between the Current Foreign Debt Mechanism and the PBOC Notice No. 9 Mechanism. However, if a more stringent foreign debt mechanism becomes mandatory, our ability to provide loans to our PRC subsidiaries may be significantly limited, which may adversely affect our business, financial condition, and results of operations.

If we seek to make capital contributions into our PRC subsidiaries or provide any loans to our PRC subsidiaries in the future, we may not be able to obtain the required government approvals or complete the required registrations on a timely basis, if at all. If we fail to receive such approvals or complete such registrations, our ability to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

Because the operating entities’ business is conducted in RMB and the price of our ordinary shares is quoted in U.S. dollars, changes in currency conversion rates may affect the value of your investments.

The operating entities’ business is conducted in the PRC, our books and records are maintained in RMB, which is the currency of the PRC, and the financial statements that we file with the SEC and provide to our shareholders are presented in U.S. dollars. Changes in the exchange rate between RMB and U.S. dollar affect the value of our assets and the results of our operations, when presented in U.S. dollars. The value of RMB against the U.S. dollars and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions and perceived changes in the economy of the PRC and the United States. Any significant revaluation of RMB may materially and adversely affect our cash flows, revenue, and financial condition.

Under the EIT Law, we may be classified as a “resident enterprise” of China, which could result in unfavorable tax consequences to us and our non-PRC shareholders.

The PRC Enterprise Income Tax Law (the “EIT Law”) and its implementing rules provide that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises” under PRC tax laws. The implementing rules promulgated under the EIT Law define the term “de facto management bodies” as a management body which substantially manages, or has control over the business, personnel, finance and assets of an enterprise. In April 2009, the State Administration of Taxation, or the “SAT,” issued a circular known as “SAT Circular 82” (partially abolished on December 29, 2017), which provides certain specific criteria for determining whether the “de facto management bodies” of a PRC-controlled enterprise that is incorporated offshore are located in China. There are, however, no further detailed rules or precedents governing the procedures and specific criteria for determining “de facto management body.” Although our board of directors and management are located in the PRC, it is unclear if the PRC tax authorities would determine that we should be classified as a PRC “resident enterprise.”

If we are deemed as a PRC “resident enterprise,” we will be subject to PRC enterprise income tax on our worldwide income at a uniform tax rate of 25%, although dividends distributed to us from our existing PRC subsidiaries and any other PRC subsidiaries which we may establish from time to time could be exempt from the PRC dividend withholding tax due to our PRC “resident recipient” status. This could have a material and adverse effect on our overall effective tax rate, our income tax expenses and our net income. Furthermore, dividends, if any, paid to our shareholders may be decreased as a result of the decrease in distributable profits. In addition, if we were considered a PRC “resident enterprise,” any dividends we pay to our non-PRC investors, and the gains realized from the transfer of our ordinary shares may be considered income derived from sources within the PRC and be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty). It is unclear whether holders of our ordinary shares would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. This could have a material and adverse effect on the value of your investment in us and the price of our ordinary shares.

There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiaries, and dividends payable by our PRC subsidiaries to our Hong Kong subsidiaries may not qualify to enjoy certain treaty benefits.

Under the EIT Law and its implementation rules, the profits of a foreign invested enterprise generated through operations, which are distributed to its immediate holding company outside the PRC, will be subject to a withholding tax rate of 10%. Pursuant to a special arrangement between Hong Kong and the PRC and the Notice of the SAT on Issues Regarding the Implementation of Dividend Provisions in Tax Treaties, or the “SAT Circular 81,” issued by the SAT, such rate may be reduced to 5% if the PRC enterprise is at least 25% held by a Hong Kong enterprise for at least 12 consecutive months prior to the distribution of the dividends and is determined by the relevant PRC tax authority to have satisfied other conditions and requirements under the China-Hong Kong special arrangement and other applicable PRC laws. Furthermore, under the SAT’s Administrative Measures for Non-Resident Taxpayers to Enjoy Treatments under Tax Treaties effective in August 2015, non-resident taxpayers shall determine whether they are qualified to enjoy the preferential tax treatment under the tax treaties and file relevant report and materials with the tax authorities. See “Taxation—People’s Republic of China Taxation.” We have determined that we are qualified to enjoy the preferential tax treatment. We cannot assure you, however, that our determination will not be challenged by the relevant PRC tax authority or we will be able to complete the necessary filings with the relevant PRC tax authority and enjoy the preferential withholding tax rate of 5% under the China-Hong Kong special arrangement with respect to dividends to be paid by our PRC subsidiaries to our Hong Kong subsidiaries.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

In February 2015, the SAT issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or “SAT Bulletin 7,” which was partially abolished in 2017. Pursuant to this bulletin, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. In respect of an indirect offshore transfer of assets of a PRC establishment, the resulting gain is to be included with the enterprise income tax filing of the PRC establishment or place of business being transferred, and would consequently be subject to PRC enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immovable properties located in China or to equity investments in a PRC resident enterprise, which is not related to a PRC establishment or place of business of a non-resident enterprise, a PRC enterprise income tax of 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. SAT Bulletin 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange.

There is uncertainty as to the application of SAT Bulletin 7. We face uncertainties as to the reporting and other implications of certain future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries or investments. We may be subject to filing obligations or taxed if we are transferor in such transactions, and may be subject to withholding obligations if we are transferee in such transactions under SAT Bulletin 7. For transfer of shares in our Company by investors that are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under SAT Bulletin 7. As a result, we may be required to expend valuable resources to comply with SAT Bulletin 7 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our Company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

Our PRC subsidiaries are subject to restrictions on paying dividends or making other payments to us, which may have a material adverse effect on our ability to conduct our business.

We are a holding company incorporated in the Cayman Islands. We may need dividends and other distributions on equity from our PRC subsidiaries to satisfy our liquidity requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. If our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Current PRC regulations permit our PRC subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a PRC company is required to set aside at least 10% of its after-tax profits as statutory reserve funds, until the cumulative amount of such reserve funds reaches 50% of its registered capital, unless laws regarding foreign investment provide otherwise. Our PRC subsidiaries may also allocate a portion of their respective after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends. These limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments, or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

To address the persistent capital outflow and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and the State Administration of Foreign Exchange, or SAFE, have implemented a series of capital control measures in the subsequent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. For instance, the Circular on Promoting the Reform of Foreign Exchange Management and Improving Authenticity and Compliance Review, or the SAFE Circular 3, issued on January 26, 2017, provides that the banks shall, when dealing with dividend remittance transactions from domestic enterprise to its offshore shareholders of more than US$50,000, review the relevant board resolutions, original tax filing form and audited financial statements of such domestic enterprise based on the principle of genuine transaction. The PRC government may continue to strengthen its capital controls and our PRC subsidiaries’ dividends and other distributions may be subject to tightened scrutiny in the future. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

In addition, the EIT Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are tax resident. See “Risk Factors—Risks Relating to Doing Business in the PRC—Under the EIT Law, we may be classified as a ‘resident enterprise’ of China, which could result in unfavorable tax consequences to us and our non-PRC shareholders.”

If we become directly subject to the scrutiny, criticism, and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, stock price, and reputation.

U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism, and negative publicity by investors, financial commentators, and regulatory agencies, such as the SEC. Much of the scrutiny, criticism, and negative publicity has centered on financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism, and negative publicity, the publicly traded stock of many U.S. listed Chinese companies sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism, and negative publicity will have on us, our business, and our share price. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our Company. This situation will be costly and time consuming and distract our management from developing our business. If such allegations are not proven to be groundless, we and our business operations will be severely affected and you could sustain a significant decline in the value of our stock.

The disclosures in our reports and other filings with the SEC and our other public pronouncements are not subject to the scrutiny of any regulatory bodies in the PRC.

We are regulated by the SEC and our reports and other filings with the SEC are subject to SEC review in accordance with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act. Our SEC reports and other disclosures and public pronouncements are not subject to the review or scrutiny of any PRC regulatory authority. For example, the disclosure in our SEC reports and other filings are not subject to the review by the CSRC, a PRC regulator that is responsible for oversight of the capital markets in China. However, on February 17, 2023, with the approval of the State Council, the CSRC released the Trial Measures and five supporting guidelines, which took effect on March 31, 2023. According to the Trial Measures, PRC domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedures and submit relevant documents, including the prospectus and other listing documents submitted to overseas regulatory authorities, to the CSRC. However, as the laws and regulations are relatively new, substantial uncertainties exist with respect to its interpretation and implementation regarding such laws and regulations. It is not clear how the CSRC may review and scrutinize these listing documents and we cannot assure you whether and how such scrutiny may affect our listing on an U.S. exchange.

The M&A Rules and certain other PRC regulations establish complex procedures for certain acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the “M&A Rules,” and other adopted PRC regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that have or may have impact on the national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. Mergers or acquisitions that allow one market player to take control of or to exert decisive impact on another market player must also be notified in advance to MOFCOM when the threshold under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, or the “Prior Notification Rules,” issued by the State Council in August 2008 is triggered. In addition, the security review rules issued by MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions. It is clear that our business would not be deemed to be in an industry that raises “national defense and security” or “national security” concerns. MOFCOM or other government agencies, however, may publish explanations in the future determining that our business is in an industry subject to the security review, in which case our future acquisitions in the PRC, including those by way of entering into contractual control arrangements with target entities, may be closely scrutinized or prohibited. Our ability to expand our business or maintain or expand our market share through future acquisitions would as such be materially and adversely affected.

Risks Relating to Our Ordinary Shares and the Trading Market

Substantial future sales of our Class A ordinary shares or the anticipation of future sales of our ordinary shares, whether by us or our shareholders, could cause the price of our Class A ordinary shares to decline.

An aggregate of 1,577,944 Class A ordinary shares are outstanding as of the date of this prospectus. If our existing shareholders sell, or indicate an intent to sell, substantial amounts of our ordinary shares in the public market, the trading price of our Class A ordinary shares could decline significantly. Similarly, the perception in the public market that our shareholders might sell our ordinary shares could also depress the market price of our shares. A decline in the price of our Class A ordinary shares might impede our ability to raise capital through the issuance of additional Class A ordinary shares or other equity securities. In addition, the issuance and sale by us of additional ordinary shares, or securities convertible into or exercisable for our ordinary shares, or the perception that we will issue such securities, could reduce the trading price for our Class A ordinary shares as well as make future sales of equity securities by us less attractive or not feasible.

Because we do not expect to pay dividends in the foreseeable future, you must rely on the price appreciation of our Class A ordinary shares for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our Class A ordinary shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the Company being unable to pay its debts due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions, and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our Class A ordinary shares will likely depend entirely upon any future price appreciation of our Class A ordinary shares. There is no guarantee that our Class A ordinary shares will appreciate in value or even maintain the price at which you purchased the Class A ordinary shares. You may not realize a return on your investment in our Class A ordinary shares and you may even lose your entire investment in our Class A ordinary shares.

Securities analysts may not cover our Class A ordinary shares and this may have a negative impact on the market price of our Class A ordinary shares.

The trading market for our Class A ordinary shares will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over independent analysts (provided that we have engaged various non-independent analysts). We do not currently have and may never obtain research coverage by independent securities and industry analysts. If no independent securities or industry analysts commence coverage of us, the trading price for our Class A ordinary shares would be negatively impacted. If we obtain independent securities or industry analyst coverage and if one or more of the analysts who covers us downgrades our Class A ordinary shares, changes their opinion of our shares, or publishes inaccurate or unfavorable research about our business, the price of our Class A ordinary shares would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our Class A ordinary shares could decrease and we could lose visibility in the financial markets, which could cause the price and trading volume of our Class A ordinary shares to decline.

The trading price of our Class A ordinary shares is likely to be volatile, which could result in substantial losses to our investors.

The trading price of our Class A ordinary shares is likely to continue to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in their trading prices. The trading performances of other Chinese companies’ securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States in general and consequently may impact the trading performance of our Class A ordinary shares, regardless of our actual operating performance.

In addition, the market price of our Class A ordinary shares may be volatile, both because of actual and perceived changes in our financial results and reports, and because of general volatility in the stock market. The factors that could cause fluctuations in our share price may include, among other factors discussed in this section, the following:

●	actual or anticipated variations in the financial results and prospects of our Company or other companies in the activated carbon business;

●	changes in financial estimates by research analysts;

●	mergers or other business combinations involving us;

●	additions and departures of key personnel and senior management;

●	changes in accounting principles;

●	the passage of legislation or other developments affecting us or our industry;

●	the trading volume of our Class A ordinary shares in the public market;

●	the release of lockup, escrow, or other transfer restrictions on our outstanding equity securities or sales of additional equity securities;

●	changes in economic conditions, including fluctuations in global and Chinese economies;

●	financial market conditions;

●	the COVID-19 pandemic;

●	natural disasters, terrorist acts, acts of war, or periods of civil unrest; and

●	the realization of some or all of the risks described in this section.

In addition, the stock markets have experienced significant price and trading volume fluctuations from time to time, and the stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. These broad market fluctuations may materially and adversely affect the market price of our Class A ordinary shares.

Techniques employed by short sellers may drive down the market price of our Class A ordinary shares.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

Public companies listed in the United States that have a substantial majority of their operations in China have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

We may in the future be the subject of unfavorable allegations made by short sellers. Any such allegations may be followed by periods of instability in the market price of our Class A ordinary shares and negative publicity. If and when we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable federal or state law, or issues of commercial confidentiality. Such a situation could be costly and time-consuming and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business operations and shareholder’s equity, and the value of any investment in our could be greatly reduced or rendered worthless.

The requirements of being a public company may strain our resources and divert management’s attention.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002, or the “Sarbanes-Oxley Act,” the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations. Despite recent reforms made possible by the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act,” compliance with these rules and regulations will nonetheless increase our legal, accounting, and financial compliance costs and investor relations and public relations costs, make some activities more difficult, time-consuming, or costly, and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual and current reports with respect to our business and operating results as well as proxy statements.

As a result of disclosure of information in the Form 20-F and in filings required of a public company, our business and financial condition are more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business, brand and reputation and results of operations.

Being a public company and these new rules and regulations make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting, and other expenses that we would not incur as a foreign private issuer.

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States domestic issuers, and we are not required to disclose in our periodic reports all of the information that United States domestic issuers are required to disclose. While we currently are qualified as a foreign private issuer, we may cease to qualify as a foreign private issuer in the future, in which case we would incur significant additional expenses that could have a material adverse effect on our results of operations.

Because we are a foreign private issuer and have taken advantage of exemptions from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer.

As an exempted company incorporated in the Cayman Islands with limited liability that is listed on the Nasdaq, we are subject to the Nasdaq corporate governance listing standards. However, Nasdaq rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq corporate governance listing standards. We have relied on and plan to rely on certain home country practice with respect to our corporate governance. Specifically, we have elected to be exempt from the requirements under (a) Nasdaq Listing Rule 5635 to obtain shareholder approval for (i) the issuance 20% or more of our outstanding ordinary shares or voting power in a private offering, (ii) the issuance of securities pursuant to a stock option or purchase plan to be established or materially amended or other equity compensation arrangement made or materially amended, (iii) the issuance of securities when the issuance or potential issuance will result in a change of control of our Company, and (iv) certain acquisitions in connection with the acquisition of the stock or assets of another company, and (b) Nasdaq Listing Rule 5640, which requires that the voting rights of a listed company cannot be disparately reduced or restricted through any corporate action or issuance. As a result, our shareholders may be afforded less protection than they otherwise would enjoy under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

If we cannot satisfy, or continue to satisfy, the continued listing requirements and other rules of the Nasdaq Capital Market, our securities may be delisted, which could negatively impact the price of our securities and your ability to sell them.

Our securities are listed on the Nasdaq Capital Market. We cannot assure you that our securities will continue to be listed on the Nasdaq Capital Market. In order to maintain our listing on the Nasdaq Capital Market, we are required to comply with certain rules, including those regarding minimum stockholders’ equity, minimum share price, minimum market value of publicly held shares, and various additional requirements. Even if we initially meet the listing requirements and other applicable rules of the Nasdaq Capital Market, we may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy the criteria for maintaining our listing, our securities could be subject to delisting.

If our securities are subsequently delisted from trading, we could face significant consequences, including:

●	a limited availability for market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	a determination that our Class A ordinary shares is a “penny stock,” which will require brokers trading in our Class A ordinary shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Class A ordinary shares;

●	limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

We do not know whether a market for our Class A ordinary shares will be sustained or what the trading price of our Class A ordinary shares will be and as a result it may be difficult for you to sell your Class A ordinary shares.

Although our Class A ordinary shares trade on Nasdaq, an active trading market for our Class A ordinary shares may not be sustained. It may be difficult for you to sell your Class A ordinary shares without depressing the market price for our Class A ordinary shares. As a result of these and other factors, you may not be able to sell your Class A ordinary shares. Further, an inactive market may also impair our ability to raise capital by selling Class A ordinary shares, or may impair our ability to enter into strategic partnerships or acquire companies or products by using our Class A ordinary shares as consideration.

Anti-takeover provisions in our amended and restated memorandum and articles of association may discourage, delay, or prevent a change in control.

Some provisions of our amended and restated memorandum and articles of association may discourage, delay, or prevent a change in control of our Company or management that shareholders may consider favorable, including, among other things, the following:

●	provisions that authorize our board of directors to issue shares with preferred, deferred, or other special rights or restrictions without any further vote or action by our shareholders; and

●	provisions that restrict the ability of our shareholders to call meetings and to propose special matters for consideration at shareholder meetings.

Our board of directors may refuse or delay the registration of the transfer of ordinary shares in certain circumstances.

Except in connection with the settlement of trades or transactions entered into through the facilities of a stock exchange or automated quotation system on which our ordinary shares are listed or traded from time to time, our board of directors may resolve to refuse the registration of the transfer of our ordinary shares. Where our directors do so, they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year. Our directors may also refuse or delay the registration of any transfer of ordinary shares if the transferor has failed to pay an amount due in respect to those ordinary shares. If our directors refuse to register a transfer, they shall, as soon as reasonably practicable, send the transferor and the transferee a notice of the refusal or delay in the approved form.

This, however, will not affect market transactions of the ordinary shares purchased by investors in a public offering. Where the ordinary shares are listed on a stock exchange, the ordinary shares may be transferred without the need for a written instrument of transfer, if the transfer is carried out in accordance with the rules of the stock exchange and other requirements applicable to the ordinary shares listed on the stock exchange.

During the course of the audit of our consolidated financial statements, we identified material weaknesses in our internal control over financial reporting. If we fail to establish and maintain an effective system of internal control over financial reporting, our ability to accurately and timely report our financial results or prevent fraud may be adversely affected, and investor confidence and the market price of our ordinary shares may be adversely impacted.

We are subject to reporting obligations under U.S. securities laws. The SEC adopted rules pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 requiring every public company to include a management report on such company’s internal control over financial reporting in its annual report, which contains management’s assessment of the effectiveness of its internal control over financial reporting.

We, in connection with the preparation of our consolidated financial statements for the fiscal year ended September 30, 2024, identified the following material weaknesses: (1) we lack sufficient financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting requirements to properly address certain accounting issues, and prepare and review financial statements and related disclosures in accordance with U.S. GAAP and SEC reporting requirements, (2) we lack formal accounting policies and procedures manual to ensure proper financial reporting in accordance with U.S. GAAP and SEC reporting requirements, and (3) for certain related party related party transactions, we do not have an audit committee process for review, approval, or related documentation in place. Our management is currently in the process of evaluating the steps necessary to remediate the ineffectiveness, such as (i) hiring more qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework, (ii) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel, and (iii) setting up formal protocols to review, approve, and document related party transactions. However, measures that we implement may not fully address the material weaknesses in our internal control over financial reporting and we may not be able to conclude that the material weaknesses have been fully remedied.

Failure to correct the material weaknesses and other control deficiencies or failure to discover and address any other control deficiencies could result in inaccuracies in our consolidated financial statements and could also impair our ability to comply with applicable financial reporting requirements and make related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations, and prospects, as well as the trading price of our ordinary shares, may be materially and adversely affected. Due to the material weaknesses in our internal control over financial reporting as described above, our management concluded that our internal control over financial reporting was not effective as of September 30, 2024. This could adversely affect the market price of our Class A ordinary shares due to a loss of investor confidence in the reliability of our reporting processes.

We are an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this will make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This will make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Because we are an “emerging growth company,” we may not be subject to requirements that other public companies are subject to, which could affect investor confidence in us and our Class A ordinary shares.

We are classified as an “emerging growth company” under the JOBS Act. For as long as we remain an “emerging growth company,” as defined in the JOBS Act, we will elect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Because of these lessened regulatory requirements, our shareholders would be left without information or rights available to shareholders of more mature companies. If some investors find our Class A ordinary shares less attractive as a result, there may be a less active trading market for our Class A ordinary shares and our share price may be more volatile.

The laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States.

Our corporate affairs are governed by our amended and restated memorandum and articles of association, by the Companies Act (Revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law in the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands and from English common law. Decisions of the Privy Council (which is the final Court of Appeal for British overseas territories such as the Cayman Islands) are binding on a court in the Cayman Islands. Decisions of the English courts, and particularly the Supreme Court and the Court of Appeal are generally of persuasive authority but are not binding in the courts of the Cayman Islands. Decisions of courts in other Commonwealth jurisdictions are similarly of persuasive but not binding authority. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a less developed body of securities laws relative to the United States. Therefore, our public shareholders may have more difficulty protecting their interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

If we are classified as a PFIC, United States taxpayers who own our Class A ordinary shares may have adverse United States federal income tax consequences.

A non-U.S. corporation such as ourselves will be classified as a PFIC, for any taxable year if, for such year, either:

●	At least 75% of our gross income for the year is passive income; or

●	The average percentage of our assets (determined at the end of each quarter) during the taxable year which produce passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business), and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our Class A ordinary shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Depending on the amount of cash we have and any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income, in which case we would be deemed a PFIC, which could have adverse U.S. federal income tax consequences for U.S. taxpayers who are shareholders. We will make this determination following the end of any particular tax year.

Although the law in this regard is unclear, we treat PRC subsidiaries as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operations of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our consolidated financial statements. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the equity by value.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were or are determined to be a PFIC, see “Item 10. Additional Information—E. Taxation—United States Federal Income Taxation—Passive Foreign Investment Company (“PFIC”).”

The dual class structure of our ordinary shares has the effect of concentrating voting control with our Chairman and Chief Executive Officer, Mr. Xueyuan Weng, who is the only owner of our Class B ordinary shares, and his interests may not be aligned with the interests of our other shareholders.

Our Class B ordinary shares have five votes per share, and our Class A ordinary shares have one vote per share, on all matters subject to vote at general meetings of the Company. Mr. Xueyuan Weng, our Chairman and CEO, currently beneficially hold approximately 58% of the total votes for our issued and outstanding share capital. Because of the five-to-one voting ratio between our Class B ordinary shares and Class A ordinary shares, the holder of our Class B ordinary shares could collectively control a majority of the aggregate voting power of our issued ordinary shares and therefore be able to control all matters submitted to our shareholders for approval. This concentrated control may limit or preclude your ability to influence corporate matters for the foreseeable future, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate actions requiring shareholder approval. In addition, this may prevent or discourage unsolicited acquisition proposals or offers for our share capital that you may feel are in your best interest as one of our shareholders. Such concentration of voting power could also have the effect of delaying, deterring, or preventing a change of control or other business combination, which could, in turn, have an adverse effect on the market price of our Class A ordinary shares or prevent our shareholders from realizing a premium over the then-prevailing market price for their Class A ordinary shares.

The dual-class structure of our ordinary shares may adversely affect the trading market for our Class A ordinary shares.

Several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of our ordinary shares may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of our Class A ordinary shares.

Since we are a “controlled company” within the meaning of the Nasdaq listing rules, we are allowed to follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders.

Our largest shareholder, Mr. Xueyuan Weng, owns more than a majority of the voting power of our outstanding ordinary shares. Under the Nasdaq listing rules, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and is permitted to phase in its compliance with the independent committee requirements. Although we do not intend to rely on the “controlled company” exemptions under the Nasdaq listing rules even if we are deemed a “controlled company,” we could elect to rely on these exemptions in the future. If we were to elect to rely on the “controlled company” exemptions, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, if we rely on the exemptions, during the period we remain a controlled company and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

For more information about our SEC filings, please see “Where You Can Find More Information” and “Incorporation by Reference.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” “intends” or “continue,” or the negative of these terms or other comparable terminology.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items;

●	our ability to execute our growth, and expansion, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to attract clients and further enhance our brand recognition;

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	trends and competition in the education industry;

●	the impact of the coronavirus pandemic (“COVID-19”) and other pandemic or natural disaster; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

MANAGEMENT

The following table sets forth information regarding our executive officers and directors as of the date of this prospectus.

Name	Age	Title
Xueyuan Weng	60	Chairman of the Board of Directors, Director, Chief Executive Officer
Sun Yu	53	Chief Financial Officer
Xiaoyi Wang	39	Chief Operating Officer
Lizhen Wang	39	Chief Technology Officer
Liming Xu	63	Director
Peilin Ji	67	Director
Yidong Hao	53	Independent Director
Xijing Xu	39	Independent Director
Xiao Jin	61	Independent Director
Zhenghua Yu	49	Independent Director

The following is a brief biography of each of our executive officers and directors:

Mr. Xueyuan Weng has been serving as a director of the Company since its inception in September 2018, a chief executive officer and the chairman of the board of the Company since November 2020, executive director of Golden Sun Wenzhou since October 2018, the chief executive officer of Chongwen Middle School since August 2018, the executive director of Yinuo Education Technology Co., Ltd., a technology company servicing the education sector since November 2017, the executive director of Gongyu Education since September 2017, the chairman of Golden Sun Hong Kong since June 2017, the executive director of Shanghai Golden Sun Education Technology Co., Ltd., a technology company that focuses on the development of education software and computer software, since December 2015, the chief executive officer of Ouhai Art School since March 2015, the chairman of Golden Sun Shanghai since November 2013, the supervisor of Wenzhou Kunlong Industrial Co., Ltd., a company that intends to engage in the research and development of educational device and computer software, since April 2010 and the chairman of the board of supervisors of Yangfushan Tutorial since April 2008. Prior to joining the Company, Mr. Weng served as the chairmen of Wenzhou New Thought Education Group from September 2000 to August 2008. He served as the chairman of Wenzhou New Century School from September 1997 to August 2000. Prior to that, he worked at various local middle schools and the local government in Whenzhou from 1986 to 1997. Mr. Weng received and EMBA degree from Macau University of Science and Technology in 2009 and graduated from Wenzhou Teachers College with a major in Political Science in 1986.

Ms. Yu Sun has been serving Chief Financial Officer of the Company since September 1, 2024, and as a financial director at Zhejiang Golden Sun Education Technology Group Co., Ltd. since August 2018. Previously, she served as a financial manager at Wenzhou New Thinking Education Group from 2015 until 2018, as a finance and audit manager at Wenzhou Shengye Certified Public Accountants from 2007 until 2015, as a financial manager at Wenzhou Huolun Light Industry Manufacturing Co., Ltd. From 2003 until 2006, as an accounting officer at Zhejiang Tetao Group Co., Ltd. from 1998 until 2003 and from 1992 until 1993, and as an accounting supervisor at Wenzhou Henghui Machinery Equipment Co., Ltd. From 1993 until 1998. Ms. Yu Sun attended Wuhan University of Technology, majoring in accounting, from 2004 until 2007.

Mr. Liming Xu has served as the Company’s director since November 10, 2020. He has also served as the chairman of the board of directors of Hongkou Tutorial since May 2014. From May 2002 to April 2014, Mr. Xu served as the principal of Shanghai Huangpu Youth Continuing Education School. He has over 35 years of experience as an educator and in managing schools. He received a bachelor’s degree in physics from Jiangxi Normal University in 1984.

Ms. Peilin Ji has served as the Company’s director since November 10, 2020. Since January 2013, she has invested in various companies in the restaurant and education industries. She has been engaging in various investment activities since 2007. Previously, she was the business operator for Shanghai Sports Lottery from January 2004 to September 2006, and Yangpu district night market from February 1987 to December 2003. She graduated from Tongji High School in 1975.

Mr. Yidong Hao has served as the Company’s director since July 2023. He has served as the financial director of Haomu (Shanghai) Energy Conservation Technology Co., Ltd., since June 2017, and served as the financial director of Shanghai Huayuan Magnetic Industry Co., Ltd. from February 2015 to June 2017. Mr. Hao graduated from Nankai University in China in 1997, majoring in accounting, and received his master’s degree in software engineering from Fudan University in China in 2015.

Mr. Zhenghua Yu has served as the Company’s director since November 2023. He has served as a senior audit manager at Shanghai Huajun Certified Public Accountants Co. Ltd. since October 2015. He served as a financial manager at Shanghai Hanbang Marketing and Planning Co., Ltd from November 2008 to September 2015, and at Jiangxi Chemical Fiber Co., Ltd. from July 1997 to October 2008. Mr. Yu graduated from Jiangxi University of Finance and Economics in 1997, majoring in Corporate Accounting.

Mr. Xiao Jin has been serving as the Company’s independent director and the member of the audit and compensation committees since February 21, 2024. He has also been serving as the Chief Financial Officer (“CFO”) for Hebron Technologies Limited since September 2018. Previously, he served as the CFO for Lanzhou Heshengtang Pharmaceutical Co., Ltd. from November 2014 to September 2018, for Zhejiang Hebron Control Engineering Technology Co., Ltd. from May 2012 to October 2014, and for Zhejiang Juneng Lesi Pharmaceutical Co., Ltd. from April 2002 to April 2012. From March 2001 to March 2002, he served as an audit manager at Juneng Industrial Co., Ltd. From August 1999 to March 2001, he served as a finance manager at Lanzhou Juneng Trading Co., Ltd. From July 1985 to July 1999, he served as an accountant at Lanzhou Friendship Hotel Co., Ltd. He graduated from Lanzhou Commercial School, China in 1985, majoring in accounting, and received an EMBA in Business Administration from Shanghai Jiaotong University in 2011. Mr. Xiao Jin serves as a director of the Company, as well as a member of each of our audit committee and compensation committee.

Mr. Xijing Xu has been serving as the Company’s independent director and a member of the Nominating and Corporate Governance Committee since August 3, 2024. He has also been serving as a general manager of Hangzhou Langte Technology Co., Ltd since April 2014. Previously he was a manager and a shareholder at Anhui Fengyang Changsheng Mining Industry from August 2008 until May 2011, a marketing manager at Hangzhou Fengmo Investment Co., Ltd. From August 2003 until July 2008, a Marketing Department 2 supervisor at Hangzhou Zhengda Textile Co., Ltd. From May 2000 until June 2003, and a business supervisor at Shanghai JiaoTong University from June 1997 until March 2000. Mr Xijing Xu attended Northeast Agricultural University Law from July 2004 until July 2006. He is an independent director under the applicable rules and regulations of the Securities and Exchange Commission and rules of Nasdaq.

Our officers are appointed by and serve at the discretion of our board of directors and the shareholders voting by ordinary resolution. Our directors are not subject to a set term of office and hold office until the next general meeting called for the election of directors and until their successor is duly appointed or such time as they die, resign or are removed from office by a shareholders’ ordinary resolution. The office of a director will be vacated automatically if, among other things, the directors resigns in writing, becomes bankrupt or makes any arrangement or composition with his/her creditors generally or is found to be or becomes of unsound mind.

Family Relationships

None of our directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K.

Board of Directors

As of the date of this prospectus, our board of directors consists of seven directors, three of whom are “independent” within the meaning of the corporate governance standards of the Nasdaq listing rules and meet the criteria for independence set forth in Rule 10A-3 of the Exchange Act.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K. Our directors and officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Compensation

The following table sets forth certain information with respect to compensation for the year ended September 30, 2024 and 2023, earned by or paid to our chief executive officer and principal executive officer, our principal financial officer, and our other most highly compensated executive officers whose total compensation exceeded US$100,000 (the “named executive officers”).

Name and Principal Position	Year	Salary (US$)	Bonus (US$)	Stock Awards (US$)	Option Awards (US$)	Non-Equity Incentive Plan Compensation	Deferred Compensation Earnings	Other	Total (US$)
Xueyuan Weng (CEO and Executive Director)	2023	*	—	—	—	—	—	—	—
	2024	*
Yunan Huang (CFO)	2023	125,456	—	975,000	—	—	—	—	1,100,456
	2024	—
Yu Sun (CFO)	2023	—
	2024	*

*	Compensation does not reach US$100,000.

Board Practices

Committees of the Board of Directors

We have established three committees under the Board: an audit committee (“Audit Committee”), a Compensation Committee (“Compensation Committee”) and a nominating and corporate governance committee (“Nominating and Corporate Governance Committee). We have adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our Audit Committee consists of Messers. Yidong Hao, Zhenghua Yu and Xiao Jin. Yidong Hao is the chairperson of our audit committee. The Company has appointed Mr. Xiao Jin to fill a vacancy on the committee created by the departure of an independent director who resigned on January 8, 2024. The appointment was subsequently ratified by a shareholder vote at the annual general meeting held on October 8, 2024. We have determined that Yidong Hao, Zhenghua Yu and Xiao Jin satisfy the “independence” requirements of NASDAQ Rule 5605 and Rule 10A-3 under the Exchange Act. Our Board has determined that Mr. Yidong Hao qualifies as an audit committee financial expert and has the accounting or financial management expertise as required under Item 407(d)(5)(ii) and (iii) of Regulation S-K. The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The Audit Committee is responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

A copy of the audit committee’s current charter is available at our corporate website at http://ir.jtyjyjt.com.

Compensation Committee. Our Compensation Committee consists of Yidong Hao, Zhenghua Yu, and Xiao Jin. The Company has appointed Mr. Xiao Jin as an independent director to fill the vacancy on the committee created by the departure of the independent director who resigned on January 8, 2024. The appointment was subsequently ratified by a shareholder vote at the annual general meeting held on October 8, 2024. The Chairman of the Compensation Committee is Mr. Zhenghua Yu. The Company has determined that Messers. Yidong Hao, Zhenghua Yu, and Xiao Jin satisfy the “independence” requirements of Rule 5605(c)(2) of the Nasdaq Stock Market Listing Rules. The Compensation Committee assists the Board in reviewing and approving compensation structure, including all forms of compensation relating to the Company’s directors and executive officers. The Company’s Chief Executive Officer may not be present at any committee meeting during which their compensation is deliberated upon. The Compensation Committee is responsible for, among other things:

●	identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

●	reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

●	identifying and recommending to our board the directors to serve as members of committees;

●	advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

A copy of the Compensation Committee’s current charter is available at our corporate website at http://ir.jtyjyjt.com.

Nominating and Corporate Governance Committee. The Company’s Nominating and Corporate Governance Committee consist of Messrs. Zhenghua Yu, Yidong Hao, and Xijing Xu. The Chairman of the Nominating and Corporate Governance Committee is Mr. Zhenghua Yu. The Company has determined that Mr. Zhenghua Yu satisfies the “independence” requirements of Rule 5605(c)(2) of the Nasdaq Stock Market Listing Rules. The Nominating and Corporate Governance Committee assists the board of directors in selecting individuals qualified to become the Company’s directors and in determining the composition of the board of directors and its committees. The Nominating and Corporate Governance Committee is responsible for, among other things:

●	identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

●	reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

●	identifying and recommending to our board the directors to serve as members of committees;

●	advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and;

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

A copy of the Nominating and Corporate Governance Committee’s current charter is available at our corporate website at http://ir.jtyjyjt.com.

Duties and Functions of Directors

Under Cayman Islands law, all of our directors owe three types of duties: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Act (Revised) of the Cayman Islands imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however, the courts of the Cayman Islands have held that a director owes the following fiduciary duties: (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our articles of association. We have the right to seek damages if a duty owed by any of our directors is breached.

Subject to the provisions of the Companies Act (Revised) of the Cayman Islands and the Company's memorandum and articles of association, the business of the Company is managed by the Directors who may for that purpose exercise all the powers of the Company.

Terms of Directors and Officers

Our officers are appointed by and serve at the discretion of our board of directors and the shareholders voting by ordinary resolution. Our directors are not subject to a set term of office and hold office until the next general meeting called for the election of directors and until their successor is duly appointed or such time as they die, resign or are removed from office by a shareholders’ ordinary resolution. The office of a director will be vacated automatically if, among other things, the directors resigns in writing, becomes bankrupt or makes any arrangement or composition with his/her creditors generally or is found to be or becomes of unsound mind.

Qualification

There is currently no shareholding qualification for directors, although a shareholding qualification for directors may be fixed by our shareholders by ordinary resolution.

Interested Transactions

A director may, subject to any separate requirements for Audit Committee approval under applicable laws or applicable Nasdaq Stock Market Listing Rules, vote on a matter relating to the transaction in which he or she is interested, provided that the interest of any directors in such transaction is disclosed by him or her to all other directors.

Agreements with independent directors

We have entered into director offer letter with our independent director, Mr.Yidong Hao, on October 8, 2024,for a term of one year, with an annual salary of $30,000. The appointment shall begin on October 8, 2024.

We have entered into director offer letter with our independent director, Mr.Zhenghua Yu, on October 8, 2024,for a term of one year, with an annual salary of $20,000. The appointment shall begin on October 8, 2024.

We have entered into director offer letter with our independent director, Mr.Xiao Jin, on October 8, 2024,for a term of one year, with an annual salary of $20,000. The appointment shall begin on October 8, 2024.

We have entered into director offer letter with our independent director, Mr.Xijing Xu, on October 8, 2024,for a term of one year, with an annual salary of $20,000. The appointment shall begin on October 8, 2024.

Employment Agreements with Named Executive Officers

We have entered into employment agreements with each of our executive officers. Pursuant to such employment agreements, we have agreed to employ each of our executive officers for a specified time period, which agreements may be renewed upon both parties’ agreement at least two months before the end of the current employment term, and payment of cash compensation and benefits shall become payable when the Company becomes a public reporting company in the US. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including but not limited to the commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense, willful disobedience of a lawful and reasonable order, fraud or dishonesty, receipt of bribery, or severe neglect of his or her duties. An executive officer may terminate his or her employment at any time with a one-month prior written notice. Each executive officer agrees to hold, both during and after the employment agreement expires, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Annual remuneration of between $20,000 to $30,000 for our independent directors, and between $32,040 and $44,189 for our executive directors.

Insider Participation Concerning Executive Compensation

Our Compensation Committee makes all determination regarding executive officer compensation.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics, which is applicable to all of our directors, officers and employees. We have made our code of business conduct and ethics publicly available on our website at http://ir.jtyjyjt.com.

Employees

We and our PRC operating entities had 217, 336, and 377 employees as of September 30, 2024, 2023, and 2022, respectively. As of December 31, 2024, we had 210 employees. The following table sets forth the numbers of our employees, categorized by function as of December 31, 2024.

As of
December 31,
2024
Teachers	100
Cafeteria and dining hall staff	11
Student living staff	4
Security and safety staff	3
Technology staff	25
Management and Administrative staff	67
Total	210

As required by PRC laws and regulations, we participate in various employee social security plans for part of our employees that are administered by local governments, including housing, pension, medical insurance and unemployment insurance. We compensate our employees with basic salaries as well as performance-based bonuses. However, we did not make adequate social insurance and housing fund contributions for all employees as required by PRC regulations. None of our employees are represented by any collective bargaining arrangements, and we consider our relations with our employees to be good.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of our Ordinary Shares by:

●	each person who is the beneficial owner of more than 5% of the outstanding shares of any series of our voting ordinary shares;

●	each of our current executive officers and directors; and

●	all executive officers and directors of the Company, as a group.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

We have based percentage ownership on 1,577,944 Class A ordinary shares and 403,000 Class B ordinary shares issued and outstanding as of March 13, 2025.

	Class A Ordinary Shares	Class B Ordinary Shares	Percentage of Beneficial Ownership*	Percentage of Aggregate Voting Power**
	Number	Number	%	%

Directors and Executive Officers(1):
Xueyuan Weng, CEO	0	403,000	20.34%	56.08%
Yu Sun, CFO	0	0	0	0
Xiaoyi Wang	2, 000	0	0.10%	0.06%
Liming Xu(3)	65, 000	0	3.28%	1.81%
Peilin Ji(2)	192,221	0	9.70%	5.35%
Yidong Hao	0	0	0	0
Xijing Xu	0	0	0	0
Zhenghua Yu	0	0	0	0
Xiao Jin	0	0	0	0
All directors and executive officers as a group (nine individuals):	275, 000	403, 000	3342%	63. 30%
5% Shareholders: Xueyuan Weng, CEO No.8, Gaotian Road, Hongdian Street, Lucheng District, Wenzhou City, Zhejiang Province, China	0	403, 000	20.34%	56.05%
Well Joy International Investment Limited(2) Room 101, No. 41, Shiguangsan Village, Yangpu District, Shanghai, China	192,221	—	9.70%	5.35%

*	For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our outstanding Class A ordinary shares and Class B ordinary shares as a single class.

**	Each holder of our Class A ordinary shares is entitled to one vote per share. Each holder of Class B ordinary shares is entitled to five votes per share, and while on all matters submitted to them for a vote. Our Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders.

(1)	Unless otherwise indicated, the business address of each of the individuals is Room 503, Building C2, No. 1599, Xinjinqiao Road, Pudong New Area, Shanghai, China 200083.

(2)	Peilin Ji is the 100% owner of Well Joy International Investment Limited that holds 208, 000 Class A ordinary shares.

(3)	Liming Xu is the 100% owner of Ever Loyal Industrial Limited that holds 65, 000 Class A ordinary shares.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

RELATED PARTY TRANSACTIONS

Related Party Transactions

Mr. Xueyuan Weng is the Company’s CEO, director and principal shareholder. Our transactions with him are summarized as follows:

	For the years ended September 30,
	2024	2023	2022
Accounts receivable-related parties:
Kindergartens owned by Mr. Weng	$-	$15,077	$54,825
Amounts due from related party:
Due from Mr. Xueyuan Weng (the Company’s CEO, director and principal shareholder)	$-	$-	$100,122

Amounts due to related party(1):
Due to Mr. Xueyuan Weng (the Company’s CEO, director and principal shareholder)	$854,271	$63,689	$-

Revenue earned from related party(2)
Logistic, consulting services and others revenue	$93,264	$310,465	$710,620

(1)	As of September 30, 2024, the balance of the amounts due to related party represent non-interesting bearing and unsecured borrowing from related party for working capital purpose. The balance is not required to be repaid within twelve months.

(2)	For the years ended September 30, 2024, 2023 and 2022, the Company earned revenue of $93,264, $310,465, and $710,620, respectively, which was mainly derived from providing educational management consulting services to certain kindergartens owned by the CEO and his wife.

Guarantee provided to a related party

The Company provided guarantee for two related party’s borrowings (for more information, see Note 11).

Guarantee provided by related parties

Several related parties guaranteed the repayment of the Company’s short-term and long-term loans. (See Note 11).

LISTING DETAILS

Our ordinary shares currently trade on Nasdaq under the symbol “GSUN.” As of the date of this prospectus, our only listed class of securities are our Class A Ordinary Shares. Our ordinary shares, are divided into Class A and Class B ordinary shares. Our Class A ordinary shares, par value $0.005 per share, are each entitled to one vote, not convertible into Class B ordinary shares under any circumstances. Our Class B ordinary shares are, par value $0.005 per share are each entitled to five votes and are convertible into one Class A ordinary share at any time by the holder thereof, at their sole discretion.

Our ordinary shares to be offered by the Selling Shareholders pursuant to this prospectus are our Class A ordinary shares. For more information, see “Description of Share Capital—Ordinary Shares.”

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Ordinary Shares by the Selling Shareholders. We will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash, which proceeds will be used for working capital and other general corporate purposes. All net proceeds from the sale of Class A ordinary shares will go to the Selling Shareholders.

DIVIDEND POLICY

We have not declared or paid any cash dividend on our ordinary shares as of the date of this prospectus. We currently intend to retain any future earnings and do not expect to pay any dividends in the near future. Any further determination to pay dividends on our ordinary shares would be at the discretion of our Board of Directors, subject to applicable laws, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board of Directors may deem relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition should be read together with our consolidated financial statements and the notes thereto and other financial information, which are included elsewhere in this registration statement. Our financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). In addition, our financial statements and the financial information included in this registration statement reflect our organizational transactions and have been prepared as if our current corporate structure had been in place throughout the relevant periods.

This section contains forward-looking statements. These forward-looking statements are subject to various factors, risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements. Further, as a result of these factors, risks and uncertainties, the forward-looking events may not occur. Relevant factors, risks and uncertainties include, but are not limited to, those discussed in the section entitled “Business,” “Risk Factors” and elsewhere in this registration statement. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s beliefs and opinions as of the date of this registration statement. We are not obligated to publicly update or revise any forward -looking statements, whether as a result of new information, future events or otherwise. See “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are an exempted company incorporated in the Cayman Islands that serves as a holding company with no material operations of our own. As a holding company, we conduct operations in the PRC through our operating subsidiaries which are incorporated in the PRC. We are a provider of non-English foreign language tutorial services, with a primary focus on the Spanish language, in China. Established in 1997 and headquartered in Shanghai, China, we have over twenty years of experience providing educational services that focus on the development of each of our student’s strengths and potential, and the promotion of life-long skills and interests in learning. As previously reported in our annual report on Form 20-F for the fiscal year ended September 30, 2023, in 2023 we initiated a strategic expansion and transition into the wellness industry and the e-commerce space in China. Our new business initiatives aim to establish our own wellness brands and develop an e-commerce platform to promote and sell wellness products. As part of this expansion, the Company established a wholly-owned subsidiary, Zhejiang Golden Sun Selection Technology Co., Ltd on November 17, 2023. In fiscal year ended September 30, 2024, we have further expanded our operations by entering the cultural tourism industry.

During the year ended September 30, 2024 (“fiscal year 2024”), our revenue increased by approximately 65%, to approximately $10.2 million from approximately $6.2 million for the year ended September 30, 2023 (“fiscal year 2023”). In fiscal year 2024, our net loss decreased by approximately $1.8 million to approximately $4.0 million from approximately $5.8 million in fiscal year 2023. The increased revenue is primarily attributable to the increased revenue from e-commerce segment. The decrease in net loss was due to increased revenue and decreased operating expenses.

Factors Affecting Our Results of Operations

We believe the most significant factors that affect our business and results of operations include the following:

●	The number of students enrolled is largely driven by the demand for our tutorial programs, our reputation and brand recognition and our ability to improve the variety and quality of the programs we offer.

●	Pricing of our tuition fees is affected by the tuition policy set by governments. Article 38 of the Law for Promoting Private Education stipulates that the items and rates of fees to be charged by private schools shall be determined based on the cost of running a school, market demands and other relevant factors, and must be made available to the public. Tuition and fee rates for private schools are subject to supervision by the relevant authorities. Provincial governments, autonomous regions governments and centrally-administered municipalities set guidelines on fees for not-for-profit schools. The tuition criteria of for-profit private schools are subject to market conditions and shall be determined by the schools themselves. Currently, fees for our not-for-profit schools are determined by the school and filed with the relevant authorities for its supervision, while fees for our for-profit schools are primarily based on demand for our courses, the targeted market for our courses and fees charged by our competitors for the same or similar courses.

●	Our ability to manage our cost of revenues directly affects our profitability. Our cost of revenues mainly consists of labor costs, which are compensation for our teachers and educational staff, student-related costs, depreciation expenses and lease payment for our schools and tutorial centers.

●	In 2023, we started implementing a strategic transition to expand into the wellness and e-commerce industry in China. In late 2023, we also entered the e-commerce industry. Our ability to execute the new growth strategy will affect our future results.

Risks and Uncertainties

We have substantial operations in China through our PRC subsidiaries. Accordingly, our business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy. Our results may be adversely affected by changes in the political, regulatory, and social conditions in the PRC. While we believe that the Company is in compliance with existing laws and regulations, this compliance may not be indicative of future results. Additionally, our business, financial condition, and results of operations may be negatively impacted by various risks including, but not limited to, regional wars, geopolitical tensions, natural disasters, extreme weather conditions, health epidemics, and other catastrophic incidents. These events could potentially and significantly disrupt our operations. Management continuously monitors these risks and uncertainties and strives to mitigate their potential impact through strategic planning and operational adjustments.

Results of Operations

For the fiscal years ended September 30, 2024 and 2023

Revenue

The following table sets forth the breakdown of our revenue for the periods presented:

	For the fiscal years ended September 30,
	2024		2023
Revenue by type	Amount	% of total revenue	Amount	% of total revenue	Change	% Change
Tutorial services	$5,825,005	57%	$5,446,169	88%	$378,836	7%
Logistic, consulting services and others	471,801	5%	709,424	12%	(237,623)	(33)%
E-commerce services	3,862,214	38%	-	-%	3,862,214	-%
Total revenue	$10,159,020	100%	$6,155,593	100%	$4,003,427	65%

Revenue increased by approximately $4.0 million, or 65%, to approximately $10.2 million in fiscal year 2024, from approximately $6.2 million in fiscal year 2023. The increase in revenue was mainly due to an increase of approximately $3.9 million from e-commerce segment and an increase of approximately $0.1 million from education segment in the year ended September 30, 2024.

Education segment

Tutorial services

Our tutorial services revenue increased by approximately $0.4 million, or 7%, to approximately $5.8 million in fiscal year 2024, from approximately $5.4 million in fiscal year 2023. Our average revenue recognized per student increased by $665 from $733 per student in fiscal year 2023 to $1,398 per student in fiscal year 2024. The total number of student enrollment in our tutorial programs decreased by 3,263 from an aggregate of 7,430 students in fiscal year 2023 to an aggregate of 4,167 students in fiscal year 2024.

Logistic and consulting services and others

Logistic and consulting services and others revenue decreased by approximately $0.2 million, or 33%, to approximately $0.5 million in fiscal year 2024, from approximately $0.7 million in fiscal year 2023. The decrease was mainly due to a decrease in our consulting and catering services offered to our affiliated schools, mainly as a result of the decreased demand for such services.

E-commerce segment

Beginning in November 2023, we started providing e-commerce service and related products on e-commerce platforms, which has generated approximately $3.9 million in revenue. We expect to generate more revenue from e-commerce segment.

Cost of Revenues

Cost of revenues increased by approximately $3.4 million, or 79%, to approximately $7.8 million in fiscal year 2024, from approximately $4.4 million in fiscal year 2023. The increase in cost of revenues in fiscal year 2024 was mainly due to an increase of approximately $4.1 million cost of revenue from e-commerce segment, offset by a decrease of approximately $0.7 million labor cost from education segment as a result of personnel optimization in fiscal year 2024.

Gross profit

Gross profit increased by approximately $0.6 million, or 32%, to approximately $2.4 million in fiscal year 2024, from approximately $1.8 million in fiscal year 2023. The increase in gross profit was mainly due to an increase of approximately $0.8 million from education segment. Gross margin for education segment and e-commerce segment were 41% and negative 6% in fiscal year 2024, respectively, as compared to 29% and nil in fiscal year 2023, respectively. We just initiated e-commerce business in the later fiscal year 2023 and are expanding such business with negative gross margin in fiscal year 2024.

Operating Expenses

	For the fiscal years ended September 30,
	2024		2023
	Amount	% of revenue	Amount	% of revenue	Change	% Change
Selling expenses	$762,451	8%	$1,102,019	18%	$(339,568)	(31)%
General and administrative expenses	4,163,160	41%	6,828,120	111%	(2,664,960)	(39)%
Total	$4,925,611	49%	$7,930,139	129%	$(3,004,528)	(38)%

Total operating expenses decreased by approximately $3.0 million, or 38%, to approximately $4.9 million in fiscal year 2024, from approximately $7.9 million in fiscal year 2023. The decrease in operating expenses was mainly due to a decrease of approximately $2.7 million in general and administrative expenses and a decrease of $0.3 million in selling expenses in fiscal year 2024.

Selling expenses

Selling expenses decreased by approximately $0.3 million, or 31%, to approximately $0.8 million in fiscal year 2024, from approximately $1.1 million in fiscal year 2023. The decrease in selling expenses was mainly due to a decrease in commissions to partner schools of approximately $0.3 million in fiscal year 2024.

General and administrative expenses

General and administrative expenses decreased by approximately $2.7 million, or 39%, to approximately $4.2 million in fiscal year 2024, from approximately $6.8 million in fiscal year 2023. The decrease in general and administrative expenses was mainly driven by a decrease of approximately $1.8 million in stock-based compensation and a decrease of approximately $0.6 million in employee expense in fiscal year 2024. As a percentage of revenues, general and administrative expenses represented approximately 41% and 111% of our total revenues in fiscal year 2024 and 2023, respectively.

Interest expense, net

Our net interest expense decreased by approximately $0.1 million, or 27%, to approximately $0.2 million in fiscal year 2024, from approximately $0.3 million in fiscal years 2023. The decrease was mainly attributable to the decrease of the average interest rate in fiscal year 2024.

Investment loss

Our investment loss increased by approximately $0.8 million, or 4,228%, to approximately $0.8 million in fiscal year 2024, from approximately $0.02 million in fiscal years 2023. The investment loss was primarily attributable to an impairment loss of $0.8 million in the long-term investments in fiscal year 2024.

Other (expense) income, net

Our other expense amounted to approximately $0.3 million in fiscal year 2024, which mainly consisted of compensation expenses to customers and loss on disposition of property and equipment. Other income amounted to approximately $0.8 million in fiscal year 2023, which mainly consisted of government subsidies.

Loss before income taxes

Loss before income tax decreased by approximately $1.7 million, or 30%, to approximately $4.0 million in fiscal year 2024, from approximately $5.6 million in fiscal year 2023. The decrease was primarily attributable to lower operating expenses offset by increased other expense in fiscal year 2024, as stated above.

Provision for income taxes

Income tax provision amounted to approximately $0.02 million in fiscal year 2024. The income tax expenses were generated by our several profitable subsidiaries, including Yangfushan Tutorial and Hangzhou Jicai. We incurred a sizable loss in Golden Sun Selection, Xianjin Technology, and Qinshang Education; we also incurred loss in Golden Sun Wenzhou, Lilong Logistics, and Golden Sun Hong Kong subsidiaries. However, these losses can’t be used to offset the profits of other subsidiaries. As a result, despite experiencing a loss on a consolidated level, we still incurred income tax expenses.

Under the Enterprise Income Tax (“EIT”) Law of the PRC, domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on a case-by-case basis. All our PRC subsidiaries are qualified as small and micro enterprises for the year ended September 30, 2024, thus, the preferential effective tax rates of 2.5%-5% are applied to these entities.

Net loss

Our net loss decreased by approximately $1.8 million, or 31%, to approximately $4.0 million in fiscal year 2024, from approximately $5.8 million in fiscal year 2023.

For the fiscal years ended September 30, 2023 and 2022

Impact of COVID-19

On December 7, 2022, China announced ten new rules that constituted a relaxation of almost all of its initially stringent COVID-19 pandemic control measures. While such action effectively reopened businesses within China, the COVID-19 infection rate peaked in December 2022 and had a material negative impact on the Company’s tutorial business. In fiscal year 2023, we experienced decreased market demand for our services, as the Chinese economy gradually recovered from the negative impact of the COVID-19 pandemic. Our revenue from our continuing operations decreased by approximately $4.7 million, or 43%, to approximately $6.2 million in fiscal year 2023, from approximately $10.8 million in fiscal year 2022. Our net loss from our continuing operations increased by approximately $3.7 million, or 173%, in fiscal year 2023, from approximately $2.1 million in fiscal year 2022.

The extent of the impact on the Company’s future financial results will be dependent on future developments, such as the length and severity of the COVID-19 pandemic, the potential of resurgence, future government actions in response to the crisis and the overall impact of the COVID-19 pandemic on the global economy and capital markets, among many other factors, all of which remain uncertain and unpredictable. Given this uncertainty, the Company is currently unable to quantify the expected impact of the COVID-19 pandemic on its future operations, financial condition, liquidity and results of operations if the current situation continues.

Revenue

We, through our China based subsidiaries, generate revenues from our continuing operations through the following main sources: (i) tutorial services and (ii) logistic, consulting services and others. The following table sets forth the breakdown of our revenue for the periods presented:

	For the fiscal years ended September 30,
	2023		2022
Revenue by type	Amount	% of total revenue	Amount	% of total revenue	Change	% Change
Tutorial services	$5,446,169	88%	$9,279,210	86%	$(3,833,041)	(41)%
Logistic, consulting services and others	709,424	12%	1,535,446	14%	(826,022)	(54)%
Total revenue	$6,155,593	100%	$10,814,656	100%	$(4,659,063)	(43)%

Revenue decreased by approximately $4.7 million, or 43%, to approximately $6.2 million in fiscal year 2023 from approximately $10.8 million in fiscal year 2022. The decrease in revenue was mainly due to a decrease of approximately $3.8 million in tutorial service revenue in fiscal year 2023.

Tutorial services

Our tutorial services revenue decreased by approximately $3.8 million, or 41%, to approximately $5.4 million in fiscal year 2023, from approximately $9.3 million in fiscal year 2022. The total number of student enrollment in our tutorial programs decreased by 470 from an aggregate of 7,900 students in fiscal year 2022 to an aggregate of 7,430 students in fiscal year 2023. Our average revenue recognized per student decreased by $442 from $1,175 per student in fiscal year 2022 to $733 per student in fiscal year 2023. The revenue decrease was due to sluggish market demand for our services as the Chinese economy gradually recovered from the negative impact of the COVID-19 pandemic after the Chinese government relaxed its “Zero-COVID Policy” in December 2022.

Qinshang Education, a subsidiary of the Company established in December 2019, generates revenue by partnering with high schools to provide non-English foreign languages tutoring services, primarily in Spanish. The tutorial services revenue generated by Qingshang Education decreased by approximately $2.1 million, or 66%, from approximately $3.1 million in fiscal year 2022 to approximately $1.0 million in fiscal year 2023. The number of our partner-schools decreased from 58 in fiscal year 2022 to 45 in fiscal year 2023. For Qingshang Education, the number of students enrolled in its non-English foreign language tutorial programs decreased from 3,041 in fiscal year 2022 to 2,154, and as the new recruits took fewer course hours, the average revenue per student decreased from $1,023 in fiscal year 2022 to $485 in fiscal year 2023. Furthermore, other tutorial centers (Zhouzhi Culture, Hangzhou Jicai, and Yangfushan) also incurred decreases in their revenues by an aggregated amount of approximately $1.8 million, or 29%, from approximately $6.2 million in fiscal year 2022 to approximately $4.4 million in fiscal year 2023. The foregoing factors all contributed to the decrease in our tutorial services revenue.

Logistic and consulting services and others

Logistic and consulting services and others revenue decreased by approximately $0.8 million, or 54%, to approximately $0.7 million in fiscal year 2023 from approximately $1.5 million in fiscal year 2022. The decrease was mainly due to a decrease in our consulting and catering services offered to our affiliated schools, mainly as a result of the decreased demand for such services.

Cost of Revenues

Cost of revenues decreased by approximately $1.6 million, or 27%, to approximately $4.4 million in fiscal year 2023, from approximately $6.0 million in fiscal year 2022. The cost decrease in fiscal year 2023 was mainly due to the fact that the labor cost decreased by approximately $1.6 million, or 35%, to approximately $3.0 million in fiscal year 2023, from approximately $4.6 million in fiscal year 2022, as a result of fewer course hours taught in the current period. Other costs, primarily consisting of leasing expenses, teaching material costs and related cafeteria costs did not decrease proportionately with our revenue because the Company continued to maintain the regular teaching team and facilities in anticipation of the recovery of the tutorial market in 2024.

Gross profit

Gross profit decreased by approximately $3.0 million, or 63%, to approximately $1.8 million in fiscal year 2023, from approximately $4.8 million in fiscal year 2022. The decrease in gross profit was mainly due to a decrease of approximately $3.8 million in tutorial services revenue and approximately $0.8 million in the logistic, consulting services and other revenue, partially offset by a decrease of approximately $1.6 million in cost.

Overall gross profit margin decreased to 29% in fiscal year 2023 from 44% in fiscal year 2022. The decrease in the gross profit margin was because certain fixed costs did not decrease proportionately with the decrease in revenue.

Operating Expenses

	For the fiscal years ended September 30,
	2023		2022
	Amount	% of revenue	Amount	% of revenue	Change	% Change
Selling expenses	$1,102,019	18%	$1,634,155	15%	$(532,136)	(33)%
General and administrative expenses	6,828,120	111%	4,717,664	44%	2,110,456	45%
Total	$7,930,139	129%	$6,351,819	59%	$1,578,320	25%

Total operating expenses increased by approximately $1.6 million, or 25%, from approximately $6.4 million in fiscal year 2022, to approximately $7.9 million in fiscal year 2023. The increase in operating expenses was mainly due to an increase of approximately $2.1 million in general and administrative expenses in fiscal year 2023.

Selling expenses

Selling expenses decreased by approximately $0.5 million to approximately $1.1 million in fiscal year 2023, as compared to approximately $1.6 million in fiscal year 2022. The decrease in selling expenses was mainly due to the decrease of commissions for partner schools of approximately $0.5 million in fiscal year 2023, as compared to fiscal year 2022.

General and administrative expenses

General and administrative expenses increased by approximately $2.1 million to approximately $6.8 million in fiscal year 2023, as compared to approximately $4.7 million in fiscal year 2022. The increase in general and administrative expenses was mainly driven by an increase of approximately $1.8 million in stock-based compensation rewards of a total 730,000 Class A ordinary shares to the Company’s CFO and a third-party consultant for their efforts in the Company’s IPO process, as well as an increase of approximately $0.5 million in professional consulting fee. As a percentage of revenues, general and administrative expenses represented approximately 111% and 44% of our total revenues in fiscal year 2023 and 2022, respectively.

Interest expense, net

Our net interest expense increased by approximately $0.1 million to approximately $0.3 million in fiscal year 2023, as compared to approximately $0.2 million in fiscal years 2022. The increase was mainly due to the increase of the average loan balance in fiscal year 2023.

Loss before income taxes

Loss before income tax increased by approximately $3.9 million to approximately $5.6 million in fiscal year 2023, as compared to approximately $1.8 million in fiscal year 2022. The increase was primarily attributable to lower gross profit and higher general and administrative expenses in fiscal year 2023, as stated above.

Provision for income taxes

Income tax provision was approximately $0.1 million and $0.4 million in fiscal year 2023 and 2022, respectively. The income tax expenses were generated by our several profitable subsidiaries, including Lilong Logistics, Xianjin Technology, Hangzhou Jicai and Yangfushan Tutorial. We incurred sizable loss in Qinshang Education and Zhouzhi Culture, due to setbacks caused by restrictive measures associated with COVID-19; we also incurred loss in Golden Sun Wenzhou and Golden Sun Hong Kong, due to general and administrative expenses associated with the IPO, however, these losses can’t be used to offset the profits of other subsidiaries. As a result, although we were in a loss situation on a consolidated level, we still incurred income tax expenses.

Under the Enterprise Income Tax (“EIT”) Law of the PRC, domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on a case-by-case basis. For the fiscal years 2023 and 2022, our subsidiaries were subject to statutory 25% income tax rate.

Net loss

Our net loss from continuing operations was approximately $5.8 million in fiscal year 2023, compared to approximately $2.1 million in fiscal year 2022.

Liquidity and Capital Resources

In assessing liquidity, we monitor and analyze cash on-hand, our ability to generate sufficient revenue sources in the future, and our operating and capital expenditure commitments. In fiscal year 2024, our revenue increased by approximately $4.0 million to approximately $10.2 million from approximately $6.2 million in fiscal year 2023. Our net loss decreased by approximately $1.8 million, or 31%, to approximately $4.0 million in fiscal year 2024, from approximately $5.8 million in fiscal year 2023. We have previously funded our working capital needs primarily from the IPO proceeds, operations, bank loans, and advances from shareholders, and we intend to continue doing so in the near future.

We currently plan to fund our operations mainly through cash flow from its operations, renewal of bank borrowings, and support from controlling shareholders, if necessary, to ensure sufficient working capital. As of September 30, 2024, we had negative working capital. Deferred revenue included in current liabilities amounted to approximately $4.1 million, mainly presenting the deferred tuition payments that will be recognized as revenue in the next fiscal year when the services are provided. As of September 30, 2024, we had short-term loan and long-term loans in aggregate of approximately $3.3 million. We expect to obtain new bank loans or renew existing bank loans upon maturity based on past experience and our good credit history. Management is evaluating different strategies to obtain the required additional funding for future operations. These strategies may include, but are not limited to, additional funding from current or new investors, officers and directors and debt financing. The principal shareholder of the Company has made pledges to provide financial support to us whenever necessary. We cannot provide assurances that we will be able to secure additional funding when needed or at all, or, if secured, that such funding would be on favorable terms. There can be no assurance that any of these future-funding efforts will be successful. If we are unable to obtain additional financing, we may be required to reduce the scope of operations, including planned product development and marketing efforts, which could materially and adversely harm our financial condition and operating results. Our ability to continue as a going concern is dependent upon our ability to obtain additional capital, for which there can be no assurance we will be able to accomplish on a timely basis, on favorable terms or at all.

As of September 30, 2024, the Company had cash and cash equivalents of approximately $0.8 million and total outstanding debt of approximately $3.3 million. Subsequent to the fiscal year-end, the Company entered into a loan agreement and completed a financing transaction to enhance its liquidity position and support its operational and strategic initiatives.

Loan Agreement with China Construction Bank

On October 23, 2024, the Company entered into a loan agreement with China Construction Bank, pursuant to which it secured an unsecured revolving line of credit with a term of one year, providing a facility of up to $76,237 (535,000 RMB). The facility is available to the Company from October 23, 2024, to October 23, 2025, at a fixed interest rate of 3.85% per annum. This revolving credit facility provides the Company with additional short-term liquidity to support working capital and general corporate purposes. The Company may draw on this facility as needed, subject to compliance with its terms and conditions.

Securities Purchase Agreement and Issuance of Convertible Notes

On October 28, 2024, the Company entered into a Securities Purchase Agreement with two accredited investors (the “Buyer”) to issue and sell (i) secured convertible notes in an aggregate original principal amount of $5,000,000 (the “Notes”), and (ii) warrants to acquire common shares of the Company, equal to 180% of the quotient obtained by dividing (a) the original aggregate principal amount of the Notes, by (b) the Conversion Price.

The Conversion Price of the Notes is set at 70% of the lowest closing market trading price of the Company’s common stock during the fifteen (15) trading days prior to either (i) the first conversion notice for the Notes or Warrants or (ii) each subsequent conversion notice, at the Holder’s sole discretion.

The Notes mature on November 2, 2025, and accrue interest at an annual rate of 2.75% per annum. The Company received gross proceeds of $4.8 million from this transaction.

This financing strengthens the Company’s financial position by providing additional capital for general corporate purposes, working capital, and potential strategic initiatives. The convertible nature of the Notes provides flexibility in managing the Company’s capital structure while offering investors the ability to participate in the Company’s potential upside.

Impact on Financial Position

The China Construction Bank credit facility and the convertible notes issuance has provided the Company with additional liquidity and financial flexibility. The Company expects that its existing cash resources, combined with these financing arrangements, will be sufficient to meet its anticipated operating, investing, and financing needs over the next 12 months. However, the conversion terms of the Notes may result in potential dilution to existing shareholders, depending on future stock price movements and investor conversions.

The Company continues to evaluate its capital structure and financing needs and may seek additional funding as necessary to support its growth strategy.

Cash flows

For the years ended September 30, 2024, 2023 and 2022

The following table sets forth a summary of our cash flows for the periods indicated:

	For the fiscal years ended
	September 30, 2024	September 30, 2023	September 30, 2022
Net cash (used in) provided by operating activities	$(4,900,883)	$(4,216,061)	$910,251
Net cash used in investing activities	(1,973,409)	(9,450,571)	(174,074)
Net cash provided by financing activities	1,117,204	246,801	18,634,264
Effect of exchange rate changes on cash and cash equivalents	44,002	(374,962)	(215,720)
Net (decrease) increase in cash and cash equivalents	$(5,713,086)	$(13,794,793)	$19,154,721

Operating Activities

Net cash used in operating activities was approximately $4.9 million in fiscal year 2024. Net cash used in operating activities in fiscal year 2024 mainly consisted of a net loss $4.0 million, adjustments of approximately $1.6 million non-cash items, an increase of approximately $2.4 million in prepayments and other assets and a decrease of approximately $0.5 million in operating lease liabilities, offset by an increase of $0.4 million in account payable.

Net cash used in operating activities was approximately $4.2 million in fiscal year 2023. Net cash used in operating activities in fiscal year 2023 mainly consisted of a net loss $5.8 million, adjustments of approximately $2.4 million non-cash items, and a decrease of approximately $1.1 million in accrued expenses and other liabilities.

Net cash provided by operating activities was approximately $0.9 million in fiscal year 2022. Net cash provided by operating activities in fiscal year 2022 mainly consisted of a net loss $2.1 million from continuing operations, adjustments of $0.3 million non-cash items, an increase of approximately $1.8 million in accrued expenses and other liabilities, a decrease of approximately $0.9 million in prepayments and other assets, an increase of approximately $0.5 million in accounts payable and a decrease of approximately $0.3 million in accounts receivable, offset by a decrease of approximately $1.4 million in deferred revenue.

Investing Activities

Net cash used in investing activities was approximately $2.0 million in fiscal year 2024, which mainly consisted of approximately $1.7 million paid for acquisition, approximately $0.1 million paid for long-term investments and approximately $0.1 million for purchase of property and equipment used in operation.

Net cash used in investing activities was approximately $9.5 million in fiscal year 2023, which mainly consisted of approximately $5.4 million paid for long-term investments, approximately $3.7 million paid for acquisition and approximately $0.2 million for purchase of property and equipment used in school operation.

Net cash used in investing activities was approximately $0.2 million in fiscal year 2022, which mainly consisted of approximately $0.2 million to purchase of property and equipment used in school operation.

Financing Activities

Net cash provided by financing activities was approximately $1.1 million in fiscal year 2024, including net proceeds from a related party of approximately $0.8 million and net proceeds from third parties of approximately $0.4 million.

Net cash provided by financing activities was approximately $0.2 million in fiscal year 2023, including net proceeds from bank loans of approximately $0.3 million and net proceeds from a related party of approximately $0.2 million, offset by net payment to third parties of approximately $0.2 million.

Net cash provided by financing activities was approximately $18.6 million in fiscal year 2022, including proceeds from initial public offering of approximately $18.3 million and net proceeds from bank loans of approximately $1.2 million, offset by net payment to related parties of approximately $0.8 million.

Capital Expenditures

Our capital expenditures amounted to approximately $0.1 million, $0.3 million and $0.2 million in fiscal years 2024, 2023 and 2022, respectively.

Contractual Obligations

We had various outstanding bank loans of approximately $3.3 million and $3.2 million as of September 30, 2024 and 2023, respectively. We have also entered into non-cancellable operating lease agreements for several offices and operating facilities. The lease terms extend through 2029.

The following table sets forth our contractual obligations and commercial commitments as of September 30, 2024:

	Payment Due by Period
	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
Operating lease arrangements	$747,169	$288,525	$342,863	$115,781	$-
Bank loans	3,334,473	1,567,487	911,992	854,994	-
Total	$4,081,642	$1,856,012	$1,254,855	$970,775	$-

Off-Balance Sheet Arrangements

We have entered into certain off-balance sheet financial guarantees related to the borrowings of related parties.

On May 10, 2023, the Company’s subsidiary Xianjin Technology and Qinshang Education signed an agreement with China Mingsheng Bank to provide guarantee for a related party’s borrowing of $1,852,485 (RMB 13,000,000) for a period from June 21, 2023 to May 10, 2033. The related party, Liming Xu, a director of the Company.

On December 21, 2023, the Company’s subsidiary Qinshang Education signed an agreement with Jiangsu Bank to provide guarantee for a related party’s borrowing of $71,249 (RMB500,000) for a period from December 22, 2023 to December 22, 2024. The related party, Zhoushen is the Head of Qinshang Education and Zhouzhi Culture. Subsequent to September 30, 2024, the related party’s borrowing had been fully repaid and the related party renewed the borrowing of $71,249 (RMB500,000) from Jiangsu Bank with the Company’s subsidiary Qinshang Education’s guarantee over the loan term up to December 19, 2025.

On December 25, 2023, the Company’s subsidiary Zhouzhi Culture signed an agreement to provide guarantee for a third party’s lease agreement. The guarantee will expire on March 31, 2025.

As of September 30, 2024, we have not recorded any guarantee liabilities related to these agreements, as there are no indications of default by the related parties. However, these commitments represent potential obligations that could result in liabilities if the related parties fail to meet their payment obligations.

We have not entered into any derivative contracts indexed to our shares that are classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Additionally, we do not have any retained or contingent interests in assets transferred to an unconsolidated entity that serves as credit, liquidity, or market risk support to such entity. We do not have any variable interests in any unconsolidated entity that provides financing, liquidity, market risk, or credit support to us or engages in leasing, hedging, or product development services with us.

Impact of Inflation

We do not believe the impact of inflation on our Company is material. Our operations are in China and China’s inflation rates have been relatively stable in the last three years: being approximately 2.0% in 2022, 0.2% in 2023 and 0.2% in 2024.

Critical Accounting Policies

We prepare our consolidated financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect our reported amount of assets, liabilities, revenue, costs and expenses, and any related disclosures. Although there was no material changes made to the accounting estimates and assumptions in the past two years, we continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates.

We believe that the following accounting policies involve a higher degree of judgment and complexity in their application and require us to make significant accounting estimates. Accordingly, these are the policies we believe are the most critical to understanding and evaluating our consolidated financial condition and results of operations.

Uses of estimates

In preparing the consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, determinations of the useful lives and valuation of long-lived assets, valuation of inventories, estimates of allowances for credit losses, contract assets, commission payables, refund liabilities, revenue recognition, and valuation allowance for deferred tax assets.

Revenue recognition

We generate revenues primarily from tuition fees and other fees collected from services provided. Revenue is recognized when the price is fixed or determinable, persuasive evidence of the arrangement exists, the service is performed or the product is delivered and collectability of the resulting receivable is reasonably assured.

We have adopted ASC 606, “Revenue from Contracts with Customers” and all subsequent ASUs that modified ASC 606, using the modified retrospective approach and has elected to apply it retrospectively for the year ended September 30, 2018. ASC 606 establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied. This new guidance provides a five-step analysis in determining when and how revenue is recognized. Under the new guidance, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In addition, the new guidance requires disclosure of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

Our operations currently generated its revenue from the following main sources:

Tutorial services

We offer various off-campus small-group foreign language tutoring programs. Each contract of tutorial service programs represents a series of distinct services, which is delivery of various courses. The services have substantially the same pattern of transfer to the students, as such, they are considered as a single performance obligation, which is satisfied proportionately based on a straight-line basis over the program term as students simultaneously receive and consume the benefits of these services throughout the program term. We are the principal in providing tutorial services as it controls such services before the services are transferred to the customer. The program fees are generally collected in advance and are initially recorded as deferred revenue. Generally, we approve refunds for any remaining classes to students who decide to withdraw from a course within the predetermined period in the contract. The refund is equal to and limited to the amount related to the undelivered classes. We estimate and records refund liability for the portion, we do not expect to be entitled based on historical refund ratio on a portfolio basis using the expected value method.

Logistic, consulting services and others

We provide services to schools, including but not limited to catering and logistic service. Logistic revenue is recognized on a straight-line basis over the period, as customers simultaneously receive and consume the benefits of the services. Catering revenue is recognized at point of sale.

We also provide consulting services to related-party kindergartens. According to the contracts signed with each of the three kindergartens, we provide a range of educational management and consulting services, including branding, safety management, teacher training, supervision and evaluation on teachers, rating guidance services, to the kindergartens during the contract periods. The intended contractual benefit to the kindergartens of the management and consulting services is to enable the kindergartens’ smooth and effective operations. The promised services in each of the consulting service contracts are combined and accounted as a single performance obligation, as the promised services are considered as a significant integrated service. The consulting services are continuously provided and the kindergartens simultaneously receive and consume the benefits of these services throughout the service period each month. The revenue is recognized over time during the service period.

E-commerce segment

Commission

We promote merchants’ products through various online platforms and earns commission based on a fixed commission rate for sales of the products completed. We do not take control of the products provided by merchants at any point in time during the transactions. Commission revenue is recognized at a point in time when our service obligation to the merchants is determined to have been completed under each sales transaction completed. Variable consideration is estimated and included in the transaction price to the extent that it is probable that a significant revenue reversal will not occur. Adjustments to the estimated variable consideration related to prior reporting periods were not material.

Marketing service

We provide marketing services to merchants on certain online and offline platform, for which it receives service fees from the merchants. Our marketing service provide more publicity and brand awareness of the merchant’s brand through online platform and offline by delivery specified marketing content. Most of revenue from marketing service is recognized at the point in time when the marketing content deliverables are completed based on customer acceptance, while a small portion is recognized over a specified period of time and we have an enforceable right to payment of its fees.

Product sales

We sometimes acquire merchandise from suppliers and sells them to third-party online marketplace. We determine the third-party online marketplace is its customer. We act as a principal as it obtains control of merchandise, is primarily obligated for merchandise sold to the customers, bears inventory risks and has the latitude in establishing prices of merchandise sold to the third-party marketplace. Revenues from product sales are recorded on a gross basis, net of discounts and return allowances when the product is delivered and title is passed to customers in this type of transaction. Proceeds received in advance to delivery are recorded as current liabilities as customer advances.

Practical expedient

We have applied the new revenue standard requirements to a portfolio of contracts (or performance obligations) with similar characteristics for transactions where it is expected that the effects on the financial statements of applying the revenue recognition guidance to the portfolio would not differ materially from applying this guidance to the individual contracts (or performance obligations) within that portfolio. Therefore, we elect the portfolio approach in applying the new revenue guidance.

Contract assets

In accordance with ASC340-40-25-1, an entity shall recognize as an asset the incremental costs of obtaining a contract with a customer if the entity expects to recover those costs. Entities sometimes incur costs to obtain a contract that otherwise would not have been incurred. Entities also may incur costs to fulfill a contract before a good or service is provided to a customer. The revenue standard provides guidance on costs to obtain and fulfill a contract that should be recognized as assets. Costs that are recognized as assets are amortized over the period that the related goods or services transfer to the customer, and are periodically reviewed for impairment. Only incremental costs should be recognized as assets. Incremental costs of obtaining a contract are those costs that the entity would not have incurred if the contract had not been obtained.

As of September 30, 2024, in order to develop non-English foreign language tutorial service for middle school students, we incurred total of approximately $3.0 million commission type fee and administration costs paid upfront to agents to facilitate the related contracts with students for the tutorial service period, generally from 1 to 31 months tutorial service periods. We will not incur such costs if we do not enter into the tutorial service contracts with the students, as a result, the cost of approximately $3.0 million is considered as the incremental costs of obtaining contracts and was capitalized and amortize over tutorial service period. For the years ended September 30, 2024, 2023 and 2022, We amortized related amount of $0.3 million, $0.6 million and $1.1 million into selling expense, respectively. As of September 30, 2024 and 2023, the contract assets amounted to $0.6 million and $0.4 million, respectively.

Contract liability

Contract liabilities are presented as deferred revenue in the consolidated balance sheets, which mainly represents payment received from customers in advance of completion of performance obligations under a contract. The balance of deferred revenue is recognized as revenue upon the completion of performance obligations. As of September 30, 2024 and 2023, the balance of deferred revenue amounted to $4.1 million and $4.0 million, respectively. Substantially all of which will be recognized as revenue during the Company’s following fiscal year.

Refund liability

Refund liability mainly relates to the estimated refunds that are expected to be provided to students if they decide they no longer want to take the courses. Refund liability estimates are based on historical refund ratio on a portfolio basis using the expected value method. As of September 30, 2024 and 2023, refund liability amounted to $0.3 million and $0.3 million, respectively.

Income taxes

We account for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. As of September 30, 2024 and 2023, there are approximately $2.8 million and $2.6 million respectively of unrecognized tax benefits included in income tax payable that if recognized would impact the effective tax rate. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes have been incurred for the years ended September 30, 2024, 2023 and 2022. All of the tax returns of the Company’s subsidiaries in the PRC remain subject to examination by the tax authorities for five years from the date of filing.

Share-Based compensation

We follow the provisions of ASC 718, “Compensation - Stock Compensation,” which establishes the accounting for employee share-based awards. For employee share-based awards, share-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as an expense with graded vesting on a straight-line basis over the requisite service period for the entire award.

Recent Accounting Pronouncements

We consider the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued.

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements — codification amendments in response to SEC’s disclosure Update and Simplification initiative which amend the disclosure or presentation requirements of codification subtopic 230-10 Statement of Cash Flows—Overall, 250-10 Accounting Changes and Error Corrections—Overall, 260-10 Earnings Per Share—Overall, 270-10 Interim Reporting—Overall, 440-10 Commitments—Overall, 470-10 Debt—Overall, 505-10 Equity—Overall, 815-10 Derivatives and Hedging—Overall, 860-30 Transfers and Servicing—Secured Borrowing and Collateral, 932-235 Extractive Activities—Oil and Gas—Notes to Financial Statements, 946-20 Financial Services—Investment Companies—Investment Company Activities, and 974-10 Real Estate—Real Estate Investment Trusts—Overall. The amendments represent changes to clarify or improve disclosure and presentation requirements of above subtopics. Many of the amendments allow users to more easily compare entities subject to the SEC’s existing disclosures with those entities that were not previously subject to the SEC’s requirements. Also, the amendments align the requirements in the Codification with the SEC’s regulations. For entities subject to existing SEC disclosure requirements or those that must provide financial statements to the SEC for securities purposes without contractual transfer restrictions, the effective date aligns with the date when the SEC removes the related disclosure from Regulation S-X or Regulation S-K. Early adoption is not allowed. For all entities, the amendments will be effective two years later from the date of the SEC’s removal. On November 27, 2023, the FASB issued ASU 2023-07. The amendments improve reportable segment disclosure requirements. Main provisions include: (1) significant segment expenses—public entities are required to disclose significant segment expenses by reportable segment by reportable segment if they are regularly provided to the CODM and included in each reported measure of segment profit or loss; (2) other segment items—public entities are required to disclose other segment items by reportable segment. Such a disclosure would constitute the difference between deferred revenues less the significant expenses (disclosed) less reported segment profit or loss; (3) multiple measures of a segment’s profit or loss—public entities may disclose more than one measure of segment profit or loss used by the CODM, provided that at least one of the reported measures includes the segment profit or loss measure that is most consistent with GAAP measurement principles; (4) CODM-related disclosures—disclosure of the CODM’s title and position is required on an annual basis, as well as an explanation of how the CODM uses the reported measure(s); (5) entities with a single reportable segment—public entities must apply all of the ASU’s disclosure requirements, as well as all existing segment disclosure and reconciliation requirements in ASC 280; (6) recasting of prior-period segment information—recasting is required if segment information regularly provided to the CODM is changed in a manner that causes the identification of significant segment expenses to change. The amendments in ASU 2023-07 are effective for all public entities for fiscal years beginning after December 15, 2023. Early adoption is permitted. A public entity should apply the amendments in this update retrospectively to all prior periods presented in the financial statements. The Company is currently evaluating the impact of the amendments on its consolidated financial statements.

In November 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-07, Improvements to Reportable Segment Disclosures (Topic 280). This ASU updates reportable segment disclosure requirements by requiring disclosures of significant reportable segment expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of a segment’s profit or loss. This ASU also requires disclosure of the title and position of the individual identified as the CODM and an explanation of how the CODM uses the reported measures of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources. The ASU is effective for annual periods beginning after December 15, 2024, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is also permitted. This ASU will result in additional required disclosures when adopted, where applicable.

In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures (Topic 740). The ASU requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as additional information on income taxes paid. The ASU is effective on a prospective basis for annual periods beginning after December 15, 2025. Early adoption is also permitted for annual financial statements that have not yet been issued or made available for issuance. Once adopted, this ASU will result in additional disclosures.

In March 2024, the FASB issued ASU 2024-01, “Compensation - Stock Compensation (Topic 718) - Scope Application of Profits Interest and Similar Awards” (“ASU 2024-01”), which intends to improve clarity and operability without changing the existing guidance. ASU 2024-01 provides an illustrative example intended to demonstrate how entities that account for profits interest and similar awards would determine whether a profits interest award should be accounted for in accordance with Topic 718. Entities can apply the guidance either retrospectively to all prior periods presented in the financial statements or prospectively to profits interest and similar awards granted or modified on or after the date of adoption. ASU 2024-01 is effective for annual periods beginning after December 15, 2024, and interim periods within those annual periods.  Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance.  The Company is currently evaluating the potential impact of adopting this guidance on Financial Statements.

In March 2024, the FASB issued ASU 2024-02, “Codification Improvements – Amendments to Remove References to the Concept Statements” (“ASU 2024-02”).  ASU 2024-02 contains amendments to the FASB Accounting Standards Codification that remove references to various FASB Concepts Statements. In most instances, the references are extraneous and not required to understand or apply the guidance. In other instances, the references were used in prior Statements to provide guidance in certain topical areas.  ASU 2024-02 is effective for fiscal years beginning after December 15, 2024.  Early adoption is permitted.   The Company is currently evaluating the potential impact of adopting this guidance on Financial Statements.

Except for the above-mentioned pronouncements, there are no new recent issued accounting standards that will have a material impact on the unaudited condensed consolidated financial position, statements of operations and cash flows.

BUSINESS

Overview

We are not a Chinese operating company, but rather a holding company incorporated as an exempted company in the Cayman Islands. Our Class A ordinary shares offered in this prospectus are shares of our Cayman Islands holding company. As a holding company with no material operations of our own, we conduct our operations through our operating entities established in the PRC.

We are a provider of non-English foreign language tutorial services, with a primary focus on the Spanish language, in China. Established in 1997 and headquartered in Shanghai, China, we have over twenty years of experience providing educational services that focus on the development of each of our student’s strengths and potential, and the promotion of life-long skills and interests in learning. As previously reported in our prospectus on Form 20-F for the fiscal year ended September 30, 2023, in 2023 we initiated a strategic expansion and transition into the wellness industry and the e-commerce space in China. Our new business initiatives aim to establish our own wellness brands and develop an e-commerce platform to promote and sell wellness products. As part of this expansion, the Company established a wholly-owned subsidiary, Zhejiang Golden Sun Selection Technology Co., Ltd on November 17, 2023. In fiscal year ended September 30, 2024, we have further expanded our operations by entering the cultural tourism industry.

During the year ended September 30, 2024 (“fiscal year 2024”), our revenue increased by approximately 65%, to approximately $10.2 million from approximately $6.2 million for the year ended September 30, 2023 (“fiscal year 2023”). In fiscal year 2024, our net loss decreased by approximately $1.8 million to approximately $4.0 million from approximately $5.8 million in fiscal year 2023. The increased revenue is primarily attributable to the increased revenue from e-commerce segment. The decrease in net loss was due to increased revenue and decreased operating expenses.

Primary and Secondary Education Services Provided by the VIEs prior to the Reorganization

Prior to the Reorganization in September 2021, the VIEs, Ouhai Art School and Chongwen Middle School, operated premium primary and secondary private schools in China. Neither we nor our subsidiaries owned any equity interest in the VIEs. Instead, we controlled and received the economic benefits of the VIEs’ business operations through a series of contractual arrangements, also known as VIE Agreements. Under U.S. GAAP, the Company was deemed to have a controlling financial interest in, and be the primary beneficiary of, the VIEs, for accounting purposes, because pursuant to the VIE Agreements, the operations of the VIEs were solely for the benefit of the Company. Subsequent to the Reorganization, we no longer operate any VIEs.

Tuition Fees

For our tutorial centers, tuition fees vary depending on the type of programs or courses we offer. For the years ended September 30, 2024, 2023, and 2022, the average fee charged per students in tutorial programs amounted to $1,398, $733, and $1,175, respectively.

Logistic and consulting services and others

In December 2019, the Company established Lilong Logistics to provide logistic, consulting, and catering services to our affiliated schools. Revenue generated from logistic and consulting services and others amounted to $471,801, $709,424, and $1,535,446 for the years ended 2024, 2023 and 2022, respectively.

Investment in Shanghai Daizong

To diversify our business and leverage our market position in the education industry, on May 10, 2023, Xianjin Technology entered into an equity transfer agreement to acquire nineteen percent (19%) of Shanghai Daizong for RMB 5,730,000 in cash. Shanghai Daizong is a PRC limited company that specializes in consultation services on study abroad and overseas cultural exchange events. As of September 30, 2024, based on the financial conditions and operating performances in Daizong, a full impairment loss of $794,178 was applied against this investment.

Strategic Transition in the Cultural Tourism Industry in 2024

In 2024, we started implementing a strategic transition to expand our operations into the cultural tourism industry in China. Through a joint venture named Shanghai Fuyang Cultural Tourism Development Co., Ltd., between our subsidiary Shanghai Golden Sun Gongyu Education Technology Co., Ltd., which invested 51% equity interest in the joint venture, and two individuals who bring profound academic backgrounds, we are endeavoring to establish our own cultural tourism platform that will further diversify the Company’s revenue streams while leveraging its years’ expertise in education technology to create synergies within the joint venture. We did not generate any revenue from our wellness business in fiscal year 2024.

Strategic Transition into the Wellness Industry in 2023

In 2023, we started implementing a strategic transition to expand our operations into the wellness industry in China. Through our new wellness business initiatives, we are endeavoring to establish our own wellness brands and an e-commerce platform that will be used to promote and sell wellness products. We did not generate material revenue from our wellness business in fiscal year 2024 and 2023.

White Tea Oral Health Products

Shanghai Jinheyu, our subsidiary established in 2023, has developed Fuding White Tea (福鼎白茶) brand white tea oral health products, which currently include toothpaste, mouth freshening spray, and mouthwash. These products contain Fuding white tea (a specialty white tea produced in Fuding City, a village in Fujian province, China) and other Chinese traditional medicines that are believed may have the ability to alleviate certain oral health problems, such as tooth decay and bad smelling breath. We have commissioned Suzhou Qingxin Health Technology Co., Ltd., a Chinese manufacturer of oral products, to produce our oral health products. In December 2023, we launched the Fuding White Tea oral health products on various e-commerce platforms in China, including JD.com, Taobao, Red (小红书), and Yundinghuo (云订货). In September 2023, we applied for trademarks for “Fuding White Tea (福鼎白茶)” and “Jinheyu (金合宇)”. In January 2024, we submitted patent applications to the China National Intellectual Property Administration for the three white tea oral health products.

E-commerce Livestreaming

In January 2024, our subsidiary, Golden Sun Selection, and its branch office, Selection Hangzhou Branch, launched a livestreaming channel on www.douyin.com. We currently market and sell selected healthy agricultural products, such as red beans, coix seeds, barley, brown sugar with ginger, on our livestreaming channel. Our service connects producers and consumers of healthy products, as well as promotes a healthy lifestyle to a targeted audience.

Investments in Wellness Businesses

In 2023, we made equity investments in three companies that operate in the Chinese wellness industry, including Zhejiang Kangyuan, Kaiye (Wenzhou), and Zhejiang Fuyouyuan.

On January 18, 2023, Wenzhou Lilong entered into an equity transfer agreement to acquire eighteen percent (18%) of Zhejiang Kangyuan’s equity shares for RMB 32.4 million in cash. Zhejiang Kangyuan is a PRC limited liability company, and its primary business is the production and sales of medical equipment, as well as the production and sales of non-medical masks.

On April 10, 2023, the Company entered into a share purchase agreement to purchase an approximate100% equity interest of Kaiye (Wenzhou) for a total consideration of US$5 million in cash, to be paid in three installments. Kaiye (Wenzhou) is a provider of a waterfront tourism project development. On September 20, 2023, the parties entered into a supplemental agreement to clarify certain terms under the share purchase agreement. As of the date of this annual report, the process of this acquisition has not completed yet.

On Feburary 23, 2023, Wenzhou Lilong entered into an equity transfer agreement to acquire ten percent (10%) of Zhejiang Fuyouyuan’s equity shares for RMB 2 million in cash. Zhejiang Fuyouyuan’s primary business includes health consultation services, health management services, and medical care services.

Our Geographic Coverage

Our tutorial centers span over five locations across Wenzhou city in Zhejiang province, and Shanghai city, China. Our operation includes four tutorial centers for children and adults, one educational company that partners with high schools to offer language classes to their students, and one logistics company that provides logistic and consulting services. In 2023, we started implementing a strategic transition to expand into the wellness industry in China. Through our new wellness business initiatives, we are endeavoring to establish our own wellness brands and an e-commerce platform to promote and sell wellness products.

Our centers offer the following tutorial programs:

●	Xianjin Technology offers various English and other foreign language tutorial programs and Gaokao and Zhongkao repeater tutorial programs to individual students as well as companies and other organizations.

●	Jicai Tutorial offers non-English foreign language tutorial programs to individual students, companies and other organizations.

●	Zhouzhi Tutorial offers non-English foreign language tutorial programs to individual students, companies and other organizations.

Our repeater tutorial program programs are specifically targeting the upcoming Gaokao or Zhongkao. As for foreign language tutoring, we offer English, Spanish, German, French and Japanese courses to students who intend to study abroad, individuals seeking jobs that require certain proficiency in these languages, and companies or organizations whose workers need to have certain proficiency in these languages.

In addition to tutorial programs offered by our tutorial centers, Qinshang Education, our China-based subsidiary established in December 2019, partners with selective high schools to provide non-English foreign language (Spanish and French as secondary language) tutoring services to high school students.

Since December 2019, we started generating a small percentage of our revenue from providing logistics, consulting, and catering services through Lilong Logistics. As of the date of this prospectus, we have entered into four agreements with four customers, who are mostly Kindergartens.

Yangfushan Tutorial offers a Gaokao repeater tutorial program to high school students who retake Gaokao. Yangfushan Tutorial is also entrusted to offer high school program education to students of the Central Radio & Television Secondary Specialized School located in Wenzhou City, China.

For the fiscal years ended September 30, 2024, 2023, and 2022, the total revenue was approximately $10.2 million, $6.2 million, and $10.8 million, and the net loss was approximately $4.0 million, $5.8 million, and $2.1 million, respectively. For the same aforementioned periods, the revenue derived from tutorial services accounted for 57%, 88%, and 86% of the total revenue, respectively; the revenue derived from logistics and consulting services and others accounted for 5%, 12%, and 14% of the total revenue, respectively and the revenue derived from e-commerce and others accounted for 38%, nil, and nil of the total revenue, respectively. The increase in revenue was mainly due to an increase of approximately $3.9 million from e-commerce segment and an increase of approximately $0.1 million from education segment in the year ended September 30, 2024.

The following map illustrates the geographic locations of our tutorial centers, as well as high partner-schools that Qinshang Education provides on-site non-English foreign languages services, as of the date of this prospectus:

Shanghai Zhouzhi Culture Broadcast Co., Ltd
Shanghai Hongkou Practical foreign language school
Shanghai Xianjin Technology Development Co., Ltd.
Hangzhou Jicai Education Technology Co., Ltd
Wenzhou Ouhai Yangfushan culture cram school
3 partner schools in Jiangxi Province
1 partner school in Zhejiang Province
2 partner schools in Guangdong Province

Our tutorial centers

Our partner-schools

Our Past Performance

The following discussion of our historical performance does not include revenues from the discontinued operations, which were divested as a result of the Reorganization.

During the year ended September 30, 2024 (“fiscal year 2024”), our revenue increased by approximately 65%, to approximately $10.2 million from approximately $6.2 million for the year ended September 30, 2023 (“fiscal year 2023”). In fiscal year 2024, our net loss decreased by approximately $1.8 million to approximately $4.0 million from approximately $5.8 million in fiscal year 2023. The increased revenue is primarily attributable to the increased revenue from e-commerce segment. The decrease in net loss was due to increased revenue and decreased operating expenses.

Our Competitive Strengths

We believe that the following competitive strengths contribute to our business growth and differentiate us from our competitors:

Well-positioned in Gaokao repeater tutoring market in Wenhzou City

Yangfushan Tutorial is the only full-time school for Gaokao repeaters in Wenzhou city, China. Students of Yangfushan Tutorial are Gaokao repeaters who are not satisfied with their previous Gaokao result and desire to retake the annual Gaokao, in order to achieve a better result and to potentially get into a better university or college. Students of Yangfushan Tutorial are enrolled for one year to retake the curriculum of the senior year of high school. For the 2024/2023, 2023/2022 and 2022/2021 school years, 100% of our students were successfully admitted to a 4-year university or 3-year associate college programs, with approximately 90% admitted to 4-year universities and approximately 40% admitted to Key Universities in China.

Consistent high-quality education with excellent teachers

We are committed to provide high quality educational services. We have an excellent and highly-committed team of professional teachers and educational staff. As of Dec 2024, we employed 100 teachers and educational staff. Among these teachers and educational staff, approximately 90% held bachelor’s degrees or higher. Our teachers and educational staff have an average of 13 years of educational experience. We also show our commitment to teaching excellence by following a highly rigorous and selective recruiting policy, providing continuing training in teaching techniques and skills, offering opportunities for career advancement, and encouraging experienced teachers to mentor or give guidance to young teachers. Additionally, to reduce the turn-over rate of our teachers and for consistent education quality, we provide friendly working environment, clear career paths and opportunities to promotion, and competitive benefits and perks. Leveraging our highly-qualified faculty team, we have developed strong research and development capabilities. We have also published textbooks in Spanish, German, and French as second language.

Strong management team with rich education experience

Our management team has a proven track record in the education and education management industry. In particular, Mr. Xueyuan Weng, our CEO, has extensive experience as an educator and in corporate management. Mr. Weng has been involved with our tutorial centers since April 2008. Prior to joining the Company, Mr. Weng served as a teacher, director and school principal at various schools for over 20 years. He has in-depth understanding of the operations of our Company and tutorial centers. Under Mr. Weng’s leadership and management, we have become a leading non-English foreign language provider in China.

We believe our management team’s extensive experience in the education sector has provided us with valuable industry insight and management expertise, enabling us to manage our operations and growth and promote our brand as a leading provider of private educational services in China.

Our Growth Strategies

Our goal is to continuously promote and improve our position as a premium private tutorial services provider in the Yangtze River Delta Region and a leading Spanish as secondary language provider in the PRC by pursuing the following growth strategies:

Continue to build our brand and reputation

We plan to continue promoting our “Golden Sun” brand in China’s private tutorial services market. We believe that building our brand and reputation for providing tutorial services will allow us to reach a broader base of students and increase our market share in student enrollment. We intend to expand our advertising on major Internet portals, the national media and reputable educational publications. In addition, we will hire additional representatives to enhance our recruitment coverage in new regions that we plan to enter into from time to time.

Expand our network of partner -schools and tutorial centers through various measures and maximize synergies through integration of these entities

We plan to expand our network of partner -schools and tutorial centers by organically establishing non-English foreign language and Gaokao repeater tutorial centers, duplicating our model of providing foreign language tutorial services to schools, and selectively pursuing acquisitions of one language school in the U.S. and one language school in Spain, in order to provide our non-English foreign language students opportunities to further their language studies outside of China. As of the date of this prospectus, we have not identified target schools for acquisition. We look for schools that share a common purpose with us and that focus on creating an environment of strong teaching. We expect the target schools to have an area of at least 10,000 sq. ft. with at least 500 enrolled students, and certified by the Cervantes Institute, a well-recognized non-profit organization created by the Spanish government for the promotion of the Spanish language. We also look for schools with sound financial health in areas with sufficient financial resources and economic foundation to support private education.

Our Tutorial Services

We operate tutorial centers through our China based subsidiaries. All of our tutorial centers are located in either Wenzhou city, Hangzhou city, Zhejiang province or Shanghai City in China. In December, 2019, we established Qinshang Education to offer non-English foreign language tutorial programs to students enrolled in the high schools we select and partner with throughout the PRC, or partner schools, with a focus on Spanish language.

The following table sets forth the basic information of our tutorial services as of December 31, 2024.

Name	Year Opened / Acquired	Type	Programs/ Services Offered	Number of Students	Number of Classes	Number of Teachers and Educational Staff
Yangfushan	2008/2018 (1)	Tutorial center; operates as a Not-for-profit school	Gaokao Repeater Tutorial Program	291	9	24
			Sub-total	291	9	24
Xianjin Technology	2012/2019 (2)	Tutorial center; operates as a company	Gaokao Repeater Tutorial Program	63	3	17
			English Program	314	49	20
			Non-English foreign Language Program	100	15	10
			Sub-total	477	67	47
Jicai (Hangzhou) Tutorial	2017/2019 (3)	Tutorial center; operates as a For-profit school	Non-English foreign Language Program	19	5	0
Zhouzhi Tutorial	2012/2019 (4)	Tutorial center; operated as a company	Non-English foreign Language Program	941	370	16
			Sub-total	960	375	16
Qinshang	2019	Operated as a company	Non-English foreign Language Program	299	10	13
			Sub-total	299	10	13
Total				2,027	461	100

(1)	Yangfushan Tutorial commenced operation in 2008. Mr. Weng acquired the school in 2008 and the school was later acquired by the Company in 2018.

(2)	Xianjin Technology commenced operation in 2012 and was acquired by the Company in 2019. Hongkou Tutorial ceased operation and transferred all of its existing business to Xianjin Technology on December 31, 2021. In December 2024, Hongkou Tutorial resumed teaching operations.

(3)	Hangzhou Jicai commenced operation in 2017, and were acquired by the Company in 2019.

(4)

Zhouzhi Tutorial is operated by Zhouzhi Culture, which commenced operation in 2012 and was acquired by the Company in 2019. The Company’s former tutorial center, Shanghai Jicai, transferred its business to Zhouzhi Culture in 2022.

Our Tutorial Centers

We operate tutorial centers through our PRC subsidiary, Golden Sun Wenzhou and its subsidiaries. Each center offers different programs and serves different groups of students.

Yangfushan Tutorial is the only full-time school for Gaokao repeaters in Wenzhou city, China. Students of Yangfushan Tutorial are Gaokao repeaters who are not satisfied with their previous Gaokao result and desire to retake the annual Gaokao, in order to achieve a better result and to potentially get into a better university or college. Students of Yangfushan Tutorial are enrolled for one year to retake the curriculum of the senior year of high school. For the 2024/2023, 2023/2022 and 2022/2021 school years, 100% of our students were successfully admitted to a 4-year university or 3-year associate college programs, with approximately 90% admitted to 4-year universities and approximately 40% admitted to Key Universities in China.

Xianjin Technology and Jicai Tutorial are tutorial centers that offer various language courses and part-time Gaokao and Zhongkao repeater courses to individual students and corporate customers. Individual students and corporate customers typically sign up to take a specific course for a period of time. The repeater courses offered at Xianjin Technology saw a 89.5%, 94.3% and 94.2% admittance rate into high schools in the 2024/2023, 2023/2022 and 2022/2021 school years, respectively.

Jicai Tutorial and Zhouzhi Tutorial tutor students who sign up individually, and as a group by their employers or organizations. Jicai Tutorial and Zhouzhi Tutorial focus on non-English foreign language tutoring, as well as cultivating students’ interests in foreign languages.

Secondary Language Tutorial Services Provided to Partner-schools by Qinshang Education

With the acceleration of the globalization of Chinese companies, the needs for talents speaking a non-English foreign language has increased in recent years. In December 2019, we established Qinshang Education to offer secondary language tutorial services to students enrolled high schools we selectively partner with. Currently, we offer Spanish and French programs. This model allows us to utilize the partner-schools’ resources without having to own or lease land or space as teaching facilities or campus.

We are selective in identifying partner-schools. Typically, we look at a school’s track records and whether electing Spanish or another non-English secondary language as their second language in Gaokao would be beneficial to their students. Additionally, we prioritize those with over 1,500 students in each grade, to ensure sufficient enrollment.

As of December 31, 2024, Qinshang Education worked with 6 partner-schools serving approximately 299 students in 3 provinces in China.

Not-for-Profit/For-profit status

According to PRC laws and regulations, entities and individuals who establish private schools are commonly referred to as “sponsors” instead of “owners” or “shareholders.” The sponsors of private schools may establish non-profit or for-profit schools at their own discretion. However, they are not allowed to establish for-profit schools providing compulsory education. Please refer to “Regulations—Regulations Related to Private Education—2. Law for Promoting Private Education of PRC” for details of private school categories.

The main difference between a for-profit school and a not-for-profit school is whether the sponsor can obtain proceeds from school operations. The sponsor of a not-for-profit school shall not receive proceeds from school operations, and the cash surplus of the school shall be reinvested in the school for its operations. The sponsor of a for-profit school may receive proceeds from school operations, and the cash surplus of the school shall be disposed in accordance with the Company Law and other relevant laws and administrative regulations.

According to the Decision on Amending the Law for Promoting Private Education of the PRC (the “Decision”), amended in December 2018, forprofit private schools have the discretion to determine the fees to be charged by taking into consideration of various factors such as the school operating costs and market demand, and no prior approval from government authorities is required, while not-for-profit private schools shall collect fees, pursuant to the measures stipulated by the local PRC government authorities.

Yangfushan Tutorial and Hangzhou Jicai were established as private schools and are subject to the provisions of the 2016 Private Education Law, which became effective on September 1, 2017, requiring them to register their status as not-for-profit or for-profit. Yangfushan Tutorial was established as not-for-profit schools, while Hangzhou Jicai was established as a for-profit school. In December 2024, Hongkou Tutorial resumed teaching operation and classified as a not-for-profit school.

According to government regulations, in order to change a not-for-profit school to a for-profit school, the school’s property first needs to be liquidated, which would cause large scale disruptions to our schools. In March 2021, the Company made the decision not to reregister its existing not-for-profit schools as for-profit schools.

As of the date of this prospectus, Zhouzhi Tutorial, Qinshang Education and Xianjin Technology operate as companies rather than private schools, and therefore do not need to be registered as for-profit or not-for-profit schools.

Full-time Gaokao repeater tutorial program

Yangfushan Tutorial students are enrolled to retake the senior year of the high school program, in preparation of their retaking of Gaokao, which is a standardized annual admission test administered by local authorities at a provincial level, the result of which is critical in determining admission into undergraduate programs in universities in China. Students at Yangfushan Tutorial are offered courses for subjects that are required for Gaokao, i.e., three mandatory subjects (Chinese, math and foreign language), as well as three subjects of a student’s choosing from seven subjects (politics, geography, history, physics, chemistry, biology and technology).

Other Tutorial Programs

We offer other various tutorial programs, including a part-time Gaokao and Zhongkao repeater program, English as second language programs, such as the national English as a foreign language test courses, intermediate and advanced English interpretation courses, and business English courses, as well as non-English foreign language programs.

Our Students

We have operated in Wenzhou city and Shanghai for over twenty years. We believe that prospective students are attracted to our tutorial centers due to our brand name and the quality of our programs. The target students for our tutorial centers are Gaokao and Zhongkao repeaters, companies or organizations with training needs, as well as high schools with students who can benefit from our non-English foreign languages programs when participating in Gaokao.

We typically reach out to prospective students and their parents through WeChat, our website and physical flyers. We also rely on the referrals of our previous and existing students and their parents.

As of December 31, 2024, we had approximately 2,027 students across China in our tutorial programs and partner-schools.

Our Teachers

We seek to hire teachers and educational staff who hold the necessary academic credentials, are dedicated and active professionals in their fields, and are committed to improving their students’ performance. Typically, our teachers have 10-20 years of educational experience. As of December 31, 2024, approximately 41.25% of our teachers and educational staff held a master’s degrees or above, 58.3% held bachelor’s degrees.

Our teachers are hired based on classroom experience, educational background, expertise in their specific subject areas, communication skills and commitment to students and teaching. We expect teachers to have or develop excellent teaching skills, including the ability to mentor other teachers and develop innovative curriculums. They are also required to meet PRC regulatory requirements. We post descriptions of vacant positions on our website and social media to recruit teachers. We also recruit qualified graduates from reputable teaching universities and foreign language schools. We review official transcripts and resumes to evaluate a candidate’s academic achievement and work experience. Qualified candidates are interviewed, required to pass a written test and teach a mock class in front of a school’s hiring team. Once hired, a teacher is also expected to pass a probation period during which he or she can be evaluated regularly.

Newly hired teachers undergo a training program on teaching skills and techniques as well as the Company’s culture. We also provide continuing training to our teachers in areas such as ethics, lesson preparation, teaching skills, production efficiency, and teaching without a script. We typically provide our teachers with 1-10 days of ongoing training each year. We also arrange or encourage experienced teachers to mentor, assist, and provide guidance to newly hired teachers and regularly hold teaching research meetings and activities among teachers of the same subjects. Our teachers are regularly evaluated, both qualitatively, on their teaching skills, and quantitatively, on their students’ test scores, typically once every semester.

Our teachers’ compensation is based on their experience, education background, and the results of evaluations of their performance. We provide outstanding teachers with bonuses and other benefits and perks to incentivize them to stay, and those who do not meet our teaching standards are terminated.

Tuition Fees

For our tutorial centers, tuition fees vary depending on the type of programs or courses we offer. For the years ended September 30, 2024, 2023, and 2022, the average fee charged per students in tutorial programs amounted to $1,398, $733, and $1,175, respectively.

Logistics and Consulting Services

Additionally, since December 2019, we started generating a small percentage of our revenue from providing logistics and consulting services through one logistics company, Lilong Logistics. As of the date of this prospectus, we have entered into service agreement with six customers. For the fiscal years 2021 and 2020, we generated $1,508,930 and $907,508 in revenue from providing logistic and consulting services.

Our Management System

We have established a centralized and standardized management system. The Chairman of the board of directors and CEO of the Company, Mr. Xueyuan Weng oversees the operations of our Company. Major decisions and policies such as principal nominations, tuition fee levels, construction of material new facilities, and the use of significant funds are determined by relevant departments on the Group level.

Yangfushan Tutorial has one principal to oversee the overall operations of such school, assisted by one deputy principal, primarily in charge of such school’s education, logistics, security, ethics and student enrollments. Yangfushan Tutorial has different departments in charge of various aspects of its day-to-day operations, including the administrative office, department of student affairs, department of teaching and R&D, department of logistics, and department of student enrollment. Directors or heads of each department and management meet at least every two weeks to provide updates on their work, priorities, issues and concerns, to discuss and make plans and goals, and to formulate materials management policies.

Hongkou Tutorial has a general manager, who primarily oversees the school’s overall operations and a general deputy manager, who is in charge of implementation of school policies and operations. These managers each manages different projects. They meet up monthly to reflect on the operations of the center.

Jicai Tutorial has one principal, in charge of the overall operations of the school and managing various departments reporting directly to the principal on a weekly basis.

Due to its business model, Qinshang Education operates as a company and is managed by executive director and general manager. Management meets up for discussion weekly and the meeting minutes are reported to Mr. Weng weekly, while Qinshang Education’s financials are reported monthly.

All of our principals have extensive experience in education and school administration. Besides reporting to Mr. Weng regarding any significant events at real time and attend principals meeting at the beginning and the closing of each school semester, Principals also participate in regular meetings with Mr. Weng to discuss major issues about their respective schools.

As for the management of financial matters, the finance department on the Group level conducts periodic audits on the finance departments at the school level. Annual financial reports of each school are submitted to the finance department at the Group level. Monthly meetings are conducted at the Group level.

Research and Development

We have strong research and development capabilities and have devoted significant resources developing our courses and teaching methods and materials. We encourage our teachers to develop, update and improve based upon the teaching goal of a specific course or program and on students’ needs and preferences.

For Gaokao repeater programs, we focus on all the subjects and courses that the students are participating in, emphasizing the examination requirements. For other tutorial programs and courses, our curricula and materials are developed to meet the specific goals of that program/course. As our students’ academic ability levels vary widely, our curricula are designed with the flexibility to address a particular class or a particular student’s strengths and weaknesses. Our teachers also implement and revise the curricula based on feedback from the classroom.

Leveraging our research and development capacities, specifically for non-English foreign language, from 2012 to 2021, we have published 7 textbooks for Spanish, German, and French studies, covering areas such as vocabulary, grammar, and examination-oriented content.

We also regularly evaluate, update and improve course materials based upon student performance and feedback from teachers, students and parents, typically performed before every semester.

Marketing

We employ various methods in marketing our tutorial centers and our services. We take measures to increase word-of-mouth referrals, which have been key to bringing in new students and building our brands. In addition, we also advertise via our social media accounts (primarily WeChat) and our websites, and post advertisement posters on school campuses and other areas with high traffic of our target students, especially during student recruiting seasons.

Referrals. Word-of-mouth referrals by former and current students and their families have historically been a significant source of student enrollment. We actively work with our alumni and current students to encourage them to recommend our programs to potential students. We believe that our student enrollment will continue to benefit from referrals by our extensive network of alumni and families, many of whom have enjoyed satisfactory learning experiences and achieved their study goals at our schools and tutorial centers.

Social media and traditional media advertising. We maintain several official accounts with the most used social media in China, WeChat, China’s largest social media mobile application and regularly post updates and news about our schools and tutorial centers on our official WeChat accounts. Currently, our 6 WeChat accounts have an aggregate of 4,973 followers. We also selectively post advertisement on university school campuses in their cafeteria and dormitory areas, as well as other areas with high traffic of our target students, such as newsstands.

Promotional events. From time to time, we organize in-person promotional and recruiting events so that prospective students and their parents can learn more about our tutorial centers, programs, teachers and services. Prospective students and their parents would be able to meet and interact with our teachers and staff, and ask questions about our tutorial centers.

Competition

We believe that the competition in the non-English foreign language services market and the Gaokao repeater market is generally based on brands, student academic performance, parent satisfaction, quality of teachers, campus size, locations, cost of rent, and tuition fees. We expect competition to persist and intensify. We believe that we are able to compete effectively because of our strong brand recognition and track record. However, some of our existing and potential competitors, especially public schools, may have access to resources that we do not have, such as governmental support in forms of government subsidies and other payments or fee reductions. These competitors may devote greater resources, financial or otherwise, than we can to student recruitment, campus development and brand promotion and respond more quickly than we can to changes in student demands and market needs. See “Risk Factors—Risks Related to Our Business—We face intense competition in the PRC education sector, which could lead to adverse pricing pressure, reduced operating margins, loss of market share, departure of qualified teachers and increasing capital expenditure.”

Facilities

We do not own any real estate properties, and currently lease properties with a total combined gross floor area and site area of approximately80,651 square feet in Wenzhou City Zhejiang province, and Shanghai City, from various non-related entities or grants of use from the local government.

The below table sets forth a summary of our facilities as of the date of this prospectus:

No.	Entity	Lease (L)/ Own (O)	Lease Amount	Area	Location	Lease Term
1	Yangfushan Tutorial	L	$41,208/year	GFA: 24,980 sq ft	Ouhai District, Wenzhou City	Aug 1, 2024-Apr 30, 2029

2	Xianjin Technology	L	$ 4,445/month	GFA: 2,121 sq ft	Hongkou District, Shanghai	Jan 1, 2023- Dec 31, 2024

3	Xianjin Technology	L	$2,969 /month	GFA:1,109 sq ft	Hongkou District, Shanghai	Sep 1, 2024- Aug 31, 2025

4	Xianjin Technology	L	$75,998 /year	GFA: 2,731 sq ft	Pudong New District, Shanghai	Sep 1, 2024- Aug 31, 2025

5	Golden Sun Wenzhou	L	$16,483 /year	GFA: 4,521 sq ft	Lucheng District, Wenzhou City	Oct 1, 2024- Sep 30, 2025

6	Lilong Logistics	L	Free	GFA: 549 sq ft	Longwan District, Wenzhou City	Feb 1, 2024-Jan 31, 2029

7	Lilong Logistics	L	$48,076/year	GFA: 32,666 sq ft	Ouhai District, Wenzhou City	Aug 1, 2024-Apr 30, 2029

8	Gongyu Education	L	$10,129/year	GFA: 7,908 sq ft	Pudong New District, Shanghai	Apr 1, 2024- Mar 31, 2027

9	Shanghai Fuyang	L	$ 1,163/month	GFA: 726 sq ft	Yangpu District, Shanghai	Sep 20, 2024-Sep 19, 2025

10	Golden Sun Selection	L	$31,117/year Increase every year	GFA:3,340 sq ft	Binjiang District, Hangzhou City	Nov 22, 2024-Nov 21, 2025

Our Golden Sun Wenzhou and Lilong Logistics locations are leased from the local government free of rent because of local government’s incentives programs for locations we lease. Except for one location that we pay rent based on frequency of use, all of our current leases contain priority renewal provisions which provide that we have the right of first refusal to renew the lease upon the expiration of the lease term. There is no renewal provision for two locations (Golden Sun Wenzhou and Lilong Logistics) that we are granted rights to use for free by the government. Upon the expiration of these grants, depending on the then operating situation of these locations, both for office use only, we may negotiate with the government for renewal or to move offices. We do not expect any material disruption to our operations for either option.

Employees

We and our PRC operating entities had 217, 336, and 377 employees as of September 30, 2024, 2023, and 2022, respectively. As of December 31, 2024, we had 210 employees. The following table sets forth the numbers of our employees, categorized by function as of December 31, 2024.

As of
December 31,
2024
Teachers	100
Cafeteria and dining hall staff	11
Student living staff	4
Security and safety staff	3
Technology staff	25
Management and Administrative staff	67
Total	210

As required by PRC laws and regulations, we participate in various employee social security plans for part of our employees that are administered by local governments, including housing, pension, medical insurance and unemployment insurance. We compensate our employees with basic salaries as well as performance-based bonuses. However, we did not make adequate social insurance and housing fund contributions for all employees as required by PRC regulations. None of our employees are represented by any collective bargaining arrangements, and we consider our relations with our employees to be good.

Intellectual Property

As of the date of this prospectus, we own 6 trademarks and we are currently applying for 2 trademarks with the Trademark Office of SAIC in China.

As of the date of this prospectus, we are currently applying for 3 patents with the State Intellectual Property Office in China.

We own 7 copyrights to various textbooks that have been developed internally and provide a basis for improving the quality of our educational services. Our strategic plan calls for continued and extensive investment in maintaining and expanding these assets.

We have also registered 4 domain names with the China Internet Network Information Center.

To protect our intellectual properties, we rely on a combination of trademark, copyright and trade secret laws. From time to time, we are required to obtain licenses with respect to course materials owned by third parties for our educational services, in particular for our international program which requires foreign-language educational materials.

Insurance

We maintain insurance to cover students and teachers’ medical expenses for injuries they might sustain at our facilities. We also maintain insurance to cover our liability should any injuries occur at facilities. We do not maintain property insurance for facilities or vehicles, business interruption insurance, product liability insurance or key-man life insurance. See “Risk Factors—Risks Relating to Our Business and Industry—We have limited insurance coverage.” We consider our insurance coverage to be in line with that of other tutorial services providers of a similar scale in the respective areas in China.

Legal Proceedings

From time to time, we are subject to legal proceedings, investigations and claims incidental to the conduct of our business. We are not currently a party to any legal proceeding or investigation which, in the opinion of our management, is likely to have a material adverse effect on our business, financial condition or results of operations.

Seasonality

We do not experience seasonality in our overall operations.

The Impact of COVID-19

The COVID-19 outbreak was first reported in Wuhan and Hubei province in December 2019, and was declared a pandemic by the World Health Organization in March 2020. The COVID-19 pandemic significantly disrupted travel and the local economy across the PRC. In order to contain the COVID-19 pandemic, the MOE issued a notice in February 2020, which, among other things, postponed the commencement of the spring semester for 2019/2020 school year for all universities, middle and high schools, elementary schools and kindergartens in the PRC, and encouraged the proliferation of online teaching. It further stipulated that all training service providers in the PRC are required to temporarily cease providing offline training services to students until authorized by the provincial education bureaus.

In fiscal years 2022 - 2024, the impact of COVID-19 on our operations was not material. The extent of the impact on the Company’s future financial results will be dependent on future developments such as the length and severity of the crisis, the potential resurgence of the crisis, the virus variation, future government actions in response to the crisis and the overall impact of the COVID-19 pandemic on the global economy and capital markets, among many other factors, all of which remain highly uncertain and unpredictable. Given this uncertainty, the Company is currently unable to quantify the expected impact of the COVID-19 pandemic on its future operations, financial condition, liquidity and results of operations if the current situation continues. Please see “Risk Factors — Risks Relating to Doing Business in the PRC - We face risks related to health epidemics, natural disasters, or terrorist attacks in China.” in this prospectus for more details.

REGULATIONS

This section sets forth a summary of the principal PRC laws, regulations, and rules relevant to our business and operations in China.

Regulations Related to Private Education

Education Law of PRC

On March 18, 1995, the National People’s Congress of the PRC, enacted the Education Law of PRC, or the Education Law, which was amended on August 27, 2009 and further amended on December 27, 2015. The Education Law sets forth provisions relating to the fundamental education systems of the PRC, including a school education system comprising infant school education, primary education, secondary education and higher education, a system of nine-year compulsory education, a national education examination system, and a system of education certificates. The Education Law stipulates that the state shall encourage enterprises, institutions, mass associations, other social organizations and private citizens to establish schools and other educational institutions in accordance with the law.

Law for Promoting Private Education of PRC

On December 28, 2002, the Standing Committee of the National People’s Congress, promulgated the Law for Promoting Private Education of PRC, or the Law for Promoting Private Education and was later amended on December 29, 2018. Pursuant to the Law for Promoting Private Education, with regard to private schools, the State applies the principles of enthusiastic encouragement, vigorous support, correct guidance, and administration according to law. The sponsors of private schools may establish non-profit or for-profit private schools at their own discretion. However, they shall not establish for-profit private schools providing mandatory education. The sponsor of a non-profit private school shall not gain proceeds from school running, and the cash surplus of the school shall be used for school running. The sponsor of a for-profit private school may gain proceeds from school running, and the cash surplus of the school shall be disposed of in accordance with the Company Law and other relevant laws and administrative regulations. As of the date of this prospectus, among all of tutorial centers registered as schools, Yangfushan Tutorial and Hongkou Tutorial are not-for-profit schools.

Furthermore, according to Article 38 of the Law for Promoting Private Education, the items and rates of fees to be charged by private schools shall be determined according to the cost of running a school, market demand and other factors and made available to the public. They are subject to the supervision by the relevant authority. The measures for the collection of fees by non-profit private schools shall be formulated by the governments of respective provinces, autonomous regions and centrally-administered municipalities; the charging criteria of for-profit private schools are subject to market conditions and shall be determined by the schools themselves.

Implementation Rules for the Law for Promoting Private Education of the PRC

On March 5, 2004, the PRC State Council promulgated the Implementation Rules for the Law for Promoting Private Education of the PRC (the “Implementing Regulation”). According to the Implementing Regulation, any social organizations or individuals, except the state governments, may run non-state schools of different types and levels, other than any specialized non-state schools engaging in military, police or political education, with non-state financial funds.

On April 7, 2021, the revised Implementing Regulation was promulgated, and became effective on September 1, 2021. The revised Implementing Regulation regulates the establishment, organization and operation of private schools, teachers and educators, assets and financial management of schools, etc. The Implementing Regulation prohibits foreign investment in private schools. In addition, Article 13 of the Implementing Regulation states that “No social organization or individual may, by means of merger, acquisition, agreement-based control, etc., control any private school that provides compulsory education or any non-profit private school that provides pre-school education”. Furthermore, the Implementing Regulation prohibits a private school that provides compulsory education to conduct any transactions with any interested related party. Regarding the organization and operation of private schools, the Implementing Regulation further stipulates that members of the board or other forms of decision making bodies of private schools that provide compulsory education, shall have the nationality of the People’s Republic of China and shall be appointed by the supervision and approval authority. In order to be compliant with the revised Implementing Regulation, the Company completed a Reorganization in September 2021 and divested the operations of two private schools through contractual arrangements. It is the opinion of our PRC counsel that the Company is currently compliant with the revised Implementing Regulation.

Several Opinions of the State Council on Encouraging the Operation of Education by Social Forces and Promoting the Healthy Development of Private Education

On December 29, 2016, the State Council issued the Several Rules of the State Council on Encouraging the Operation of Education by Social Forces and Promoting the Healthy Development of Private Education (Guofa [2016] No. 81), which aims to ease the access to the operation of private schools and encourages social forces to enter the education industry. The rules also provide that each level of the PRC government shall increase their support for the private schools in terms of financial investment, financial support, funding policy, preferential tax treatments, land policies, fee policies, autonomy operation, protection of the rights of teachers and students, etc.

Implementation Regulations on Classification Registration of Private Schools

On December 30, 2016, the Ministry of Education (MOE), the Ministry of Civil Affairs (MCA), the State Administration for Industry and Commerce (currently known as the State Administration for Market Regulation) (SAIC), the Ministry of Human Resources and Social Security (MOHRSS), and the State Commission Office of Public Sectors Reform (SCOPSR) jointly issued the Implementation Rules on the Classification Registration of Private Schools (Jiaofa [2016] No. 19). If a private school established before promulgation of the Amendment chooses to register as a not-for-profit school, it shall amend its articles of association, continue its operation and complete the new registration process. If such private school chooses to register as a for-profit school, it shall conduct financial liquidation process, acquire the property rights of its assets such as lands, school buildings, and have its net balance examined by relevant government authorities. It shall also pay up relevant taxes, apply for a new Permit for Operating a Private School, re-register the for-profit school as a corporation and continue its operation. As of the date of this prospectus, the Company has determined to register and keep the status of not-for-profit for all of our existing not-for-profit schools.

Teachers Law of the People’s Republic of China

On October 31, 1993, the standing Committee of the National People’s Congress promulgated the Teachers Law of the People’s Republic of China (“Teachers Law”), which became effective on January 1, 1994, and was amended on August 27, 2009. According to the Teachers Law, China institute a system of qualifications for teachers, the qualifications for teachers in primary and middle schools shall be evaluated and approved by the administrative departments of education under the local people’s governments at or above the county level. Besides, Schools and other institutions of education shall gradually institute a system of appointment for teachers. Appointment of teachers shall be based on the principle of equality between both parties. The school and the teacher shall sign an appointment contract defining each other’s rights, obligations and responsibilities.

Local Regulations related to Private Education in Shanghai

On March 31, 2022, the Shanghai Municipal Education Commission and other five authorities jointly issued the Implementation Measures for the Establishment and Management of Off - campus Training Institutions in Shanghai, or “the Implementation Measures”, which applies to academic training for students in the compulsory education stage and ordinary high school students, as well as cultural and artistic, sports, science and technology, and non-academic cultural knowledge training for primary and secondary school students and preschool children within the administrative area of Shanghai Municipality through online or offline means. Pursuant to the Implementation Measures, the establishment of off-campus training institutions shall meet the corresponding establishment standards, and the establishment standards are to be led by the corresponding industry regulatory authorities.

On December 26, 2017, local government of Shanghai issued Implementation Opinions on Promoting the Healthy Development of Private Education. This Implementation Opinions provide guidance for the development of local private education. For example, this Implementation Opinions (1) details the implementation of classified management for profit/non-profit institutions and designates multiple government departments to jointly promote this work; (2) details the tuition reform arrangements, and clarifies that the charging standards of for-profit private schools are determined by the schools themselves; (3) emphasizes that private schools should pay social insurance premiums and housing provident funds for teachers and staff in full in accordance with the law. Besides, this Implementation Opinions also arranged specific work in other areas and designated corresponding responsible government agencies.

Local Regulations related to Private Education in Zhejiang

In 2018, Zhejiang province completed the construction of a new policy system for private education, including an overall guideline issued by the Zhejiang provincial government and seven supporting specific regulations. On December 26, 2017, Zhejiang Provincial government issued the Implementation Opinions on Encouraging Social Forces to Set up Education and Promoting the Healthy Development of Private Education, which stipulated in principle the development of private education from 21 aspects, including the classified management of for-profit private schools and non-profit private schools. Corresponding to this, government agencies under the provincial government have specifically formulated seven supporting local rules, including “Implementation Measures for the Change of Registration Types of Existing Private Schools”, “Measures for the Financial Settlement of Private Schools”, “Implementation Measures for Public Finance to Support the Development of Private Education”, “Implementation Measures for the Implementation of the Autonomy of Private Schools”, “Implementation Measures for the Construction of the System of Faculty Development in Private Schools “, “Measures for Financial Management of Private Schools” and “Measures for Information Disclosure and Information Management of Private Schools.”

Guideline to Significantly Reduce the Excessive Burden of Homework and After-school Tutoring for Students in Primary and Middle Schools (the “Guideline”)

The Guideline, jointly issued by the general offices of the Communist Party of China Central Committee and the State Council, was released on July 24, 2021. The Guideline mainly includes the following:

(1)	Primary and middle schools shall reduce the amount and the difficulty of homework and offer after-school service with activities such as homework tutoring, sports, arts, reading, hobbies, and other extra-curricular activities.

(2)	Educational departments should use national and local education teaching resource platforms and school network platforms to provide students with high-quality educational resources and learning resources covering all grades and subjects for free.

(3)	Regulations for the development of tutoring institutions, including: (a) tutoring institutions providing after-school tutoring services on academic subjects in China’s compulsory education system, or Academic AST Institutions, need to be registered as non-profit, no approval will be granted to new Academic AST Institutions, and an approval mechanism will be adopted for online Academic AST Institutions; (b) local government shall clarify the corresponding competent authorities for the management of different types of tutoring institutions for nonacademic course; (c) Academic AST Institutions are strictly prohibited from conducting capitalized operations, including IPOs, accepting investment from listed companies whose investment funds are from stock market financings, or sales of assets to listed companies; (d) foreign capital is not allowed to control or participate in Academic AST Institutions through mergers and acquisitions, entrusted operations, franchise chains, and the use of variable interest entities; (e) tutoring institutions are not allowed to teach foreign education courses or content too advanced for the school curriculum; (f) tutoring institutions cannot conduct academic course training on weekends, national holidays or winter and summer vacations; (g) personnel providing academic subject training services must have corresponding teacher qualifications, and the teacher qualification information must be displayed in the tutoring institutions’ premises or on their websites; (h) strictly control the excessive influx of capital into tutoring institutions, the financing and fees of tutoring institutions should be mainly used for training business operations; (i) unfair competition in the form of fictitious original prices, false discounts, and false propaganda for the promotion of business are strictly prohibited, and industry monopolies shall be resolutely investigated and dealt with in accordance with laws and regulations; (j) online training should pay attention to protecting the eyesight of students - each online session should be no more than 30 minutes, the interval between courses should be no less than 10 minutes, and the training end time should be no later than 9pm; (k) online tutoring institutions shall not provide and disseminate unhealthy learning methods such as “photographic search for questions”; and (k) it is strictly forbidden to hire foreign personnel who are not in China to carry out training activities.

(4)	Improve the overall quality of education and accelerate the reduction of the education quality gap between urban and rural areas, regions, and schools.

(5)	Strengthen the management of tutoring institutions advertisements. Mainstream media, new media, public places, various billboards and online platforms in residential areas, etc. shall not publish or broadcast tutoring institutions advertisements. Commercial advertising activities shall not be carried out in primary and middle schools and kindergartens, and advertisements shall not be published or disguised in disguised form using textbooks, auxiliary materials, exercise books, stationery, teaching aids, school uniforms, school buses, etc.

On July 28, 2021, to further clarify the scope of academic subjects provided by Academic AST Institutions in China’s compulsory education system, the PRC Ministry of Education issued the Notice. The Notice specifies that academic subjects include the following courses provided in accordance with the learning content of the national curriculum standards: Morality and Law, Chinese Language, History, Geography, Mathematics, foreign languages (English, Japanese, and Russian), Physics, Chemistry and Biology.

In accordance with the Guideline and the Notice, the Company currently assesses that its tutorial centers are not Academic AST Institutions that provide academic subjects in China’s compulsory education system. Yangfushan Tutorial offers Gaokao repeater tutorial program to high school students who retake Gaokao; Xianjin Technology offers various English and other foreign language tutorial programs and Gaokao and Zhongkao repeater tutorial programs; Jicai Tutorial offers non-English foreign language tutorial programs. Neither the Gaokao repeater tutorial program nor the Zhongkao repeater tutorial programs offer academic subjects included on the Notice, and the foreign language programs provided by Xianjin Technology and Jicai Tutorial are not provided in accordance with “learning content of the national curriculum standards”. To confirm its assessment, after the issuance of the Guideline, the Company contacted local government authorities and received verbal confirmation that its three tutorial institutions are not Academic AST Institutions and shall not be implicated by the restrictions in Paragraph 3 targeting Academic AST Institutions.

On November 22, 2023, the State Medical Products Administration issued the Provisions on the Management of Toothpaste Filing Materials, or “the Provisions”. The Provisions stipulates the materials to be submitted for the filing of toothpaste produced and sold in the territory of the PRC.

Regulations Relating to Toothpaste Production

On June 16, 2020, the State Council issued the Cosmetics Supervision and Administration Regulation (the “Cosmetics Regulation”). According to the Cosmetics Regulation, Cosmetics are classified into two categories: special cosmetics and ordinary cosmetics. The State Council exercises the registration administration on special cosmetics and record-filing administration on ordinary cosmetics. According to Art. 77 of the Cosmetics Regulation, toothpaste shall be administered by reference to the relevant provisions thereof on ordinary cosmetics.

On March 16, 2023, the State Administration for Market Regulation issued the Measures for the Supervision and Administration of Toothpaste (the “Toothpaste Measures”). According to the Toothpaste Measures, toothpaste is subject to the record-filing administration. The applicant for the record-filing of toothpaste is responsible for the quality safety and efficacy claims of toothpaste. The domestic toothpaste shall be filed for record with the drug regulator of the province, autonomous region or centrally administered municipality where the applicant is located prior to being marketed. Manufacturers of toothpaste shall, in accordance with the law, file an application with the drug regulator of the province, autonomous region or centrally administered municipality where it is located for a production permit. The record-filing parties and the entrusted manufacturers of toothpaste shall establish a production quality management system and organize the production in accordance with good manufacturing practices for cosmetics.

On September 22, 2023, the State Medical Products Administration issued the Announcement on Toothpaste Supervision and Filing. According to this announcement, toothpaste products already present in the market prior to the official implementation of the Cosmetics Regulation and the Toothpaste Measures are subject to simplified filing requirements if they have a proven safe usage history without any quality or safety incidents. From October 1, 2023 to November 30, 2023, toothpaste manufacturers can submit simplified information through the filing platform for these existing products. However, complete product filing information must be provided before December 1, 2025 for toothpaste with a first marketing date after January 1, 2021. The labeling requirements for simplified filings should comply with regulations related to cosmetics supervision and administration as well as toothpaste management. Only adjustments in label format are necessary for sales packaging labels that have already been listed; any updates to product labels should follow specified guidelines.

Regulations Relating to Pre-packaged Food

On February 28, 2009, the Food Safety Law of the People’s Republic of China (the “Food Safety Law”) was passed by the Standing Committee of the National People’s Congress. An updated version of this law came into effect on April 29, 2021. According to the provisions outlined in the Food Safety Law, China adopted a licensing system for food manufacturing, food sellers or catering services shall obtain a permit in accordance with the law. However, the sale of edible agricultural products and the sale of pre-packaged food only are not subject to a permit. Where only pre-packaged food is sold, it shall be filed with the local food safety regulatory department of the local people’s government at or above the county level for the record. Edible agricultural products refer to primary products derived from agriculture intended for consumption, whereas pre-packaged food refers to items that are packaged or made using specific materials or containers.

The quality and safety management of edible agricultural products must adhere to regulations stated in the Law of the People’s Republic of China on Quality and Safety of Agricultural Products. On matters related to marketing of edible agricultural products, formulation of relevant quality and safety standards, publication of pertinent safety information, as well as provisions concerning agricultural inputs specified in the Food Safety Law shall prevail. Sellers engaged in trading in edible agricultural products are required to establish an inspection record system for purchasing such goods and retain relevant certificates for a minimum period not less than six months.

Regulations Relating to Online Live Broadcast Sales

On August 31, 2018, the Standing Committee of the National People’s Congress issued the E-commerce Law of the People’s Republic of China (the “E-commerce Law”), which came into force on January 1, 2019. The E-commerce Law shall apply to e-commerce activities in the People’s Republic of China. E-commerce business operators engaging in business activities shall adhere to the principles of “voluntary participation, equality, fairness and integrity”, comply with laws and business ethics, participate in market competition fairly, perform the obligations of consumer rights protection, environmental protection, intellectual property protection, cyber security and protection of personal information, etc., undertake product and service quality responsibilities, and accept government and public supervision.

On March 15, 2021, the State Administration for Market Regulation issued Measures for the Supervision and Administration of Online Transactions, which took effect in May 1, 2021. According to the Measures, goods sold or services provided by online transaction operators shall meet the requirements for the protection of personal and property safety and the requirements for environmental protection, and online transaction operators shall not sell goods or provide services that are prohibited by law or administrative regulations, damage the national interest and public interest, or violate public order and good morals.

On April 23, 2021, the State Internet Information Office and seven other departments jointly issued the Network Broadcast Marketing Management Measures (Trial), which was implemented in May 25, 2021. According to such measures, operators of live studios and live-streaming marketing personnel engaging in online live-streaming marketing activities shall comply with laws, regulations and the relevant provisions of the State, follow public order and good customs, and truthfully, accurately and comprehensively release information on goods or services, and shall not commit any of the following acts: (1) violating Articles 6 and 7 of the Provisions on the Ecological Governance of Network Information Contents; (2) publicizing false or misleading information to cheat or mislead users; (3) marketing counterfeit or shoddy goods or goods that infringe upon intellectual property rights, or goods that fail to meet the requirements for personal and property safety; (4) fabricating or tampering with data relating to traffic, such as transactions, attention, number of views, number of comments, etc.; (5) making promotion or diversion for a person after any illegal or irregular act or act with high risks committed by the person is known or should have been known; (6) harassing, slandering, vilifying or intimidating others, or infringing upon the legitimate rights and interests of others; (7) pyramid marketing, fraud, gambling, or selling prohibited or controlled goods, etc.; and (8) other acts in violation of the laws, regulations and relevant provisions of the State.

Regulations Relating to Travel Industry

On April 25, 2013, the Standing Committee of the National People’s Congress promulgated the Tourism Law of the PRC (Revised in 2018), provides that, to establish a travel agency, attract, organize and receive tourists, and provide tourism services shall obtain the approval from the tourism authorities, make the commercial registration, and meet specific requirements. Pursuant to the Regulations on Travel Agencies (Revised in 2020), and the Rules for the Implementation of the Regulations on Travel Agencies (Revised in 2016), “travel agency” refers to the business entities engaging in such activities as soliciting, organizing and receiving tourists, providing services related to tourism and conducting domestic travel business, inbound travel business or outbound travel business. A travel agency applying for domestic travel and inbound travel business shall have a registered capital of not less than 300,000 RMB and file an application to the competent authorities for the travel agency business license.

Our Cultural Tourism business caters primarily to travelers travelling in China. Our suppliers will provide services for the customers. Our suppliers are required to comply with all registrations and requirements for the issuance and maintenance of licenses required by the governing bodies, and to maintain all license fees and filings current. Therefore, we are not subject to People’s Republic of China (PRC) and other law and regulations, but our suppliers are subject to PRC and other law and regulations.

Regulations Relating to Foreign Investment

Foreign Investment Law of PRC

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law of PRC, or the Foreign Investment Law, which replaces the Sino-foreign Joint Ventures Law of PRC, the Sino-foreign Cooperative Enterprises Law of PRC and the Foreign Investment Enterprise Law of PRC.

The Foreign Investment Law aims to further open up and expand the Chinese market, promote foreign investment and protect the legitimate rights and interests of foreign investors. The Foreign Investment Law defines the foreign investment as direct or indirect investment by foreign investors in China. It includes the following categories: (i) foreign investors alone or jointly with other investors establish a foreign investment enterprise in China; (ii) foreign investors acquire shares, equity, property shares or other similar rights and interests in Chinese domestic enterprises; (iii) foreign investors alone or jointly with other investors invest in new projects in China; and (iv)legal and administrative investment in other ways specified by regulations or the State Council.

The Foreign Investment Law stipulates the pre-access national treatment and negative list management system for foreign investment. Under the Pre-entry National Treatment, foreign investors enjoy at least the same level of market access to investment with domestic investors. The Negative List refers to the special administrative measures required by the government to implement foreign investment in certain industries. The Negative List stipulates that foreign investors are not allowed to invest in industries where investment is prohibited. The Negative List also stipulates industries where investment is restricted, and foreign investors should meet the relevant stipulated conditions. China grants national treatment to foreign investment outside of the negative list. The Negative List shall be approved by the State Council and published after approval.

The Foreign Investment Law stipulates that the PRC government shall not expropriate or requisition the investment of foreign investors, except under special circumstances in accordance with the existing law and regulations. In case of expropriation or requisition, statutory procedures shall be followed, and fair and reasonable compensation shall be made in a timely manner. Foreign investors may, according to the present law and regulations, freely remit into or out of China, in RMB or any other foreign currency, their capital contributions, profits, capital gains, income from asset disposal, intellectual property royalties, lawfully acquired compensation, indemnity or liquidation income, etc., within the territory of China. The PRC government shall protect the intellectual property of foreign investors and foreign-funded enterprises, as well as the legitimate rights and interests of intellectual property obligees and relevant obligations.

Implementation Regulations for the Foreign Investment Law of PRC

On December 26, 2019, the State Council promulgated the Implementation Regulations for the Foreign Investment Law of the People’s Republic of China, which stipulate implementation measures and detailed rules to ensure the effective implementation of the Foreign Investment Law.

Special Administrative Measures (Negative List) for Foreign Investment Access (Edition 2024)

On September 6, 2024, the Ministry of Commerce and the National Development and Reform Commission jointly promulgated the Special Administrative Measures (Negative List) for Foreign Investment Access (Edition 2024). Negative List (Edition 2024) stimulates that pre-school education, ordinary high school and higher education institutions are subject to Sino-foreign cooperative education, and must be led by the Chinese Party (the president or the chief executive shall have Chinese nationality, and the Chinese Party shall comprise not less than half of the council, board or joint administrative committee).

It is prohibited to invest in mandatory education institutions or religious education institutions. Furthermore, training business is not on the Negative List (Edition 2024).

Regulations Related to Mergers and Acquisitions and Overseas Listings

On August 8, 2006, six PRC governmental and regulatory agencies, including MOFCOM and the China Securities Regulatory Commission, or the CSRC, promulgated the Rules on Acquisition of Domestic Enterprises by Foreign Investors, or the M&A Rules, governing the mergers and acquisitions of domestic enterprises by foreign investors that became effective on September 8, 2006, and was amended on June 22, 2009. The M&A Rules, among other things, requires that offshore SPVs that are controlled by PRC companies or individuals and that have been formed for overseas listing purposes through acquisitions of PRC domestic interest held by such PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange.

On February 17, 2023, the CSRC released the Trial Measures and five supporting guidelines, which took effect on March 31, 2023. Pursuant to the Trial Measures, PRC domestic companies that seek to offer or list securities overseas, both directly and indirectly, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of relevant applications or its completion of subsequent offerings, subsequent securities offerings of an issuer in the same overseas market where it has previously offered and listed securities shall be filed with the CSRC within three working days after the offering is completed. If a domestic company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as an order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines.

The Trial Measures outline the circumstances where domestic companies are prohibited from offering and listing securities overseas, if such overseas offering and listing made by domestic companies (i) are explicitly prohibited by laws; (ii) may endanger national security as determined by relevant competent departments under the State Council; (iii) involve criminal offenses that disrupting PRC economy such as corruption, bribery, embezzlement, or misappropriation of property by such domestic company, the controlling shareholder, and/or actual controller in the recent three years; (iv) involve such domestic company in investigations for suspicion of criminal offenses or major violations of laws and regulations; or (v) involve material ownership disputes over the shares held by the controlling shareholder or by other shareholders that are controlled by the controlling shareholder and/or actual controller. We believe that our listing on Nasdaq does not fall under the circumstance that such overseas listing is prohibited by the Trial Measures.

On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the CSRC Notice, which, among others, clarifies that PRC domestic companies that have already been listed overseas before the effective date of the Trial Measures, which is March 31, 2023, shall be deemed to be “Existing Issuers”, and Existing Issuers are not required to complete the filing procedures with the CSRC immediately, and they shall be required to file with the CSRC for any subsequent offerings. We are an Existing Issuer, based on the foregoing, and we are required to file with the CSRC for this subsequent offering within three working days after the offering is completed.

On February 24, 2023, the CSRC, together with the MOF, the National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions, which were issued by the CSRC and National Administration of State Secrets Protection and National Archives Administration of China in 2009. The revised Provisions were issued under the title the “Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies,” and came into effect on March 31, 2023, together with the Trial Measures. One of the major revisions to the revised Provisions is expanding their application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, among other things, (i) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities, including securities companies, securities service providers, and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (ii) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities, including securities companies, securities service providers, and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. Any failure or perceived failure by our Company or our subsidiaries to comply with the above confidentiality and archives administration requirements under the revised Provisions and other PRC laws and regulations may result in the relevant entities being held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

The Trial Measures and the revised Provisions that issued by the PRC authorities may subject us to additional compliance requirements in the future. See “Risk Factors — Risks Related to Doing Business in China — The Trial Measures and the revised Provisions issued by the PRC authorities may subject us to additional compliance requirements in the future.”

Regulations Related to Intellectual Property Rights

Trademarks

The SCNPC adopted The Trademark Law of PRC in 1982 and revised it in 1993, 2001, 2013 and 2019 respectively, with its implementation rules adopted in 2002 and revised in 2014 by the State Council. The PRC Trademark Office of the State Administration for Industry and Commerce, currently known as PRC State Intellectual Property Office of the State Administration for Market Regulation, or the Trademark Office, handles trademark registrations and grants a protection term of ten years to registered trademarks which may be renewed for consecutive ten-year periods upon request by the trademark owner. The PRC Trademark Law has adopted a ‘first-to-file’ principle with respect to trademark registration. Where a trademark for which a registration has been made is identical or similar to another trademark which has already been registered or been subject to a preliminary examination and approval for use on the same kind of or similar commodities or services, the application for registration of such trademark may be rejected. Any person applying for the registration of a trademark may not prejudice the existing right first obtained by others, nor may any person register in advance a trademark that has already been used by another party and has already gained a ‘sufficient degree of reputation’ through such party’s use.

Patents

The SCNPC adopted the Patent Law of PRC in 1984 and amended it in 1992, 2000, 2008, and 2020, respectively. A patentable invention or utility model must meet three conditions, namely novelty, inventiveness and practical applicability. A design patentable shall not fall under the existing designs, and no other entity has submitted an application for a same design prior to the filing date. Patents cannot be granted for scientific discoveries, rules and methods for intellectual activities, methods used to diagnose or treat diseases, animal and plant breeds, substances obtained by means of nuclear transformation or a design which has major marking effect on the patterns or colors of graphic print products or a combination of both patterns and colors. The Patent Office under the State Intellectual Property Office is responsible for receiving, examining and approving patent applications. A patent is valid for a twenty-year term for an invention and a ten-year term for a utility model and a fifteen-year term for a design, all starting from the application date. Except under certain specific circumstances provided by law, any third-party user must obtain consent or a proper license from the patent owner to use the patent, otherwise the use will constitute an infringement of the rights of the patent holder.

Copyrights

The SCNPC adopted The Copyright Law of PRC in 1982 and revised it in 2001, 2010, and 2020, respectively. Work of Chinese citizens, legal persons or other organizations shall enjoy copyright pursuant to this Law regardless of whether they are published. Work shall shall refer to original intellectual achievements in the fields of literature, art and science which can be expressed in a certain form, including: (1) Written works; (2) Oral works; (3) Musical, dramatic, opera, dance, acrobatic artistic works; (4) Art, architectural works; (5) Photographic works;(6) Audio-visual works; (7) Graphic works and model works such as engineering design plan, product design plan, map, schematic diagram, etc.; (8) Computer software; and (9) Any other intellectual achievements which comply with the characteristics of the works. Persons who have committed the infringement acts shall bear civil liability to stop the infringement, eliminate the impact, make apologies, compensate losses, etc., in accordance with the circumstances.

Domain Names

The Ministry of Industry and Information Technology promulgated the Administrative Measures on Internet Domain Names in 2017. Pursuant to such measures, the Ministry of Industry and Information Technology is in charge of the overall administration of domain names in China. Domain name registration services shall in principle implement “first apply first register”. A domain name applicant will become the domain name holder upon the completion of the application procedure.

Regulations Related to Employment

On June 29, 2007, the SCNPC, adopted the Labor Contract Law of PRC, or the Labor Contract Law, which became effective as of January 1, 2008 and was revised in 2012. The Labor Contract Law requires employers to enter into written contracts with their employees, restricts the use of temporary workers. Pursuant to the Labor Contract Law, employment contracts lawfully executed prior to the implementation of the Labor Contract Law and continuing as of the date of its implementation will continue to be performed. Where an employment relationship was established prior to the implementation of the Labor Contract Law but no written employment contract was concluded, a contract must be concluded within one month after the Labor Contract Law’s implementation. All PRC enterprises are generally required to implement a standard working time system of eight hours a day and forty hours a week, and if the implementation of such standard working time system is not appropriate due to the nature of the job or the characteristics of business operation, the enterprise may implement a flexible working time system or comprehensive working time system after obtaining approvals from the relevant authorities. According to the Social Insurance Law promulgated by SCNPC effective from July 1, 2011 (revised on December 29, 2018), Regulation of Insurance for Work-Related Injury, Provisional Measures on Insurance for Maternity of Employees, Regulation of Unemployment Insurance, Decision of the State Council on Setting Up Basic Medical Insurance System for Staff Members and Workers in Cities and Towns, Interim Regulation on the Collection and Payment of Social Insurance Premiums and Specification for Social Insurance Registration Service, an employer is required to contribute the social insurance for its employees in China, including the basic pension insurance, basic medical insurance, unemployment insurance, maternity insurance and injury insurance. Under the Regulations on the Administration of Housing Funds, promulgated by the State Council on April 3, 1999 and as amended on March 24, 2002, and March 24, 2019 respectively, an employer is required to make contributions to a housing fund for its employees. Our PRC operating entities participate in various employee social security plans for part of our employees that are administered by local governments, including housing, pension, medical insurance and unemployment insurance. Our PRC operating entities compensate our employees with basic salaries as well as performance-based bonuses. However, our PRC operating entities did not make adequate social insurance and housing fund contributions for all employees as required by PRC regulations. See “Risk Factors—Risks Related to Our Business—Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.”

Regulations Related to Foreign Exchange

From 2012, SAFE has promulgated several circulars to substantially amend and simplify the current foreign exchange procedure. Pursuant to these circulars, the opening of various special purpose foreign exchange accounts, the reinvestment of RMB proceeds by foreign investors in the PRC and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE. In addition, domestic companies are no longer limited to extend cross-border loans to their offshore subsidiaries but are also allowed to provide loans to their offshore parents and affiliates and multiple capital accounts for the same entity may be opened in different provinces. SAFE also promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents in May 2013, which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC shall be conducted by way of registration and banks shall process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches. In February 2015, SAFE promulgated SAFE Circular 13, which took effect on June 1, 2015. SAFE Circular 13 delegates the power to enforce the foreign exchange registration in connection with inbound and outbound direct investments under relevant SAFE rules from local branches of SAFE to banks, thereby further simplifying the foreign exchange registration procedures for inbound and outbound direct investments.

SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises (the “Circular 19”), effective on June 1, 2015, in replacement of SAFE Circular 142 (the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises. According to Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans or the repayment of inter-enterprise loans or the repayment of banks loans that have been transferred to a third party. Although Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within the PRC, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account (the “Circular 16”), effective on June 9, 2016, which reiterates some of the rules set forth in Circular 19, but changes the prohibition against using RMB capital converted from foreign currency denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. Violations of SAFE Circular 19 or Circular 16 could result in administrative penalties. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Further Promoting the Facilitation of Cross-border Trade and Investment (the “Circular 28”), effective on October 23, 2019, which allows non-investment foreign-funded enterprises to make domestic equity investment with their capital funds in accordance with the law on the premise that the existing special administrative measures (negative list) for foreign investment access are not violated and the projects invested thereby in China are true and compliant.

On January 26, 2017, SAFE issued the Notice of State Administration of Foreign Exchange on Improving the Check of Authenticity and Compliance to Further Promote Foreign Exchange Control (the “SAFE Circular 3”), which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall hold income to account for previous years’ losses before remitting the profits. Moreover, pursuant to SAFE Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

Under our current structure, our income will primarily derive from dividend payments from our subsidiaries in China. Even though we may remit the income outside of China, the fluctuation of exchange rate may be a disadvantage to us if RMB depreciates.

Regulations Related to Taxation

Enterprise Income Tax

On March 16, 2007, the National People’s Congress enacted the Enterprise Income Tax Law of PRC, or the Enterprise Income Tax Law, while the State Council promulgated the Implementing Rules of the Enterprise Income Tax Law of PRC, or the Implementing Rules on December 6, 2007, both of which became effective on January 1, 2008. The Enterprise Income Tax Law was further amended by SCNPC on February 24, 2017, which stimulates that corporate income tax shall be payable by a resident enterprise for income derived from or accruing in or outside China. Corporate income tax shall be payable by a non-resident enterprise, for income derived from or accruing in China by its office or premises established in China, and for income derived from or accruing outside China for which the established office or premises has a de facto relationship. The corporate income tax shall be at the rate of 25%. The applicable tax rate for income of a non-resident enterprise under the provisions of the third paragraph of Article 3 shall be 20%. Corporate income tax for qualified small profit enterprises shall be at a reduced tax rate of 20%. Corporate income tax for key advanced and new technology enterprises supported by the State shall be at a reduced tax rate of 15%. On the other hand, the State Administration of Taxation provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled offshore enterprise is located in China. Simply speaking, the criteria is more focused on substantive rather than format. Pursuant to its Circular 82 of 2009, the criteria to determine “de facto management body” include: (a) the senior management and core management departments in charge of its daily operations function have their presence mainly in the PRC; (b) its financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (c) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in the PRC; and (d) more than half of the enterprise’s directors or senior management with voting rights habitually reside in the PRC. Furthermore, the SAT published Bulletin 45 in September 2011, which provides more guidance on the implementation of the definition and provides for procedures and administration details on determining resident status and administration on post-determination matters. However, the SAT Circular 82 and Bulletin 45 only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups rather than those controlled by PRC individuals or foreign individuals. So far there is no further criteria passed yet and no applicable legal precedents either, therefore it remains unclear how the PRC tax authorities will determine the PRC tax resident treatment of a foreign company controlled by individuals. Under these existing criteria, it is possible that we will be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. If so, it would likely result in unfavorable tax consequences to our non-PRC shareholders and have a material adverse effect on our results of operations and the value of your investment. Please see “Risk Factors—Risks Relating to Doing Business in the PRC—Under the EIT Law, we may be classified as a ‘resident enterprise’ of China, which could result in unfavorable tax consequences to us and our non-PRC shareholders.” for more details.

On August 21, 2006, China and Hong Kong SAR signed the Arrangement between Mainland China and Hong Kong SAR concerning Avoiding Double Taxation and Preventing Tax Evasion on Income. When a Chinese company distributes dividends to Hong Kong residents (beneficiary owners of dividends), if the recipient directly owns at least 25% of the equity interest in the above-mentioned Chinese company, the Chinese withholding tax rate is 5%, otherwise it is 10%.

On October 14, 2019, the State Administration of Taxation promulgated the Announcement of State Taxation Administration on Promulgation of the Administrative Measures on Non-resident Taxpayers Enjoying Treaty Benefits, which stimulate that non-resident taxpayers claiming treaty benefits shall be handled in accordance with the principles of “self-assessment, claiming benefits, retention of the relevant materials for future inspection”. Where a non-resident taxpayer self-assesses and concludes that it satisfies the criteria for claiming treaty benefits, it may enjoy treaty benefits at the time of tax declaration or at the time of withholding through the withholding agent, simultaneously gather and retain the relevant materials pursuant to the provisions of these Measures for future inspection, and accept follow-up administration by the tax authorities.

Value-Added Tax

On December 13, 1993, the State Council promulgated the Provisional Regulations on Value-added Tax (VAT) of PRC and revised on November 10, 2008, February 6, 2016, and November 19, 2017. On December 25, 1993, the Ministry of Finance promulgated the Implementation Rules for the Provisional Regulations on Value-added Tax of PRC, which were revised on December 15, 2008 and October 28, 2011. The organizations and individuals engaging in sale of goods or processing, repair and assembly services, sale of services, intangible assets, immovables and importation of goods in the People’s Republic of China shall be taxpayers of VAT, and shall pay VAT pursuant to these Regulations.

On November 16, 2011, the Ministry of Finance and the State Administration of Taxation promulgated the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax. On March 23, 2016, the Ministry of Finance and the State Administration of Taxation further promulgated the Notice on Fully Promoting the Pilot Plan for Replacing Business Tax by Value-Added Tax, which stimulate that the income from the provision of educational services that is exempt from VAT refers to the income from the provision of academic education services for students participating in the government-designated enrollment plan, including tuition, accommodation, teaching materials, and textbook fees that have been inspected and approved by relevant government agencies and collected in accordance with prescribed standards And examination registration fees, as well as income from catering expenses provided by the school cafeteria. In addition to the above income, the sponsorship fees and school selection fees collected by the school in any name are subject to VAT.

Regulations Related to PRC Company

The Company Law of PRC, or the Company Law was promulgated on December 29, 1993 and revised on December 25, 1999, August 28, 2004, October 27, 2005, December 28, 2013, October 26, 2018, and December 29, 2023, respectively. According to the Company Law, companies are generally divided into two categories: limited liability companies and joint stock limited companies. The Company Law also applies to foreign-invested limited liability companies, but if other relevant laws on foreign investment provide otherwise, those provisions shall be adopted. The Company Law revised in 2023 provides that the registered capital subscribed for by all the shareholders shall, according to the articles of association, be fully paid up by the shareholders within 5 years as of the date of establishment, unless otherwise provided by laws and regulations. On July 1, 2024, the State Council promulgated the Provisions of the State Council on Implementation of the Registered Capital Management System under the Company Law of the PRC. Pursuant to the Provisions, for a company registered for incorporation before June 30, 2024, if the remaining capital contribution period of a limited liability company exceeds five years as from July 1, 2027, the company shall adjust the remaining capital contribution period to five years by June 30, 2027, and record the same in its articles of association.

Regulations Related to Property

On March 16, 2007, the National People’s Congress promulgated the Property Law of PRC, or the Property Law, which forbids schools, kindergartens, hospitals and other public institutions and social organizations to mortgage educational facilities, medical and health facilities and other public welfare facilities.

On May 28, 2020, the National People’s Congress promulgated the Civil Code of PRC, or the Civil Code, which will become effective on January 1, 2021. The Civil Code merged and replaced a series of special laws in the field of civil law, including the Property Law. The Civil Code stipulates that non-profit legal persons established for public welfare purposes, such as schools, kindergartens, and medical institutions, shall not mortgage their educational facilities, medical and health facilities and other public welfare facilities. In practice, the Civil Code limits the ban on property mortgages to non-profit private schools. However, since the Civil Code is newly promulgated, its interpretation and implementation may be open to change.

Regulations Related to Dividend Distribution

The principal regulations governing the distribution of dividends paid by WFOEs include the PRC Company Law. Under the PRC Company Law, WFOEs in China may pay dividends only out of their accumulated profits, if any, as determined in accordance with the PRC accounting standards and regulations. In addition, a WFOE in China is required to set aside at least 10% of its after-tax profits based on PRC accounting standards each year to its general reserves until its cumulative total reserve funds reaches 50% of its registered capital. These reserve funds, however, may not be distributed as cash dividends.

Regulations Related to Foreign Exchange Registration of Offshore Investment by PRC Residents

In July 2014, SAFE issued SAFE Circular 37, which regulates foreign exchange matters in relation to the use of SPVs by PRC residents or entities to seek offshore investment and financing or conduct round trip investment in China. Under SAFE Circular 37, an SPV refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investment, using legitimate domestic or offshore assets or interests, while “round trip investment” refers to the direct investment in China by PRC residents or entities through SPVs, namely, establishing foreign-invested enterprises (namely, Golden Sun Wenzhou) to obtain the ownership, control rights, and management rights of Ouhai Art School. Circular 37 requires that, before making contributions to an SPV, PRC residents or entities are required to complete foreign exchange registration with SAFE or its local branch.

In February 2015, SAFE promulgated SAFE Notice 13. SAFE Notice 13 has amended SAFE Circular 37 by requiring PRC residents or entities to register with qualified banks instead of SAFE or its local branch in connection with their establishment of an SPV.

In addition, pursuant to SAFE Circular 37, an amendment to registration or subsequent filing with qualified banks by such PRC resident is also required if there is a material change with respect to the capital of the offshore company, such as any change of basic information (including change of such PRC residents, change of name, and operation term of the SPV), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions. Failure to comply with these registration requirements as set forth in SAFE Circular 37 and SAFE Notice 13, and misrepresentation on or failure to disclose controllers of foreign-invested enterprises that are established by round-trip investment may result in bans on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliates, and may also subject relevant PRC residents to penalties under the Foreign Exchange Administration Regulations of the PRC.

Our major shareholders who are subject to the SAFE Circular 37 have completed the initial registrations with the qualified banks as required by SAFE Circular 37.

Regulations Related to Foreign Debt

As an offshore holding company, we may make additional capital contributions to Golden Sun Wenzhou subject to approval from the local department of commerce and SAFE, with no limitation on the amount of capital contributions. We may also make loans to Golden Sun Wenzhou subject to the approval from SAFE or its local office and the limitation on the amount of loans.

By means of making loans, Golden Sun Wenzhou is subject to the relevant PRC laws and regulation relating to foreign debts. On January 8, 2003, the NDRC, SAFE, and Ministry of Finance, or “MOF,” jointly promulgated the Circular on the Interim Provisions on the Management of Foreign Debts, or the “Foreign Debts Provisions,” which became effective on March 1, 2003, and revised in 2022. Pursuant to the Foreign Debts Provisions, the total amount of foreign loans received by a foreign-invested enterprise shall not exceed the difference between the total investment in projects as approved by the MOFCOM or its local counterpart and the amount of registered capital of such foreign-invested enterprise. In addition, on January 12, 2017, the People’s Bank of China, or the “PBOC”, issued the PBOC Circular 9, which sets out the statutory upper limit on the foreign debts for PRC non-financial entities, including both foreign-invested enterprises and domestic-invested enterprises. Pursuant to the PBOC Circular 9, the foreign debt upper limit for both foreign-invested enterprises and domestic-invested enterprises is calculated as twice the net assets of such enterprises. As to net assets, the enterprises shall take the net assets value stated in their latest audited financial statements.

The PBOC Circular 9 does not supersede the Foreign Debts Provisions, but rather serve as a supplement to it. It provides a one-year transitional period from January 11, 2017 for foreign-invested enterprises, during which foreign-invested enterprises, such as Golden Sun Wenzhou, could adopt their calculation method of foreign debt upper limit based on either the Foreign Debts Provisions or the PBOC Circular 9. The transitional period ended on January 11, 2018. Upon its expiry, pursuant to the PBOC Circular 9, the PBOC and SAFE shall re-evaluate the calculation method for foreign-invested enterprises and determine what the applicable calculation method should be. As of the date of this prospectus, neither the PBOC nor SAFE has promulgated and made public any further rules, regulations, notices, or circulars in this regard.

See “Risk Factors—Risks Relating to Doing Business in the PRC—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using proceeds from our future financing activities to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

Regulations Related to Social Welfare

Under the Social Insurance Law of the PRC that was promulgated by the SCNPC on October 28, 2010 and came into force as of July 1, 2011, and most recently amended on December 29, 2018, together with other laws and regulations, employers are required to pay basic pension insurance, unemployment insurance, basic medical insurance, employment injury insurance, maternity insurance, and other social insurance for its employees at specified percentages of the salaries of the employees, up to a maximum amount specified by the local government regulations from time to time. On July 20, 2018, the General Office of the State Council issued the Plan for Reforming the State and Local Tax Collection and Administration Systems, which stipulated that the SAT will become solely responsible for collecting social insurance premiums. When an employer fails to fully pay social insurance premiums, relevant social insurance collection agency shall order it to make up for any shortfall within a prescribed time limit, and may impose a late payment fee at the rate of 0.05% per day of the outstanding amount from the due date. If such employer still fails to make up for the shortfalls within the prescribed time limit, the relevant administrative authorities shall impose a fine of one to three times the outstanding amount upon such employer.

In accordance with the Regulations on the Management of Housing Fund which was promulgated by the State Council in 1999 and most recently amended in 2019, employers must register at the designated administrative centers and open bank accounts for depositing employees’ housing funds. Employer and employee are also required to pay and deposit housing funds, with an amount no less than 5% of the monthly average salary of the employee in the preceding year in full and on time.

As of the date of this prospectus, our PRC subsidiaries have not paid the social insurance and housing funds for our employees in full and could be required to pay outstanding contributions and penalties. See “Risk Factors—Risks Related to Our Business—Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.”

SELLING SHAREHOLDERS

The Class A ordinary shares being offered by the Selling Shareholders are those issuable to the Selling Shareholders upon conversion of the notes. For additional information regarding the issuance of the notes and exercise of the warrants, each issued pursuant to the Securities Purchase Agreement (the "SPA"). See “Private Placement of Notes” above. We are registering the Class A ordinary shares in order to permit the Selling Shareholders to offer the shares for resale from time to time. Except for the ownership of the notes and warrant issued pursuant to the Securities Purchase Agreement, the Selling Shareholders have not had any material relationship with us within the past three years.

The table below lists the Selling Shareholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the Class A ordinary shares held by each of the Selling Shareholders. The second column lists the number of Ordinary Shares beneficially owned by the Selling Shareholders, based on their respective ownership of Ordinary Shares, notes and warrant, as of October 28, 2024, assuming full conversion of the notes and full exercise of the warrant held by each such selling shareholder on that date but taking account of any limitations on conversion set forth therein.

The third column lists the Resale Shares being offered by this prospectus by the Selling Shareholders and does not take in account any limitations on conversion of the notes set forth therein.

In accordance with the terms of a registration rights agreement with the holders of the notes, this prospectus generally covers the resale of the sum of the maximum number of Class A ordinary shares issued or issuable pursuant to the notes and exercise of the warrant, including payment of interest on the notes, determined as if the outstanding notes (including interest on the notes) were converted in full (without regard to any limitations on conversion contained therein solely for the purpose of such calculation) at the $0.7041 floor price of the notes then in effect calculated as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the conversion price and alternate conversion price of the notes and the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the Resale Shares offered by the Selling Shareholders pursuant to this prospectus.

Under the terms of the notes, a selling shareholder may not convert the notes to the extent (but only to the extent) such selling shareholder or any of its affiliates would beneficially own a number of shares of our Class A ordinary shares which would exceed 4.99% of the outstanding shares of the Company. The number of shares in the second column reflects these limitations. The Selling Shareholders may sell all, some or none of their Resale Shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Ordinary Shares Owned Prior to Offering	Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus	Number of Ordinary Shares of Owned After Offering
ZION ASSET MANAGEMENT LIMITED (1)	—	9,153,778	9,153,778
BRIXTON GSH FUND LLC (2)	—	381,406	381,406

(1)	Zion Asset Management Limited, a Marshall Islands Company, is beneficially owned by Mr. Shih-Chang Chen, a citizen and resident of Taiwan.

(2)	Brixton GSH Fund LLC, a Delaware limited liability company, is beneficially owned by Mr. Shih-Chang Chen, a citizen and resident of Taiwan.

PLAN OF DISTRIBUTION

We are registering the Class A ordinary shares issuable upon conversion of the notes to permit the resale of these shares by the holders of the notes from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholders of the Class A ordinary shares. We will bear all fees and expenses incident to our obligation to register the Class A ordinary shares.

The Selling Shareholders may sell all or a portion of the Class A ordinary shares held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Class A ordinary shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Class A ordinary shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell Resale Shares under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the Selling Shareholders may transfer the Resale Shares by other means not described in this prospectus. If the Selling Shareholders effect such transactions by selling ResaleShares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the Resale Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Resale Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Resale Shares in the course of hedging in positions they assume. The Selling Shareholders may also sell Resale Shares short and deliver Resale Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholders may also loan or pledge Resale Shares to broker-dealers that in turn may sell such shares.

The Selling Shareholders may pledge or grant a security interest in some or all of the notes or Resale Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Resale Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer and donate the Resale Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Shareholders and any broker-dealer participating in the distribution of the Resale Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Resale Shares is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of Resale Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the Class A ordinary shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Class A ordinary shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Shareholder will sell any or all of the Resale Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Class A ordinary shares by the Selling Shareholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Class A ordinary shares to engage in market-making activities with respect to the Class A ordinary shares. All of the foregoing may affect the marketability of the Class A ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the Class A ordinary shares.

We will pay all expenses of the registration of the Class A ordinary shares pursuant to the registration rights agreement, estimated to be $551.00 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Shareholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the Selling Shareholders will be entitled to contribution. We may be indemnified by the Selling Shareholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the Class A ordinary shares will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SHARE CAPITAL

Ordinary Shares

Class A and Class B Ordinary Shares

General

The following description of our share capital and provisions of our amended and restated memorandum and articles of association, as amended from time to time, are summaries and do not purport to be complete. Reference is made to our amended and restated memorandum and articles of association, copies of which are filed as an exhibit to the registration statement of which this prospectus is a part (and which is referred to in this section as, respectively, the “memorandum” and the “articles”).

We were incorporated as an exempted company with limited liability under the Companies Act (Revised) of the Cayman Islands, or the “Cayman Companies Act,” on September 20, 2018. A Cayman Islands exempted company:

●	is a company that conducts its business mainly outside the Cayman Islands;

●	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

●	does not have to hold an annual general meeting;

●	does not have to make its register of members open to inspection by shareholders of that company;

●	may obtain an undertaking against the imposition of any future taxation;

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

The Memorandum and Articles of Association authorize the issuance of a maximum of $50,000 divided into 9,000,000 Class A ordinary shares of $0.005 par value per share and 1,000,000 Class B ordinary shares of $0.005 par value per share; with 1,577,944 Class A ordinary shares issued and outstanding as of September 30, 2024 and 2023 and 403,000 Class B ordinary shares issued and outstanding as of September 30, 2024 and 2023. All of our outstanding Class A Ordinary Shares at the time of the closing of this offering, will be, validly issued, and fully paid. Our Class A ordinary shares and Class B ordinary shares are not redeemable and are not subject to any preemptive right.

Dividends.

Subject to the provisions of the Cayman Companies Act and any rights attaching to any class or classes of shares under and in accordance with the articles:

●	the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

●	our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Cayman Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights.

Subject to any rights or restrictions as to voting attached to any shares, unless any share carries special voting rights, on a show of hands every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote. Each holder of Class A ordinary shares shall, on a poll, be entitled to one vote for each Class A ordinary share he or she holds save that each holder of Class B ordinary shares shall, on a poll, be entitled to exercise five (5) votes for each Class B ordinary share he or she holds on any and all matters. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Variation of Rights of Shares

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

TAXATION

The following is a general summary of the material U.S. federal income tax consequences relevant to an investment in our Class A ordinary shares. The discussion is not intended to be, nor should it be construed as, legal or tax advice to any particular prospective purchaser. The discussion is based on laws and relevant interpretations thereof as of the date of this prospectus, all of which are subject to change or different interpretations, possibly with retroactive effect. The discussion does not address U.S. state or local tax laws. You should consult your own tax advisors with respect to the consequences of acquisition, ownership and disposition of our Class A ordinarysShares.

This discussion is based on provisions of the Code, the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a securityholder of the Company as a result of the ownership and disposition of the Company Securities. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any U.S. state and local, or non-U.S. tax laws, or, except as discussed here, any tax reporting obligations of a holder of the Company Securities. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences discussed below; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to considerations relevant to U.S. Holders that hold the Company Securities as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

●	banks or other financial institutions, underwriters, or insurance companies;

●	traders in securities who elect to apply a mark-to-market method of accounting;

●	real estate investment trusts and regulated investment companies;

●	tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax- deferred accounts;

●	expatriates or former citizens or long-term residents of the United States;

●	subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

●	any holder that is not a U.S. Holder;

●	dealers or traders in securities, commodities or currencies;

●	grantor trusts;

●	persons subject to the alternative minimum tax;

●	U.S. persons whose “functional currency” is not the U.S. dollar;

●	persons who receive stock of the Company through the issuance of restricted share under an incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

●	U.S. shareholders of controlled foreign corporations, as those terms are defined in Sections 951(b) and 957(a), respectively;

●	persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding Class A ordinarysShares (excluding treasury shares);

●	holders holding ASCA securities, or, after the Business Combination, the Company Securities, as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction.

As used in this prospectus, the term “U.S. Holder” means a beneficial owner of the Company Securities, that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds the Company Securities, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of ownership and disposition of the Company Securities.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF OWNERSHIP AND DISPOSITION OF THE COMPANY SECURITIES. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF THE COMPANY SECURITIES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. HOLDERS OF THE COMPANY SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE COMPANY SECURITIES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

Distribution on the Class A Ordinary Shares

Subject to the PFIC rules discussed below “— Passive Foreign Investment Company Status,” the gross amount of any distribution on the Class A ordinary shares that is made out of the Company’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received by such U.S. Holder. Any such dividends paid to corporate U.S. Holders generally will not qualify for the dividends-received deduction that may otherwise be allowed under the Code.

Dividends received by non-corporate U.S. Holders, including individuals, from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that shares listed on Nasdaq will be considered readily tradable on an established securities market in the United States. Even if the Class A ordinary shares are listed on Nasdaq, there can be no assurance that the Class A ordinary shares will be considered readily tradable on an established securities market in future years. Non-corporate U.S. Holders that do not meet a minimum holding period requirement or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of the Company’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Finally, the Company will not constitute a qualified foreign corporation for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See the discussion below under “— Passive Foreign Investment Company Status.

The amount of any dividend paid in foreign currency will be the U.S. dollar value of the foreign currency distributed by the Company, calculated by reference to the exchange rate in effect on the date the dividend is includible in the U.S. Holder’s income, regardless of whether the payment is in fact converted into U.S. dollars on the date of receipt. Generally, a U.S. Holder should not recognize any foreign currency gain or loss if the foreign currency is converted into U.S. dollars on the date the payment is received. However, any gain or loss resulting from currency exchange fluctuations during the period from the date the U.S. Holder includes the dividend payment in income to the date such U.S. Holder actually converts the payment into U.S. dollars will be treated as ordinary income or loss. That currency exchange income or loss (if any) generally will be income or loss from U.S. sources for foreign tax credit limitation purposes.

To the extent that the amount of any distribution made by the Company on the Class A ordinary shares exceeds the Company’s current and accumulated earnings and profits for a taxable year (as determined under U.S. federal income tax principles), the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the U.S. Holder’s the Class A ordinary shares, and to the extent the amount of the distribution exceeds the U.S. Holder’s tax basis, the excess will be taxed as capital gain recognized on a sale or exchange as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of the Company Securities.”

Sale, Exchange, Redemption or Other Taxable Disposition of the Company Securities

Subject to the discussion below under “— Passive Foreign Investment Company Status,” a U.S. Holder will generally recognize gain or loss on any sale, exchange, redemption, or other taxable disposition of the Class A ordinary shares and the Warrants in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such the Class A ordinary shares or Warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of the Class A ordinary shares or Warrants will generally be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in the Class A ordinary shares or Warrants exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or exchange of the Class A ordinary shares or the Warrants will generally be treated as U.S. source gain or loss.

Exercise or Lapse of a Warrant

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of an ordinary share of the Company on the exercise of a Warrant for cash. A U.S. Holder’s tax basis in an ordinary share received upon exercise of the Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for an ordinary share received upon exercise of the Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Warrants and will not include the period during which the U.S. Holder held the Warrants. If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the Class A ordinary shares received would equal the holder’s basis in the Warrant. If the cashless exercise were treated as not being a gain recognition event, a U.S. Holder’s holding period in the Class A ordinary shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Class A ordinary shares would include the holding period of the Warrant.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder would recognize gain or loss with respect to the portion of the exercised Warrants treated as surrendered to pay the exercise price of the Warrants (the “surrendered warrants”). The U.S. Holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the Class A ordinary shares that would have been received with respect to the surrendered warrants in a regular exercise of the Warrants and (ii) the sum of the U.S. Holder’s tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. Holder’s tax basis in the Class A ordinary shares received would equal the U.S. Holder’s tax basis in the Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. Holder’s holding period for the Class A ordinary shares would commence on the date following the date of exercise (or possibly the date of exercise) of the Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Passive Foreign Investment Company Status

Certain adverse U.S. federal income tax consequences could apply to a U.S. Holder if the Company or any of its subsidiaries is treated as a PFIC for any taxable year during which the U.S. Holder holds the Company Securities. A non-U.S. corporation will be classified as a PFIC for any taxable year (a) if at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any entity in which it is considered to own at least 25% of the interest by value, is passive income, or (b) if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any entity in which it is considered to own at least 25% of the interest by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If the Company is not a PFIC in the 2024 taxable year, such U.S. Holder would likely recognize gain (but not loss if the Reincorporation Merger qualifies as a “reorganization”) upon the exchange of ASCA securities for The Company securities pursuant to the Reincorporation Merger. The gain (or loss) would be computed as described above under “— If the Reincorporation Merger Does Not Qualify as a Reorganization.” Any such gain recognized by such U.S. Holder on the exchange of ASCA securities for The Company securities would be allocated ratably over the U.S. Holder’s holding period for the ASCA securities. Such amounts allocated for the current taxable year and any taxable year prior to the first taxable year in which ASCA was a PFIC would be treated as ordinary income, and not as capital gain, in the U.S. Holder’s taxable year, and such amounts allocated to each other taxable year beginning with the year that ASCA became a PFIC would be taxed at the highest tax rate in effect for each year to which the gain was allocated, together with a special interest charge on the tax attributable to each such year.

Whether the Company is a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of the Company’s income and assets, the market value of its assets, and potentially the composition of the income and assets of one or more of the Company’s subsidiaries and the market value of their assets in that year. Whether a Company subsidiary is a PFIC for any taxable year is likewise a factual determination that depends on, among other things, the composition of the subsidiary’s income and assets and the market value of such assets in that year. One or more changes in these factors may cause the Company and/or one or more of its subsidiaries to become a PFIC for a taxable year even though it has not been a PFIC for one or more prior taxable years. Whether the Company or a subsidiary is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty. Moreover, there can be no assurance that the Company will timely provide a PFIC annual information statement for 2024 or going forward. The failure to provide such information on an annual basis could preclude U.S. Holders from making or maintaining a “qualified electing fund” election under Section 1295 of the Code.

If the Company were determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Class A ordinary shares, the U.S. Holder did not make a valid “mark-to-market” election, such U.S. Holder generally will be subject to special rules with respect to:

●	any gain recognized by the U.S. Holder on the sale or other disposition of the Company Securities (including a redemption treated as a sale or exchange); and

●	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Class A ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for such ordinary shares).

Under these rules:

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s Company Securities;

●	the amount allocated to the U.S. Holder’s taxable year in which the U.S. holder recognized gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of the Company’s first taxable year in the Company is a PFIC, will be taxed as ordinary income;

●	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

●	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

Although a determination as to the Company’s PFIC status will be made annually, an initial determination that the Company is a PFIC will generally apply for subsequent years to a U.S. Holder who held Company Securities while the Company was a PFIC, whether or not the Company meets the test for PFIC status in those subsequent years.

If a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) the Class A ordinary shares and for which the Company is determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to the Class A ordinary shares as long as such shares continue to be treated as marketable stock. Instead, in general, the U.S. Holder will include as ordinary income each year that the Company is treated as a PFIC the excess, if any, of the fair market value of its Class A ordinary shares at the end of its taxable year over the adjusted basis in its Class A ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Class A ordinary shares over the fair market value of its Class A ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously recognized income as a result of the mark-to-market election). The U.S. Holder’s adjusted tax basis in its Class A ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the Class A oOrdinary shares in a taxable year in which the Company is treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after the first taxable year in which the U.S. Holder holds (or is deemed to hold) its Class A ordinary shares and for which the Company is treated as a PFIC. Currently, a mark-to-market election may not be made with respect to the Warrants.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq (on which the Company Securities are traded), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter, but no assurances can be given in this regard with respect to the Class A ordinary shares. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect of the Class A ordinary shares under their particular circumstances.

If the Company is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if the Company were to receive a distribution from, or dispose of all or part of the Company’s interest in, the lower-tier PFIC (even though such U.S. Holder would not receive the proceeds of those distributions or dispositions) or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a mark-to-market election is or has been made) with such U.S. Holder’s U.S. federal income tax return and provide any such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.

The rules dealing with PFICs and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of Company Securities should consult their own tax advisors concerning the application of the PFIC rules to the Company Securities under the U.S. Holders’ particular circumstances.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends received by U.S. Holders of the Class A ordinary shares (including constructive dividends), and the proceeds received on sale or other taxable disposition of the Class A ordinary shares or Warrants effected within the United States (and, in certain cases, outside the United States), in each case, other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent or the U.S. Holder’s broker) or is otherwise subject to backup withholding.

Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar threshold are required to report information to the IRS relating to the Company Securities, subject to certain exceptions (including an exception for the Company Securities held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold the Company Securities. In addition to these requirements, U.S. Holders may be required to annually file FinCEN Report 114 (Report of Foreign Bank and Financial Accounts) with the U.S. Department of Treasury. U.S. Holders should consult their own tax advisors regarding information reporting requirements relating to their ownership of the Company Securities.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

This summary does not contain a detailed description of all the United States federal income tax consequences that may be applicable to you in light of your particular circumstances and, except as set forth below with respect to PRC tax considerations, does not address the effects of any state, local or non-United States tax laws. If you are considering the purchase, ownership or disposition of our Class A ordinary shares, you should consult your own tax advisors concerning the United States federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

People’s Republic of China Taxation

The following brief description of Chinese enterprise income taxation is designed to highlight the enterprise-level taxation on our earnings, which will affect the amount of dividends, if any, we are ultimately able to pay to our shareholders. See also “Transfer of Funds and Other Assets Between Our Company and Our Subsidiaries” and “Dividends or Distributions and Tax Consequences.” found elsewhere in this prospectus.

According to the EIT Law, which was promulgated by the SCNPC on March 16, 2007, became effective on January 1, 2008, and was then amended on February 24, 2017, and the Implementation Rules of the EIT Law, which were promulgated by the State Council on December 6, 2007, and became effective on January 1, 2008, enterprises are divided into resident enterprises and non-resident enterprises. Resident enterprises pay enterprise income tax on their incomes obtained in and outside the PRC at the rate of 25%. Non-resident enterprises setting up institutions in the PRC pay enterprise income tax on the incomes obtained by such institutions in and outside the PRC at the rate of 25%. Non-resident enterprises with no institutions in the PRC, and non-resident enterprises with income having no substantial connection with their institutions in the PRC, pay enterprise income tax on their income obtained in the PRC at a reduced rate of 10%.

We are a holding company incorporated in the Cayman Islands and we gain substantial income by way of dividends paid to us from our PRC subsidiaries. The EIT Law and its implementation rules provide that China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its equity holders that are non-resident enterprises, will normally be subject to PRC withholding tax at a rate of 10%, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential tax rate or a tax exemption.

Under the EIT Law, an enterprise established outside of China with a “de facto management body” within China is considered a “resident enterprise,” which means that it is treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. Although the implementation rules of the EIT Law define “de facto management body” as a managing body that actually, comprehensively manage and control the production and operation, staff, accounting, property, and other aspects of an enterprise, the only official guidance for this definition currently available is set forth in SAT Notice 82, which provides guidance on the determination of the tax residence status of a Chinese-controlled offshore incorporated enterprise, defined as an enterprise that is incorporated under the laws of a foreign country or territory and that has a PRC enterprise or enterprise group as its primary controlling shareholder. Although Golden Sun Cayman does not have a PRC enterprise or enterprise group as our primary controlling shareholder and is therefore not a Chinese-controlled offshore incorporated enterprise within the meaning of SAT Notice 82, in the absence of guidance specifically applicable to us, we have applied the guidance set forth in SAT Notice 82 to evaluate the tax residence status of Golden Sun Cayman and its subsidiaries organized outside the PRC.

According to SAT Notice 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following criteria are met: (i) the places where senior management and senior management departments that are responsible for daily production, operation and management of the enterprise perform their duties are mainly located within the territory of China; (ii) financial decisions (such as money borrowing, lending, financing and financial risk management) and personnel decisions (such as appointment, dismissal and salary and wages) are decided or need to be decided by organizations or persons located within the territory of China; (iii) main property, accounting books, corporate seal, the board of directors and files of the minutes of shareholders’ meetings of the enterprise are located or preserved within the territory of China; and (iv) one half (or more) of the directors or senior management staff having the right to vote habitually reside within the territory of China.

We believe that we do not meet some of the conditions outlined in the immediately preceding paragraph. For example, as a holding company, the key assets and records of Golden Sun Cayman, including the resolutions and meeting minutes of our board of directors and the resolutions and meeting minutes of our shareholders, are located and maintained outside the PRC. In addition, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities. Accordingly, we believe that Golden Sun Cayman and its offshore subsidiaries should not be treated as a “resident enterprise” for PRC tax purposes if the criteria for “de facto management body” as set forth in SAT Notice 82 were deemed applicable to us. However, as the tax residency status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body” as applicable to our offshore entities, we will continue to monitor our tax status.

The implementation rules of the EIT Law provide that, (i) if the enterprise that distributes dividends is domiciled in the PRC or (ii) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or gains are treated as China-sourced income. It is not clear how “domicile” may be interpreted under the EIT Law, and it may be interpreted as the jurisdiction where the enterprise is a tax resident. Therefore, if we are considered as a PRC tax resident enterprise for PRC tax purposes, any dividends we pay to our overseas shareholders which are non-resident enterprises as well as gains realized by such shareholders from the transfer of our shares may be regarded as China-sourced income and as a result become subject to PRC withholding tax at a rate of up to 10%. Pacgate, our PRC counsel, is unable to provide a “will” opinion because it believes that it is more likely than not that we and our offshore subsidiaries would be treated as non-resident enterprises for PRC tax purposes because we do not meet some of the conditions outlined in SAT Notice 82. In addition, Pacgate is not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities as of the date of the annual report. Therefore, Pacgate believes that it is possible but highly unlikely that the income received by our overseas shareholders will be regarded as China-sourced income.

See “Risk Factors—Risks Relating to Doing Business in the PRC—Under the EIT Law, we may be classified as a ‘resident enterprise’ of China, which could result in unfavorable tax consequences to us and our non-PRC shareholders.”

Currently, as resident enterprises in the PRC, Golden Sun Wenzhou and its subsidiaries in PRC are subject to the enterprise income tax at the rate of 25%, except that once an enterprise meets certain requirements and is identified as a small-scale minimal profit enterprise, the part of its taxable income not more than RMB1 million is subject to a reduced rate of 5% and the part between RMB1 million and 3 million is subject to a reduced rate of 10%. The EIT is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards. If the PRC tax authorities determine that Golden Sun Cayman is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders may be subject to a 10% PRC withholding tax on gains realized on the sale or other disposition of our Class A ordinary shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to dividends or gains realized by non-PRC individuals, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is also unclear whether our non-PRC shareholders would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. There is no guidance from the PRC government to indicate whether or not any tax treaties between the PRC and other countries would apply in circumstances where a non-PRC company was deemed to be a PRC tax resident, and thus there is no basis for expecting how tax treaty between the PRC and other countries may impact non-resident enterprises.

Hong Kong Taxation

Entities incorporated in Hong Kong are subject to profits tax in Hong Kong at the rate of 16.5% for each of the fiscal years ended September 30, 2024, 2023, and 2022.

Cayman Islands Taxation

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the Shares. The discussion is a general summary of the present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands). There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares, as the case may be, nor will gains derived from the disposal of our ordinary shares be subject to Cayman Islands income or corporation tax.

Dividends or Distributions and Tax Consequences

Under Cayman Islands law, a Cayman Islands exempted company may pay a dividend on its shares out of either profits or share premium amounts, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. As of the date of this prospectus, no dividends or distributions have been made by a subsidiary or the former VIEs, and the Company has not made any dividends or distributions to investors. We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future, or any funds will be transferred from one entity to another. As such, we have not installed any cash management policies that dictate how funds are transferred among Golden Sun Cayman, its subsidiaries, or investors.

Our PRC operating entities receive substantially all of our revenue in RMB. Under our current corporate structure, to fund any cash and financing requirements we may have, Golden Sun Cayman may rely on dividend payments from its PRC operating subsidiaries, Golden Sun Wenzhou and its subsidiaries, which may make distribution of such payments to Golden Sun Hong Kong and then to Golden Sun Cayman as dividends.

Under existing PRC foreign exchange regulations, payment of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange (the “SAFE”) by complying with certain procedural requirements. Therefore, our PRC subsidiaries are able to pay dividends in foreign currencies to us without prior approval from the SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulations, such as the overseas investment registrations by our shareholders or the ultimate shareholders of our corporate shareholders who are PRC residents. Approval from or registration with appropriate government authorities is, however, required where the RMB is to be converted into foreign currency and remitted out of China to pay capital expenses, such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions.

Current PRC regulations permit our PRC subsidiaries to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

Cash dividends, if any, on our Class A ordinary shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. The 5% withholding tax rate, however, does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to any dividends paid by Golden Sun Wenzhou to its immediate holding company, Golden Sun Hong Kong. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Golden Sun Hong Kong intends to apply for the tax resident certificate if and when Golden Sun Wenzhou plans to declare and pay dividends to Golden Sun Hong Kong.

LEGAL MATTERS

Certain legal matters as to U.S. federal securities law concerning this offering will be passed upon for us by GH Law Firm LLC, New York, New York. Certain legal matters as to Cayman Islands law will be passed upon for us by Ogier (Cayman) LLP. Certain legal matters as to the PRC law will be passed upon for us by Pacgate Law Firm.

EXPERTS

The financial statements of the Company as of September 30, 2024 and 2023, and for the years then ended included in this prospectus have been so included in reliance on the report of Assentsure PAC, an independent registered public accounting firm, given on the authority of said firm as an expert in auditing and accounting. The financial statements of the Company as of September 30, 2022 and for the year then ended included in this prospectus have been so included in reliance on the report of Marcum Asia CPAs LLP, an independent registered public accounting firm, given on the authority of said firm as an expert in auditing and accounting.

EXPENSES RELATED TO THIS OFFERING

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us. With the exception of the SEC registration fee, all amounts are estimates and may change:

SEC registration fee		$551.00	*
Printer fees and expenses	$		*
Legal fees and expenses	$		*
Miscellaneous	$		*
Total	$		*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a different body of securities laws that provide different protection to investors as compared to the securities laws of the United States. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, among us, our officers, directors, and shareholders, be arbitrated.

Substantially all of our assets are located in China. All of our directors and officers are nationals or residents of the PRC and all or a substantial portion of their assets are located in the PRC. As a result, it may be difficult for investors to effect service of process within the United States upon us or these five directors and officers, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for shareholder to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors. See “Risk Factors — Risks Related to Doing Business in China — You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in the PRC against us or our management named in the report based on foreign laws” in this prospectus.

We have appointed Charles Yongjun Fu, Esq., GH Law Firm LLC, 880 Third Avenue, 5th Fl.,New York, NY 10022, Telephone: (212) 705 - 8798, as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York in connection with this offering under the federal securities laws of the United States or the securities laws of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York in connection with this offering under the securities laws of the State of New York.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against us, judgments of courts of the United States obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is currently no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments obtained in the United States.

The courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands. Furthermore, it is uncertain that Cayman Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. Ogier has informed us that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal, punitive in nature. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

There is uncertainty as to whether the courts of the PRC would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. See also “Risk Factors — Risks Relating to Doing Business in the PRC — Because we are a Cayman Islands exempted company and all of our business is conducted in the PRC, you may be unable to bring an action against us or our officers and directors or to enforce any judgment you may obtain. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China.”

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. There are no treaties or other forms of reciprocity between China and the United States for the mutual recognition and enforcement of court judgments. Under PRC law, PRC courts will not enforce a foreign judgment against us or our officers and directors if the court decides that such judgment violates the basic principles of PRC law or national sovereignty, security or public interest. See “Risk Factors — Risks Related to Doing Business in China — You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against our directors or officers based on Hong Kong laws.”

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed this registration statement on Form F-1 with the Securities and Exchange Commission for purposes of registering certain ordinary shares issuable upon conversion of the Convertible Note and exercise of the Warrant held by the Selling Shareholders named herein. This prospectus is part of that registration statement. In addition, for further information with respect to us and the securities we are offering under this prospectus, we refer you to the documents incorporated by reference into this registration statement as well as the exhibits and schedules filed as a part of the registration statement. We have not authorized anyone to provide you with any information other than that contained or incorporated by reference herein or any related free writing prospectus to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information others may give you. We have not authorized anyone to provide you with information different from that contained in this registration statement and the prospectus contained therein or the information incorporated by reference herein or therein. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this registration statement and prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus supplement or any sale of the securities offered by this prospectus supplement.

We are subject to the informational and reporting requirements of the Exchange Act that are applicable to a foreign private issuer. Under the Exchange Act, we file annual reports on Form 20-F and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. The address of the SEC website is www.sec.gov.

We also furnish to the SEC under cover of Form 6-K material information required to be made public in our home country, filed with and made public by any stock exchange on which we are listed or distributed by us to our shareholders. As a foreign private issuer, we are exempt from, among other things, the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We also maintain a corporate website at http://ir.jtyjyjt.com. Information contained in, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus or any documents incorporated by reference herein. We have included our website address in this prospectus supplement solely as an inactive textual reference.

9,535,186 Class A Ordinary Shares

金太阳健康科技集团有限公司

Golden Sun Health Technology Group Ltd.

PROSPECTUS

                        , 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 4. Information with respect to the Registrant and the Offering

Information required with respect to this section as concerns the registrant and its business is disclosed in the registrant’s Annual Report on Form 20-F/A, as filed with the SEC on February 14, 2025, including Part I of Form 20-F and Item 16F of Form 20-F. The SEC maintains our reports on its website, which may be found at www.sec.gov.

For a description of this Offering, see the section above entitled “Description of Share Capital” on page 94 above.

Item 6. Indemnification of Directors, Officers and Employees

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide that, to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by the existing or former director (including alternate director), secretary, or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director)’s, secretary’s, or officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a) elsewhere above, all costs, expenses, losses, or liabilities incurred by the existing or former director (including alternate director), secretary, or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary, or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing secretary, or any of our officers in respect of any matter identified in above on condition that the secretary, or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the secretary or that officer for those legal costs.

Pursuant to indemnification agreements, the form of which will be filed as Exhibit 10.2 to this registration statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

During the past three years, we have issued the following ordinary shares. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering. No underwriters were involved in these issuances of ordinary shares.

On October 28, 2024, the Company entered into a Securities Purchase Agreement with two accredited investors (herein, the “Selling Shareholders”) to issue and sell (i) secured convertible notes in an aggregate original principal amount of $5,000,000 (the “Notes”), and (ii) warrants to acquire common shares of the Company, equal to 180% of the quotient obtained by dividing (a) the original aggregate principal amount of the Notes, by (b) the Conversion Price.

The Conversion Price of the Notes is set at 70% of the lowest closing market trading price of the Company’s common stock during the fifteen (15) trading days prior to either (i) the first conversion notice for the Notes or Warrants or (ii) each subsequent conversion notice, at the Holder’s sole discretion.

The Notes mature on November 2, 2025, and accrue interest at an annual rate of 2.75% per annum. The Company received gross proceeds of $4.8 million from this transaction.

This financing strengthens the Company’s financial position by providing additional capital for general corporate purposes, working capital, and potential strategic initiatives. The convertible nature of the Notes provides flexibility in managing the Company’s capital structure while offering investors the ability to participate in the Company’s potential upside.

The company has also issued the following shares to its officers in consideration for their service:

		Number of Class A Ordinary	Consideration
Description	Date of Sale	Shares	(USD)
Opening Share Capital Balance		1,432,549
Yunan Huang	Feb 20, 2023	39,000	service
Anyuan Sun	Feb 20, 2023	34,000	service

Item 8. Exhibits and Financial Statement Schedules

Exhibit No.	Description
1.1	Third Amended and Restated Memorandum of Association and Third Amended and Restated Articles of Association, adopted by special resolution on September 26, 2023 (incorporated herein by reference to Exhibit 1.1 to the Company's Annual Report on Form 20-F, initially filed with the Securities and Exchange Commission on February 8, 2024)
2.1	Specimen Certificate for Class A ordinary shares (incorporated herein by reference to Exhibit 2.1 to the Company's Annual Report on Form 20-F, initially filed with the Securities and Exchange Commission on February 14, 2025)
2.2	Form of Underwriter’s Warrants (incorporated herein by reference to Exhibit 4.2 to the registration statement on Form F-1 (File No. 333- 255891), as amended, initially filed with the Securities and Exchange Commission on May 7, 2021)
2.3	Description of Securities (incorporated herein by reference to Exhibit 2.3 to the Company's Annual Report on Form 20-F, initially filed with the Securities and Exchange Commission on February 14, 2025)
4.1	Form of Employment Agreement by and between executive officers and the Registrant (incorporated herein by reference to Exhibit 10.1 to the registration statement on Form F-1 (File No. 333- 255891), as amended, initially filed with the Securities and Exchange Commission on May 7, 2021)
4.2	On May 10, 2023, the English translation of Company subsidiary Xianjin Technology and Qinshang Education agreement with China Mingsheng Bank to provide guarantee for director Liming Xu’s $1,852,485 (RMB 13,000,000) loan(incorporated herein by reference to Exhibit 4.2 to the Company's Annual Report on Form 20-F, initially filed with the Securities and Exchange Commission on February 14, 2025)
4.3	English translation of Agreement on Concerted Action (incorporated herein by reference to Exhibit 10.10 to the registration statement on Form F-1 (File No. 333-255891), as amended, initially filed with the Securities and Exchange Commission on May 7, 2021)
4.4	English translation of Cooperative Education Agreement between Central Radio & Television Secondary Specialized School and Yangfushan Tutorial (incorporated herein by reference to Exhibit 10.11 to the registration statement on Form F-1 (File No. 333-255891), as amended, initially filed with the Securities and Exchange Commission on May 7, 2021)
4.5	English translation of Purchase Agreement of Yangfushan Tutorial between Xueyuan Weng and the Company (incorporated herein by reference to Exhibit 10.12 to the registration statement on Form F-1 (File No. 333-255891), as amended, initially filed with the Securities and Exchange Commission on May 7, 2021)
4.6	English translation of Letter of Commitment signed by Mr. Xueyuan Weng dated January 28, 2021 (incorporated herein by reference to Exhibit 10.13 to the registration statement on Form F-1 (File No. 333-255891), as amended, initially filed with the Securities and Exchange Commission on May 7, 2021)
4.7	English translation of Agreement of Sale of Shares of Golden Sun Shanghai dated September 30, 2021 (incorporated herein by reference to Exhibit 10.14 to the registration statement on Form F-1 (File No. 333-255891), as amended, initially filed with the Securities and Exchange Commission on May 7, 2021)
4.8	English translation of Agreement to Terminate the VIE Agreements dated September 30, 2021 (incorporated herein by reference to Exhibit 10.15 to the registration statement on Form F-1 (File No. 333-255891), as amended, initially filed with the Securities and Exchange Commission on May 7, 2021)
4.9

English translation of Equity Transfer Agreement between Sun Linmin and Wenzhou Lilong Logistics Service Co., Ltd, dated January 18, 2023, regarding the acquisition of an 18% of equity interest in Zhejiang Kangyuan Medical Technology Co., Ltd. (incorporated herein by reference to Exhibit 4.16 to the Company's Annual Report on Form 20-F, initially filed with the Securities and Exchange Commission on February 8, 2024).

4.10	English translation of Equity Transfer Agreement between Ye Linhui and Wenzhou Lilong Logistics Service Co., Ltd, dated February 24, 2023, regarding the acquisition of a 10% equity interest in Zhejiang Fuyouyuan Health Technology Co., Ltd. (incorporated herein by reference to Exhibit 4.17 to the Company's Annual Report on Form 20-F, initially filed with the Securities and Exchange Commission on February 8, 2024)
4.11	English translation of Equity Transfer Agreement between Shanghai Xianjin Technology Development Co., Ltd. and Shanghai Daizong Business Consulting Co., Ltd., dated May 10, 2023, regarding the acquisition of a 19% equity interest in Shanghai Daizong Business Consulting Co., Ltd. (incorporated herein by reference to Exhibit 4.18 to the Company's Annual Report on Form 20-F, initially filed with the Securities and Exchange Commission on February 8, 2024)
4.12	English translation of Share Purchase Agreement regarding the between Wenzhou Lilong Logistics Service Co., Ltd and two individual shareholders, dated April 10, 2023, and a supplemental agreement, dated September 20, 2023, regarding the acquisition of an approximate 100% equity interest of Kaiye (Wenzhou) Water Project Development Co., Ltd (incorporated herein by reference to Exhibit 4.19 to the Company's Annual Report on Form 20-F, initially filed with the Securities and Exchange Commission on February 8, 2024)
4.13	English translation of a loan agreement, dated January 16, 2023, with Zhejiang Wenzhou Longwan Rural Commercial Bank, to obtain a loan of RMB4,900,000 for a term from January 17, 2023 to January 16, 2026 at a fixed rate of 4.56% per annum (incorporated herein by reference to Exhibit 4.20 to the Company's Annual Report on Form 20-F, initially filed with the Securities and Exchange Commission on February 8, 2024)
4.14	English translation of a loan agreement, dated February 15, 2023, with Wenzhou Minshang Bank to obtain a loan of RMB8,500,000 for a term from February 15, 2023 to February 15, 2028 at a fixed annual interest rate of 7.5% (incorporated herein by reference to Exhibit 4.21 to the Company's Annual Report on form 20-F, initially filed with the Securities and Exchange Commission on February 8, 2024)
4.15	Joint Venture Agreement, dated August 16, 2014, by and among Shanghai Golden Sun Gongyu Education Technology Co., Ltd., a Cayman Islands company and partners Shen Zuxian and Yi Xiang’an (incorporated herein by reference to Exhibit 4.15 to the Company's Annual Report on Form 20-F, initially filed with the Securities and Exchange Commission on February 14, 2025)
4.16	Securities Purchase Agreement, dated October 28, 2024 (the “SPA”), by and among Golden Sun Health Technology Group Limited, Brixton GSH Fund LLC and Zion Asset Management Limited (incorporated herein by reference to Exhibit 4.16 to the Company's Annual Report on Form 20-F, initially filed with the Securities and Exchange Commission on February 14, 2025)
4.17	Form of Senior Secured Note, dated October 28, 2024, issued to Brixton GSH Fund LLC and Zion Asset Management Limited, pursuant to the SPA of the same date (incorporated by reference to Exhibit 4.17 to the Company's Annual Report on Form 20-F, initially filed with the Securities and Exchange Commission on February 14, 2025)
4.18	Form of Shareholder Pledge Agreement, dated October 28, 2024, issued to Brixton GSH Fund LLC and Zion Asset Management Limited, pursuant to the SPA of the same date (incorporated by reference to Exhibit 4.18 to the Company's Annual Report on Form 20-F, initially filed with the Securities and Exchange Commission on February 14, 2025)
4.19	Form of Warrant, dated October 28, 2024, issued to Brixton GSH Fund LLC and Zion Asset Management Limited, pursuant to the SPA of the same date (incorporated herein by reference to Exhibit 4.19 to the Company's Annual Report on Form 20-F, initially filed with the Securities and Exchange Commission on February 14, 2025)
5.1*	Opinion of Ogier (Cayman) LLP regarding the validity of the Class A Ordinary Shares being registered.
8.1	List of subsidiaries of the Registrant (incorporated herein by reference to Exhibit 8.1 to the Company's Annual Report on Form 20-F, initially filed with the Securities and Exchange Commission on February 14, 2025)
11.1	Code of Business Conduct and Ethics of the Registrant (incorporated herein by reference to Exhibit 99.1 to the registration statement on Form F-1 (File No. 333-255891), as amended, initially filed with the Securities and Exchange Commission on May 7, 2021)
19.1	Insider Trading Policy (incorporated herein by reference to Exhibit 19.1 to the Company's Annual Report on Form 20-F, initially filed with the Securities and Exchange Commission on February 14, 2025)
23.1*	Consent of Assentsure PAC
23.2*	Consent of Marcum Asia
23.3*	Consent of Pacgate Law Firm
23.4*	Consent of Ogier (Cayman) LLP (included in Exhibit 5.1)
24.1*	Power of Attorney
97.1	Policy Relating to Recovery of Erroneously Awarded Compensation (incorporated herein by reference to Exhibit 97.1 to the Company's Annual Report on Form 20-F, initially filed with the Securities and Exchange Commission on February 8, 2024)
101.INS*	Inline XBRL Instance Document
101.SCH*	Inline XBRL Taxonomy Extension Schema Document
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
107*	Filing Fee Table

*	Filed herewith

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, on March 17, 2025.

GOLDEN SUN HEALTH TECHNOLOGY GROUP LTD.

By:	/s/ Xueyuan Weng
Xueyuan Weng
Chief Executive Officer

Power of Attorney

Each person whose signature appears below constitutes and appoints Mr. Xueyuan Weng as attorney-in-fact with full power of substitution, for him or in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations, and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Xueyuan Weng	Chief Executive Officer and Director,	March 17, 2025
Xueyuan Weng	(Principal Executive Officer)

/s/ * Yu Sun	Chief Financial Officer	March 17, 2025
Yu Sun

/s/ * Liming Xu	Director	March 17, 2025
Liming Xu

/s/ * Peilin Ji	Director	March 17, 2025
Peilin Ji

/s/ * Yidong Hao	Independent Director	March 17, 2025
Yidong Hao

/s/ * Xijing Xu	Independent Director	March 17, 2025
Xijing Xu

/s/ * Xiao Jin	Independent Director	March 17, 2025
Xiao Jin

/s/ * Zhenghua Yu	Independent Director	March 17, 2025
Zhenghua Yu

* /s/ Xueyuan Weng
Xueyuan Weng
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America of Golden Sun Health Technology Group Ltd., has signed this registration statement in New York, NY on March 17, 2025.

GH Law Firm LLC

Authorized U.S. Representative

By:	/s/ Charles Yongjun Fu, Esq.
Name:	Charles Yongjun Fu, Esq.
Title:	Attorney

GOLDEN SUN HEALTH TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Golden Sun Health Technology Group Ltd

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Golden Sun Health Technology Group Ltd and its subsidiaries (formerly known as Golden Sun Education Group Limited, collectively, the “Company”) as of September 30, 2024 and 2023, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows for the each of the two years in the period ended September 30, 2024 and 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial positions of the Company as of September 30, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended September 30, 2024 and 2023, in conformity with accounting principles generally accepted in the United States of America.

We also audited adjustments to the FY2022 consolidated financial statements to retroactively apply the effects of the reverse stock split as described in Note 15 to the financial statements. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the Company’s FY2022 consolidated financial statements other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the FY2022 consolidated financial statements as a whole.

Explanatory Paragraph - Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations, has a significant accumulated deficits and continues to experience negative cash flows from operations. These factors raise substantial doubts about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 3 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statement. We believe that our audits provide a reasonable basis for our opinion.

/s/ Assentsure PAC

We have served as the Company’s auditor since 2023.

Singapore

February 14, 2025

PCAOB ID No. 6783

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Golden Sun Health Technology Group Limited (formerly known as Golden Sun Education Group Limited)

Opinion on the Consolidated Financial Statements

We have audited, before the effects of the adjustments to retrospectively apply the change in accounting related to the share split described in Note 15, the accompanying consolidated balance sheet of Golden Sun Health Technology Group Limited and its subsidiaries (collectively, the “Company”) as of September 30, 2022, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows for the year ended September 30, 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, except for the effects of the adjustments to retrospectively apply the change in accounting related to the share split described in Note 15, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2022, and the results of its operations and its cash flows for the year ended September 30, 2022, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to audit, review or apply any procedures to the adjustments to retrospectively apply the change in accounting related to the share split as described in Note 15, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by other auditors.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum Asia CPAs LLP

New York, New York

We served as the Company’s auditor from 2022 to 2023.

February 14, 2023

GOLDEN SUN HEALTH TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands of U.S. dollars (“$”), except for number of shares)

	As of September 30,
	2024	2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$839,622	$6,552,708
Accounts receivable, net	50,765	39,331
Accounts receivable - related parties	-	15,077
Contract assets	563,583	423,532
Inventories	375,881	153,851
Acquisition deposit	5,517,719	3,602,000
Prepayments and other current assets	3,005,505	1,267,347
TOTAL CURRENT ASSETS	10,353,075	12,053,846
NON CURRENT ASSETS:
Property, equipment and intangible assets, net	211,672	314,652
Long-term investments	4,617,863	5,247,866
Operating lease right-of-use assets, net	702,453	1,358,342
Prepayments and other non-current assets	1,198,406	473,387
TOTAL NON CURRENT ASSETS	6,730,394	7,394,247
TOTAL ASSETS	$17,083,469	$19,448,093
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term bank loans	$-	$33,717
Long-term bank loans - current portion	1,567,487	-
Accounts payable	1,408,467	974,314
Deferred revenue	4,123,849	3,988,699
Accrued expenses and other liabilities	1,231,128	1,041,832
Refund liabilities	323,671	333,030
Loan from third parties	447,914	15,064
Operating lease liabilities-current	246,809	551,384
Taxes payable	4,223,538	3,877,710
TOTAL CURRENT LIABILITIES	13,572,863	10,815,750

NON CURRENT LIABILITIES:
Operating lease liabilities-non-current	409,703	882,617
Long-term bank loans - non-current portion	1,766,986	3,207,237
Due to a related party	854,271	63,689
Long-term loan from third party	68,275	102,535
TOTAL NON CURRENT LIABILITIES	3,099,235	4,256,078
TOTAL LIABILITIES	16,672,098	15,071,828

COMMITMENTS AND CONTINGENCIES (NOTE 16)

EQUITY:
Authorized share capital of $50,000 divided into 9,000,000 Class A ordinary shares of $0.005 par value per share and 1,000,000 Class B ordinary shares of $0.005 par value per share; with 1,577,944 Class A ordinary shares issued and outstanding as of September 30, 2024 and 2023 and 403,000 Class B ordinary shares issued and outstanding as of September 30, 2024 and 2023*
Class A ordinary shares	7,890	7,890
Class B ordinary shares	2,015	2,015
Additional paid in capital	19,450,741	19,467,664
Statutory reserves	1,007,027	1,007,027
Accumulated deficit	(18,541,751)	(14,835,585)
Accumulated other comprehensive loss	(1,208,386)	(1,221,021)
TOTAL SHAREHOLDERS’ EQUITY	717,536	4,427,990
Non-controlling interests	(306,165)	(51,725)
TOTAL EQUITY	411,371	4,376,265
TOTAL LIABILITIES AND EQUITY	$17,083,469	$19,448,093

*	Retroactively restated for ten-for-one share consolidation with effective date of April 18, 2024.

The accompanying notes are an integral part of these consolidated financial statements.

GOLDEN SUN HEALTH TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

(Amounts in thousands of U.S. dollars (“$”), except for number of shares)

	For the Years Ended September 30,
	2024	2023	2022

Revenues - third parties	$10,065,756	$5,845,128	$10,104,036
Revenues - related parties	93,264	310,465	710,620
Total revenues	10,159,020	6,155,593	10,814,656
Cost of revenues	7,796,239	4,363,124	6,003,258
Gross profit	2,362,781	1,792,469	4,811,398

Operating expenses:
Selling expenses	762,451	1,102,019	1,634,155
General and administrative expenses	4,163,160	6,828,120	4,717,664
Total operating expenses	4,925,611	7,930,139	6,351,819
Loss from operations	(2,562,830)	(6,137,670)	(1,540,421)

Other income (expense):
Interest expense, net	(243,530)	(331,692)	(213,894)
Investment loss	(816,472)	(18,866)	-
Other (expense) income, net	(327,403)	845,012	(9,505)
Total other income (expense), net	(1,387,405)	494,454	(223,399)

Loss before income taxes	(3,950,235)	(5,643,216)	(1,763,820)

Income taxes provision	18,617	136,838	354,529
Net loss	(3,968,852)	(5,780,054)	(2,118,349)

Less: net (loss) income attributable to non-controlling interests	(262,686)	6,257	20,971
Net loss attributable to the Company	$(3,706,166)	$(5,786,311)	$(2,139,320)

Net loss	$(3,968,852)	$(5,780,054)	$(2,118,349)
Other comprehensive loss
Foreign currency translation adjustments	3,958	(401,800)	865,026
Comprehensive loss	(3,964,894)	(6,181,854)	(1,253,323)
Less: comprehensive (loss) income attributable to non-controlling interests	(271,363)	7,530	27,294
Comprehensive loss attributable to the Company	$(3,693,531)	$(6,189,384)	$(1,280,617)

Loss per share
Basic and diluted*	$(1.87)	$(3.08)	$(1.48)

Weighted average number of shares outstanding
Basic and diluted*	1,980,944	1,880,149	1,443,316

*	Retroactively restated for ten-for-one share consolidation with effective date of April 18, 2024.

The accompanying notes are an integral part of these consolidated financial statements.

GOLDEN SUN HEALTH TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY(DEFICIT)

FOR THE YEARS ENDED SEPTEMBER 30, 2024, 2023 AND 2022

(Amounts in thousands of U.S. dollars (“$”), except for number of shares)

	Class A Ordinary shares		Class B Ordinary shares		Additional paid in	Statutory	Accumulated	Accumulated other comprehensive	Non- controlling	Total (deficit)
	Shares*	Amount	Shares*	Amount	capital	Reserves	deficit	loss	interests	equity
Balance as of October 1, 2021	969,395	$4,847	403,000	$2,015	$18,783	$857,370	$(6,760,297)	$(1,676,651)	$(86,549)	$(7,640,482)
Shares issued in initial public offering	506,000	2,530	-	-	17,624,394	-	-	-	-	17,626,924
Shares issued for exercise of underwriter’s warrants	29,549	148	-	-	(148)	-	-	-	-	-
Net (loss) income	-	-	-	-	-	-	(2,139,320)	-	20,971	(2,118,349)
Statutory reserve	-	-	-	-	-	106,993	(106,993)	-	-	-
Foreign currency translation adjustments	-	-	-	-	-	-	-	858,703	6,323	865,026
Balance as of September 30, 2022	1,504,944	$7,525	403,000	$2,015	$17,643,029	$964,363	$(9,006,610)	$(817,948)	$(59,255)	$8,733,119
Share base compensation	73,000	365	-	-	1,824,635	-	-	-	-	1,825,000
Net (loss) income	-	-	-	-	-	-	(5,786,311)	-	6,257	(5,780,054)
Statutory reserve	-	-	-	-	-	42,664	(42,664)	-	-	-
Foreign currency translation adjustments	-	-	-	-	-	-	-	(403,073)	1,273	(401,800)
Balance as of September 30, 2023	1,577,944	$7,890	403,000	$2,015	$19,467,664	$1,007,027	$(14,835,585)	$(1,221,021)	$(51,725)	$4,376,265
Net loss	-	-	-	-	-	-	(3,706,166)	-	(262,686)	(3,968,852)
Deemed distribution to non-controlling shareholder	-	-	-	-	(16,923)	-	-	-	16,923	-
Foreign currency translation adjustments	-	-	-	-	-	-	-	12,635	(8,677)	3,958
Balance as of September 30, 2024	1,577,944	$7,890	403,000	$2,015	$19,450,741	$1,007,027	$(18,541,751)	$(1,208,386)	$(306,165)	$411,371

*	Retroactively restated for ten-for-one shares consolidation with effective date of April 18, 2024.

The accompanying notes are an integral part of these consolidated financial statements.

GOLDEN SUN HEALTH TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands of U.S. dollars (“$”), except for number of shares)

	For the Years Ended September 30,
	2024	2023	2022
Cash flows from operating activities:
Net loss	$(3,968,852)	$(5,780,054)	$(2,118,349)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	92,649	153,405	169,808
Loss on disposition of property, equipment and intangible assets	180,731	117,043	-
Investment loss	816,472	18,866	-
Share-based compensations	-	1,825,000	-
Changes in allowance for credit losses	14,125	(61,303)	171,716
Inventories written down	124,132	-	-
Amortization of operating lease right-of-use assets	386,853	322,842	-
Changes in operating assets and liabilities:
Accounts receivable	(23,743)	288,661	295,847
Accounts receivable-related parties	15,269	39,698	(59,513)
Inventories	(334,462)	(159,145)	-
Prepayments and other assets	(2,361,151)	235,752	885,417
Contract assets	(120,054)	(101,946)	300,923
Accounts payable	385,251	336,763	514,569
Accrued expenses and other liabilities	257,580	(1,096,865)	1,759,627
Deferred revenue	(22,488)	(347,986)	(1,425,561)
Refund liabilities	(21,985)	104,770	(85,397)
Operating lease liabilities	(508,226)	(244,579)	-
Taxes payable	187,016	133,017	501,164
Net cash (used in) provided by operating activities	(4,900,883)	(4,216,061)	910,251

Cash flows from investing activities:
Long-term investments	(113,385)	(5,447,308)	-
Prepayment for acquisition	(1,726,878)	(3,725,943)	-
Purchase of property and equipment	(133,146)	(248,964)	(174,074)
Prepayment for intangible assets	-	(28,356)	-
Net cash used in investing activities	(1,973,409)	(9,450,571)	(174,074)

Cash flows from financing activities:
Proceeds from initial public offering	-	-	18,275,182
Proceeds from short-term bank loans	-	247,544	228,896
Repayment of short-term bank loans	(34,146)	(212,666)	(976,622)
Proceeds from long-term bank loans	-	7,570,924	2,343,893
Repayment of long-term bank loans	-	(7,307,218)	(375,389)
Proceeds from (repayment to) related parties	767,633	166,838	(771,089)
Proceeds from (repayment to) third party loans	383,717	(218,621)	61,039
Payment of issuance costs	-	-	(151,646)
Net cash provided by (used in) financing activities	1,117,204	246,801	18,634,264

Effect of exchange rates changes on cash and cash equivalents	44,002	(374,962)	(215,720)
Net (decrease) increase in cash and cash equivalents	(5,713,086)	(13,794,793)	19,154,721
Cash and cash equivalents beginning of year	6,552,708	20,347,501	1,192,780
Cash and cash equivalents end of year	$839,622	$6,552,708	$20,347,501

Supplemental cash flow disclosures:
Cash paid for income tax	$7,813	$2,563	$147
Cash paid for interest	$273,074	$352,842	$215,617

Non-cash activities
Reclassification of deferred issuance costs	$-	$-	$496,612
Operating lease right-of-use assets (extinguished) obtained in exchange for operating lease liabilities	$(304,530)	$1,727,924	$-

The accompanying notes are an integral part of these consolidated financial statements.

GOLDEN SUN HEALTH TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. dollars (“$”), except for number of shares)

Note 1 — ORGANIZATION AND BUSINESS DESCRIPTION

Golden Sun Health Technology Group Limited (“Golden Sun”), is an exempted company that was incorporated under the laws of Cayman Islands on September 20, 2018 that serves as a holding company with no material operations of its own. Golden Sun, through its subsidiaries in the People’s Republic of China (“China” or “PRC”) (the PRC subsidiaries and Golden Sun collectively, the “Company”), is primarily engaged in the provision of education services and e-commerce in the PRC. Beginning in late 2023, in addition to providing foreign language tutorial and training services, the Company initiated a strategic expansion to the e-commerce and health related product sales. Beginning in late 2024, the Company planned to expand into the cultural tourism industry and established a subsidiary Shanghai Fuyang Cultural and Tourism Development Co., Ltd. on September 5, 2024. For the year ended September 30, 2024, this new subsidiary did not generate any revenue.

As of September 30, 2024, the Company’s subsidiaries are as follows:

Subsidiaries	Date of Incorporation	Jurisdiction of Formation	Percentage of direct/indirect Economic Ownership	Principal Activities
Hong Kong Jintaiyang International Education Holding Group Limited (“Golden Sun Hong Kong”)	June 23, 2017	Hong Kong, PRC	100%	Investment Holding
Golden Sun (SH) Cultural and Tourism Research Institute Limited (“Golden Sun (SH)”) (a)	April 3, 2023	Hong Kong, PRC	100%	Investment Holding
Zhejiang Golden Sun Education Technology Group Co., Ltd. (“Golden Sun Wenzhou” or “WFOE”)	October 24, 2018	PRC	100%	Education and management service
Wenzhou City Ouhai District Yangfushan Culture Tutorial School (“Yangfushan Tutorial”)	May 5, 2008	PRC	100%	Tutorial service
Shanghai Golden Sun Gongyu Education Technology Co., Ltd. (“Gongyu Education”)	September 15, 2017	PRC	100%	Education and management service
Xianjin Technology Development Co., Ltd. (“Xianjin Technology”)	February 20, 2012	PRC	85%	Education service
Shanghai Zhouzhi Culture Development Co., Ltd (“Zhouzhi Culture”)	December 11, 2012	PRC	100%	Tutorial service
Hangzhou Jicai Education Technology Co. Ltd., (“Hangzhou Jicai”)	April 10, 2017	PRC	100%	Tutorial service
Shanghai Yangpu District Jicai Tutorial School (“Shanghai Jicai”) (b)	March 13, 2001	PRC	100%	Tutorial service
Shanghai Hongkou Practical Foreign Language School (“Hongkou Tutorial”) (c)	February 6, 2004	PRC	76.5%	Tutorial service
Wenzhou Lilong Logistics Services Co., Ltd. (“Lilong Logistics”)	December 17, 2019	PRC	100%	Education logistics and accommodation service
Shanghai Qinshang Education Technology Co., Ltd (“Qinshang Education”)	December 12, 2019	PRC	100%	Educational training service
Shanghai Fuyouyuan Health Technology Co., Ltd, (“Fuyouyuan”)	March 7, 2023	PRC	52%	Health business
Shanghai Jinheyu Biotechnology Co., Ltd. (“Shanghai Jinheyu”)	August 15, 2023	PRC	51%	Health business
Zhejiang Golden Sun Selection Technology Co., Ltd.(“Golden Sun Selection”)	November 17, 2023	PRC	100%	E-commerce service
Shanghai Fuyang Cultural and Tourism Development Co., Ltd. (“Fuyang”)	September 5, 2024	PRC	51%	Cultural and Tourism

(a)	Golden Sun (SH) formerly known as CF (HK) Heath Technology Limited, changed its name on September 25, 2024.

(b)	Due to the fact that Shanghai Jicai had no business activities, the Board of Directors approved to close Shanghai Jicai on September 7, 2023. The deregistration had been completed on December 9, 2024. This closure did not represent a strategic shift and had no significant effect on the Company’s operations and financial results; therefore, no discontinued operations were presented.

(c)	On November 20, 2023, Xianjin Technology injected paid-in-capital of $69,249 (RMB500,000) to exchange 10% equity interests from the non-controlling shareholder of Hongkou Tutorial. After this injection, Xianjin Technology holds 90% equity interests in Hongkou Tutorial.

GOLDEN SUN HEALTH TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. dollars (“$”), except for number of shares)

Note 1 — ORGANIZATION AND BUSINESS DESCRIPTION (continued)

Basis of Preparation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All intercompany transactions and balances are eliminated upon consolidation.

Non-controlling interests

Non-controlling interest represents the portion of the net assets of subsidiaries attributable to interests that are not owned or controlled by the Company. The non-controlling interest is presented in the consolidated balance sheets, separately from equity attributable to the shareholders of the Company. Non-controlling interest’s operating results are presented on the face of the consolidated statements of operations and comprehensive loss as an allocation of the total income for the year between non-controlling shareholders and the shareholders of the Company. As of September 30, 2024 and 2023, non-controlling interests represented non-controlling shareholders’ proportionate share of the equity interests in Hongkou Tutorial, Xianjin Technology, Fuyouyuan, Shanghai Jinheyu and Fuyang.

Segment reporting

ASC Topic 280, Segment Reporting (“Topic 280”) establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about geographical areas, business segments and major customers in consolidated financial statements. The Company currently operates in two reportable operating segments: (i) education, (ii) e-commerce.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

GOLDEN SUN HEALTH TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. dollars (“$”), except for number of shares)

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Uses of estimates

In preparing the consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Although these estimates are based on our knowledge of current events and actions we may undertake in the future, actual results may ultimately differ from these estimates and assumptions. Furthermore, when testing assets for impairment in future periods, if management uses different assumptions or if different conditions occur, impairment charges may result. Significant estimates required to be made by management include, but are not limited to, determinations of the useful lives and valuation of long-lived assets, valuation of inventories, estimates of allowances for credit losses, contract assets, commission payables, refund liabilities, revenue recognition, and valuation allowance for deferred tax assets.

Cash and cash equivalents

Cash and cash equivalents represent cash on hand and cash at banks or other financial institutions, which are unrestricted as to withdrawal or use, and which have original maturities of three months or less and are readily convertible to known amounts of cash.

Fair value of financial instruments

ASC 825-10 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

●	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable and inputs derived from or corroborated by observable market data.

●	Level 3 — inputs to the valuation methodology are unobservable.

Unless otherwise disclosed, the fair value of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, prepayments and other current assets, acquisition deposit, accounts payable, deferred revenue, accrued liabilities, due to related parties, short term bank loans and taxes payable, approximates their recorded values due to their short-term maturities. The Company determined that the carrying value of the long-term liabilities approximated their present value as the interest rates applied reflect the current quoted market yield for comparable financial instruments.

GOLDEN SUN HEALTH TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. dollars (“$”), except for number of shares)

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounts receivable, net

Accounts receivables are recognized and carried at original invoiced amount less an estimated allowance for credit losses. In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” which requires the Company to measure and recognize expected credit losses for financial assets held and not accounted for at fair value through net income. The Company adopted this guidance effective from October 1, 2022. The Company establishes a provision for credit losses based on management’s best estimates of specific losses on individual exposures, as well as a provision on historical trends of collections. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of operations and comprehensive loss. Delinquent account balances are written-off against the allowance for credit losses after management has determined that the likelihood of collection is not probable. For the year ended September 30, 2024 and 2023, $27,761 and $7,263 was written off against accounts receivables, respectively. Allowance for credit losses amounted to $nil and $13,465 as of September 30, 2024 and 2023, respectively.

Inventories

The Company values its inventories at the lower of cost, or net realizable value. The Company reviews its inventories periodically to determine if any markdown is necessary for potential obsolescence or if a write-down is necessary if the carrying value exceeds net realizable value.

Prepayment and other assets

Prepayment and other assets primarily consist of prepaid rents, prepaid service fee, advances to vendors for purchasing goods or services that have not been received or provided, loans to third-parties, security deposits made to customers, advances to employees, and prepayment for acquisition. Prepayment and other assets are classified as either current or non-current based on the terms of the respective agreements. These advances are unsecured and are reviewed periodically to determine whether their carrying value has become impaired. The Company considers the assets to be impaired if the collectability of the advance becomes doubtful. The Company uses the aging method to estimate the allowance for uncollectible balances. The allowance is also based on management’s best estimate of specific losses on individual exposures, as well as a provision on historical trends of collections and utilizations. Actual amounts received or utilized may differ from management’s estimate of credit worthiness and the economic environment. Other receivables are written off against the allowances only after exhaustive collection efforts. For the year ended September 30, 2024, 2023 and 2022, $nil, $10,378 and $48,373 was written off against other receivables, respectively. No allowance for credit losses was recorded as of September 30, 2024 and 2023, respectively.

Acquisition deposit

Acquisition deposit represents the prepaid amount provided to the original shareholders of the target company to secure the intended acquisition.

Property, equipment and intangible assets, net

Property, equipment and intangible assets are recorded at cost less accumulated depreciation and amortization. Depreciation is provided in the amounts sufficient to depreciate the cost of the related assets over their useful lives using the straight-line method, as follows:

Useful life
Office equipment	3-5 years
Leasehold improvement	3-5 years
Software	3 years

The Company's acquired intangible assets with definite useful lives only consist of internal used software. The Company amortizes its intangible assets with definite useful lives over their estimated useful lives and reviews these assets for impairment. The Company typically amortizes its internal use software with definite useful lives on a straight-line basis over the shorter of the contractual terms or the estimated economic lives, which is determined to be approximately 3 years.

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the consolidated statements of operations and other comprehensive loss in other income or expenses.

GOLDEN SUN HEALTH TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. dollars (“$”), except for number of shares)

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Impairment of long-lived assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount may not be fully recoverable or that the useful life is shorter than the Company had originally estimated. When these events occur, the Company evaluates the impairment by comparing the carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Company recognizes an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets. No impairment charge was recognized for the years ended September 30, 2024, 2023 and 2022.

Long-term investments

Long-term investments are primarily consisted of equity investments in privately held entities accounted for using the measurement alternative and equity investments accounted for using the equity method. On October 1, 2022, the Company adopted ASU 2016-01 Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. According to the guidance, the Company started to record equity investments at fair value, with gains and losses recorded through net earnings. And the Company elected to measure certain equity investments without readily determinable fair value at cost, less impairments, plus or minus observable price changes and assess for impairment quarterly.

Equity investments without readily determinable fair values

After the adoption of this new accounting standard, the Company elected to record equity investments without readily determinable fair values and not accounted for under the equity method at cost, less impairment, adjusted for subsequent observable price changes on a nonrecurring basis, and report changes in the carrying value of the equity investment in current earnings. Changes in the carrying value of the equity investment are required to be made whenever there are observable price changes in orderly transactions for the identical or similar investment of the same issuer. Reasonable efforts shall be made to identify price changes that are known or that can reasonably be known.

Equity investments with readily determinable fair values

Equity investments with readily determinable fair values are measured and recorded at fair value using the market approach based on the quoted prices in active markets at the reporting date.

Equity investments accounted for using the equity method

The Company accounts for its equity investment over which it has significant influence but does not own a majority equity interest or otherwise control, using the equity method. The Company adjusts the carrying amount of the investment and recognizes investment income or loss for its share of the earnings or loss of the investee after the date of investment. The Company assesses its equity investment for other-than-temporary impairment by considering factors including, but not limited to, current economic and market conditions, operating performance of the entity, including current earnings trends and undiscounted cash flows, and other entity-specific information. The fair value determination, particularly for investments in a privately held entity, requires judgment to determine appropriate estimates and assumptions. Changes in these estimates and assumptions could affect the calculation of the fair value of the investment and determination of whether any identified impairment is other-than-temporary.

GOLDEN SUN HEALTH TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. dollars (“$”), except for number of shares)

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue recognition

The Company generates revenues primarily from tuitions fees and other fees collected from services provided. Revenue is recognized when the price is fixed or determinable, persuasive evidence of the arrangement exists, the service is performed or the product is delivered and collectability of the resulting receivable is reasonably assured.

The Company has adopted ASC 606, “Revenue from Contracts with Customers” and all subsequent ASUs that modified ASC 606, using the modified retrospective approach. ASC 606 establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied. This new guidance provides a five-step analysis in determining when and how revenue is recognized. Under the new guidance, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In addition, the new guidance requires disclosure of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

The Company currently generated its revenue from the following main sources:

Tutorial services segment

Tutorial services

The Company offers various off-campus small-group foreign language tutoring programs. Each contract of tutorial service programs represents a series of distinct services, which is delivery of various courses. The services have substantially the same pattern of transfer to the students, as such, they are considered as a single performance obligation, which is satisfied proportionately based on a straight-line basis over the program term as students simultaneously receive and consume the benefits of these services throughout the program term. The Company is the principal in providing tutorial services as it controls such services before the services are transferred to the customer. The program fees are generally collected in advance and are initially recorded as deferred revenue. Generally, the Company approves refunds for any remaining classes to students who decide to withdraw from a course within the predetermined period in the contract. The refund is equal to and limited to the amount related to the undelivered classes. The Company estimates and records refund liability for the portion the Company does not expect to be entitled based on historical refund ratio on a portfolio basis using the expected value method.

Logistic, consulting services and others

The Company provides services to schools, including but not limited to catering and logistic service. Logistic revenue is recognized on a straight-line basis over the period, as customers simultaneously receive and consume the benefits of the services. Catering revenue is recognized at point of sale.

The Company also provides consulting services to related-party kindergartens. According to the contracts signed with each of the three kindergartens, the Company provides a range of educational management and consulting services, including branding, safety management, teacher training, supervision and evaluation on teachers, rating guidance services, to the kindergartens during the contract periods. The intended contractual benefit to the kindergartens of the management and consulting services is to enable the kindergartens’ smooth and effective operations. The promised services in each of the consulting service contracts are combined and accounted as a single performance obligation, as the promised services are considered as a significant integrated service. The consulting services are continuously provided and the kindergartens simultaneously receive and consume the benefits of these services throughout the service period each month. The revenue is recognized over time during the service period.

GOLDEN SUN HEALTH TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. dollars (“$”), except for number of shares)

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

E-commerce segment

Commission

The Company promotes merchants’ products through various online platforms and earns commission based on a fixed commission rate for sales of the products completed. The Company acts as an agent as it does not take control of the products provided by merchants at any point in time during the transactions. Commission revenue is recognized at a point in time when the Company’s service obligation to the merchants is determined to have been completed under each sales transaction completed. Variable consideration is estimated and included in the transaction price to the extent that it is probable that a significant revenue reversal will not occur. Adjustments to the estimated variable consideration related to prior reporting periods were not material.

Marketing service

The Company provides marketing services to merchants on certain online and offline platform, for which it receives service fees from the merchants. The Company’s marketing service provide more publicity and brand awareness of the merchant’s brand through online platform and offline by delivery specified marketing content. Most of revenue from marketing service is recognized at the point in time when the marketing content deliverables are completed based on customer acceptance, while a small portion is recognized over a specified period of time and the Company has an enforceable right to payment of its fees.

Product sales

The Company sometimes acquires merchandise from suppliers and sells them to third-party online marketplace. The Company determines the third-party online marketplace is its customer. The Company acts as a principal as it obtains control of merchandise, is primarily obligated for merchandise sold to the customers, bears inventory risks and has the latitude in establishing prices of merchandise sold to the third-party marketplace. Revenues from product sales are recorded on a gross basis, net of discounts and return allowances when the product is delivered and title is passed to customers in this type of transaction. Proceeds received in advance to delivery are recorded as current liabilities as customer advances.

Practical expedient

The Company has applied the new revenue standard requirements to a portfolio of contracts (or performance obligations) with similar characteristics for transactions where it is expected that the effects on the financial statements of applying the revenue recognition guidance to the portfolio would not differ materially from applying this guidance to the individual contracts (or performance obligations) within that portfolio. Therefore, the Company elects the portfolio approach in applying the new revenue guidance.

GOLDEN SUN HEALTH TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. dollars (“$”), except for number of shares)

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

E-commerce segment (continued)

Disaggregation of revenue

Revenues from tutorial service, logistic and consulting services as well as a small portion of the marketing service are recognized over time, based on a straight-line basis as the Company’s customers simultaneously receive the Company’s services throughout the service periods. Revenues attributable to commission fees, products sales and educational materials are recognized at point in time when control of the promised goods or service are transferred to the customers. As the Company’s long-lived assets are all located in PRC, no geographical disaggregation is presented.

For the years ended September 30, 2024, 2023 and 2022, the disaggregation of revenue by major revenue stream and time of the revenue recognition is as follows:

	For the years ended September 30,
	2024	2023	2022
Category of Revenue:
Tutorial service and other revenue	$6,296,806	$6,155,593	$10,814,656
E-commerce revenue	3,862,214	-	-
Total	$10,159,020	$6,155,593	$10,814,656
Timing of Revenue Recognition:
Services transferred over time	$9,501,037	$5,802,614	$10,156,547
Goods and services transferred at a point in time	657,983	352,979	658,109
	$10,159,020	$6,155,593	$10,814,656

Contract assets

In accordance with ASC340-40-25-1, an entity shall recognize as an asset the incremental costs of obtaining a contract with a customer if the entity expects to recover those costs. Entities sometimes incur costs to obtain a contract that otherwise would not have been incurred. Entities also may incur costs to fulfill a contract before a good or service is provided to a customer. The revenue standard provides guidance on costs to obtain and fulfill a contract that should be recognized as assets. Costs that are recognized as assets are amortized over the period that the related goods or services transfer to the customer, and are periodically reviewed for impairment. Only incremental costs should be recognized as assets. Incremental costs of obtaining a contract are those costs that the entity would not have incurred if the contract had not been obtained.

As of September 30, 2024 and 2023, in order to develop non-English foreign language tutorial service for middle school students, the Company incurred total of approximately $3.0 million and $2.4 million commission type fee and administration costs paid upfront to agents to facilitate the related contracts with students for the tutorial service period, generally from 1 to 31 (FY2023: 4 to 30) months tutorial service periods, respectively. The Company will not incur such costs if the Company does not enter into the tutorial service contracts with the students, as a result, the cost of approximately $3.0 million (FY2023: $2.4 million) is considered as the incremental costs of obtaining contracts and was capitalized and amortize over tutorial service period. For the years ended September 30, 2024, 2023 and 2022, the Company amortized related amount of $317,402, $639,680 and $1,141,544 into selling expense, respectively. As of September 30, 2024 and 2023, the contract assets amounted to $563,583 and $423,532, respectively.

GOLDEN SUN HEALTH TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. dollars (“$”), except for number of shares)

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

E-commerce segment (continued)

Contract liability

Contract liabilities are presented as deferred revenue in the consolidated balance sheets, which mainly represents payment received from customers in advance of completion of performance obligations under a contract. The balance of deferred revenue is recognized as revenue upon the completion of performance obligations. As of September 30, 2024 and 2023, the balance of deferred revenue amounted to $4,123,849 and $3,988,699, respectively. Substantially all of which will be recognized as revenue during the Company’s following fiscal year. Revenue recognized for the years ended September 30, 2024 and 2023 that was included in deferred revenue balance at the beginning of the period was $3,186,943 and $2,735,756, respectively.

Refund liability

Refund liability mainly relates to the estimated refunds that are expected to be provided to students if they decide they no longer want to take the courses. Refund liability estimates are based on historical refund ratio on a portfolio basis using the expected value method. As of September 30, 2024 and 2023, refund liability amounted to $323,671 and $333,030, respectively.

Cost of revenues

Cost of revenues mainly consists of renumeration to instructors and tutors, rental expenses for office space and learning centers, teaching materials used in the provision of educational services and cost of materials and goods purchased.

Government subsidies

Government subsidies are recognized when there is reasonable assurance that the Company will comply with the conditions attach thereto and the grant will be received. Government grant for the purpose of giving immediate financial support to the Company with no future related costs or obligation is recognized in the Company’s consolidated statements of comprehensive income when the grant becomes receivable. For the years ended September 30, 2024, 2023 and 2022, government subsidies income amounted to $2,097, $853,444 and $nil, respectively, and was included in other income of the consolidated statements of operations and comprehensive loss.

Advertising expenditures

Advertising expenditures are expensed as incurred for the periods presented. Advertising expenditures have been included as part of selling and marketing expenses. For the years ended September 30, 2024, 2023 and 2022, the advertising expenses amounted to $287,221, $211,769 and $276,767, respectively.

GOLDEN SUN HEALTH TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. dollars (“$”), except for number of shares)

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Operating leases

The Company adopted Topic 842 on October 1, 2022 using the modified retrospective transition approach. The Company has operating lease contracts for office space. The Company determines whether an arrangement constitutes a lease and records lease liabilities and right-of-use assets on its consolidated balance sheets at lease commencement. The Company measures its lease liabilities based on the present value of the total lease payments not yet paid discounted based on the more readily determinable of the rate implicit in the lease or its incremental borrowing rate, which is the estimated rate the Company would be required to pay for a collateralized borrowing equal to the total lease payments over the term of the lease. The Company estimates its incremental borrowing rate based on an analysis of weighted average interest rate of its own bank loans. The Company measures right-of-use assets based on the corresponding lease liability adjusted for payments made to the lessor at or before the commencement date, and initial direct costs it incurs under the lease. The Company begins recognizing lease expense when the lessor makes the underlying asset available to the Company.

For leases with lease term less than one year (short-term leases), the Company records operating lease expense in its consolidated statements of operations on a straight-line basis over the lease term and record variable lease payments as incurred.

Value added tax (“VAT”)

Revenue represents the invoiced value of goods and services, net of VAT. The VAT is based on gross sales price and VAT rates range up to 13%, depending on the type of products sold or service provided. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded in taxes payable. All of the VAT returns filed by the Company’s subsidiaries in PRC remain subject to examination by the tax authorities for five years from the date of filing.

Income taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. As of September 30, 2024 and 2023, there are $2,756,930 and $2,639,258 respectively of unrecognized tax benefits included in income tax payable that if recognized would impact the effective tax rate. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes have been incurred for the years ended September 30, 2024, 2023 and 2022. All of the tax returns of the Company’s subsidiaries in the PRC remain subject to examination by the tax authorities for five years from the date of filing.

GOLDEN SUN HEALTH TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. dollars (“$”), except for number of shares)

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Employee benefits

Full-time employees of the Company in the PRC participate in a government-mandated employer contribution social insurance plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to eligible full-time employees. Chinese labor regulations require that the Company make contributions to the government for these benefits based on government prescribed percentage of the employee’s salaries. The contributions to the plan are expensed as incurred. Obligations for contributions to employer contribution social insurance plans are recognized as employee benefit expenses in the period during which services are rendered by employees.

Loss per Share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common share outstanding for the period. Diluted EPS presents the dilutive effect on a per-share basis of the potential Ordinary Shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential Ordinary Shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) ASC 480 “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, whether they meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent annually period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as liabilities at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

Share-based compensation

The Company follows the provisions of ASC 718, “Compensation - Stock Compensation,” which establishes the accounting for employee and non-employee share-based awards. For employee share-based awards, share-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense with graded vesting on a straight-line basis over the requisite service period for the entire award.

Reclassification

During the year, the Company separated acquisition deposit from prepayments and other current assets and comparative amounts in the consolidated balance sheets and consolidated statement of cash flows were restated for consistency.

GOLDEN SUN HEALTH TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. dollars (“$”), except for number of shares)

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Foreign currency translation

The functional currencies of the Company are the local currency of the county in which the subsidiaries operate. The Company’s financial statements are reported using U.S. Dollars. The results of operations and the consolidated statements of cash flows denominated in foreign currencies are translated at the average rates of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect on that date. The equity denominated in the functional currencies is translated at the historical rates of exchange at the time of capital contributions. Because cash flows are translated based on the average translation rates, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component in accumulated other comprehensive income included in consolidated statements of changes in equity. Gains and losses from foreign currency transactions are included in the consolidated statement of operations and comprehensive loss.

Since the Company operates primarily in the PRC, the Company’s functional currency is the Chinese Yuan (“RMB”). The Company’s consolidated financial statements have been translated into the reporting currency of U.S. Dollars (“$”). The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into $ at the rates used in the translation.

The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report:

	September 30, 2024	September 30, 2023	September 30, 2022
Balance sheet items, except for equity accounts	$1=RMB 7.0176	$1=RMB7.2960	$1=RMB 7.1135
Items in the statements of operations and cash flows	$1=RMB 7.2043	$1=RMB7.0533	$1=RMB 6.5332

Comprehensive loss

Comprehensive loss consists of two components, net loss and other comprehensive loss. Other comprehensive loss refers to revenue, expenses, gains and losses that under U.S. GAAP are recorded as an element of shareholders’ equity but are excluded from net loss. Other comprehensive loss consists of foreign currency translation adjustment resulting from the Company not using $ as its functional currency.

Concentrations of risks

(a) Concentration of customers and suppliers

For the year ended September 30, 2024, one customer accounted for approximately 22% of total revenues. For the years ended September 30, 2023 and 2022, no customer accounted for more than 10% of total revenues. As of September 30, 2024, two customers accounted for approximately 36% and 56% of total accounts receivable. As of September 30, 2023, two customers accounted for approximately 52% and 38% of total accounts receivable.

For the year ended September 30, 2024, two suppliers accounted for approximately 18% and 18% of total cost of revenues. For the years ended September 30, 2023 and 2022, no supplier accounted for more than 10% of total cost of revenues. As of September 30, 2024, four suppliers accounted for approximately 26%, 14%, 11% and 10% of total accounts payables. As of September 30, 2023, three suppliers accounted for approximately 36%, 19% and 13% of total accounts payables.

GOLDEN SUN HEALTH TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. dollars (“$”), except for number of shares)

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Concentrations of risks (continued)

(b) Concentration of credit risk

Assets that potentially subject the Company to a significant concentration of credit risk primarily consist of cash and cash equivalents, accounts receivable and other current assets. The maximum exposure of such assets to credit risk is their carrying amounts as at the balance sheet dates. As of September 30, 2024 and 2023, the aggregate amount of cash of $804,010 and $3,431,979, respectively, was held at major financial institutions in mainland PRC, where there is a RMB 500,000 deposit insurance limit for a legal entity’s aggregated balance at each bank. As of September 30, 2024 and 2023, cash of $34,059 and $3,112,082, respectively, was held at major financial institutions in Hong Kong, PRC. The bank deposits with financial institutions in the Hong Kong Special Administrative Region are insured by the government authority up to HKD500,000. To limit the exposure to credit risk relating to deposits, the Company primarily places cash deposits with large financial institutions. The Company conducts credit evaluations of its customers and suppliers, and generally does not require collateral or other security from them. The Company establishes an accounting policy to provide for allowance for doubtful accounts based on the individual customer’s and supplier’s financial condition, credit history, and the current economic conditions.

(c) Foreign currency risk

A majority of the Company’s expense transactions are denominated in RMB and a significant portion of the Company and its subsidiaries’ assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future. The change in the value of the RMB relative to the U.S. dollar may affect the Company’s financial results reported in the U.S. dollar terms without giving effect to any underlying changes in the Company’s business or results of operations. Currently, the Company’s assets, liabilities, revenues and costs are denominated in RMB. To the extent that the Company needs to convert U.S. dollars into RMB for capital expenditures and working capital and other business purposes, appreciation of RMB against U.S. dollar would have an adverse effect on the RMB amount the Company would receive from the conversion. Conversely, if the Company decides to convert RMB into U.S. dollar for the purpose of making payments for dividends, strategic acquisition or investments or other business purposes, appreciation of U.S. dollar against RMB would have a negative effect on the U.S. dollar amount available to the Company.

Risks and uncertainties

The Company has substantial operations in China through its PRC subsidiaries. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in the PRC. The Company believes that it is in compliance with existing laws and regulations including its organization, this may not be indicative of future results.

The Company’s business, financial condition and results of operations may also be negatively impacted by risks related to regional wars, geopolitical tensions, natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could potentially and significantly disrupt the Company’s operations.

GOLDEN SUN HEALTH TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. dollars (“$”), except for number of shares)

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent accounting pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued.

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements — codification amendments in response to SEC’s disclosure Update and Simplification initiative which amend the disclosure or presentation requirements of codification subtopic 230-10 Statement of Cash Flows—Overall, 250-10 Accounting Changes and Error Corrections—Overall, 260-10 Earnings Per Share—Overall, 270-10 Interim Reporting—Overall, 440-10 Commitments—Overall, 470-10 Debt—Overall, 505-10 Equity—Overall, 815-10 Derivatives and Hedging—Overall, 860-30 Transfers and Servicing—Secured Borrowing and Collateral, 932-235 Extractive Activities—Oil and Gas—Notes to Financial Statements, 946-20 Financial Services—Investment Companies—Investment Company Activities, and 974-10 Real Estate—Real Estate Investment Trusts—Overall. The amendments represent changes to clarify or improve disclosure and presentation requirements of above subtopics. Many of the amendments allow users to more easily compare entities subject to the SEC’s existing disclosures with those entities that were not previously subject to the SEC’s requirements. Also, the amendments align the requirements in the Codification with the SEC’s regulations. For entities subject to existing SEC disclosure requirements or those that must provide financial statements to the SEC for securities purposes without contractual transfer restrictions, the effective date aligns with the date when the SEC removes the related disclosure from Regulation S-X or Regulation S-K. Early adoption is not allowed. For all entities, the amendments will be effective two years later from the date of the SEC’s removal. On November 27, 2023, the FASB issued ASU 2023-07. The amendments improve reportable segment disclosure requirements. Main provisions include: (1) significant segment expenses—public entities are required to disclose significant segment expenses by reportable segment by reportable segment if they are regularly provided to the CODM and included in each reported measure of segment profit or loss; (2) other segment items—public entities are required to disclose other segment items by reportable segment. Such a disclosure would constitute the difference between deferred revenues less the significant expenses (disclosed) less reported segment profit or loss; (3) multiple measures of a segment’s profit or loss—public entities may disclose more than one measure of segment profit or loss used by the CODM, provided that at least one of the reported measures includes the segment profit or loss measure that is most consistent with GAAP measurement principles; (4) CODM-related disclosures—disclosure of the CODM’s title and position is required on an annual basis, as well as an explanation of how the CODM uses the reported measure(s); (5) entities with a single reportable segment—public entities must apply all of the ASU’s disclosure requirements, as well as all existing segment disclosure and reconciliation requirements in ASC 280; (6) recasting of prior-period segment information—recasting is required if segment information regularly provided to the CODM is changed in a manner that causes the identification of significant segment expenses to change. The amendments in ASU 2023-07 are effective for all public entities for fiscal years beginning after December 15, 2023. Early adoption is permitted. A public entity should apply the amendments in this update retrospectively to all prior periods presented in the financial statements. The Company is currently evaluating the impact of the amendments on its consolidated financial statements.

In November 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-07, Improvements to Reportable Segment Disclosures (Topic 280). This ASU updates reportable segment disclosure requirements by requiring disclosures of significant reportable segment expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of a segment’s profit or loss. This ASU also requires disclosure of the title and position of the individual identified as the CODM and an explanation of how the CODM uses the reported measures of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources. The ASU is effective for annual periods beginning after December 15, 2024, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is also permitted. This ASU will result in additional required disclosures when adopted, where applicable.

In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures (Topic 740). The ASU requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as additional information on income taxes paid. The ASU is effective on a prospective basis for annual periods beginning after December 15, 2025. Early adoption is also permitted for annual financial statements that have not yet been issued or made available for issuance. Once adopted, this ASU will result in additional disclosures.

In March 2024, the FASB issued ASU 2024-01, “Compensation - Stock Compensation (Topic 718) - Scope Application of Profits Interest and Similar Awards” (“ASU 2024-01”), which intends to improve clarity and operability without changing the existing guidance. ASU 2024-01 provides an illustrative example intended to demonstrate how entities that account for profits interest and similar awards would determine whether a profits interest award should be accounted for in accordance with Topic 718. Entities can apply the guidance either retrospectively to all prior periods presented in the financial statements or prospectively to profits interest and similar awards granted or modified on or after the date of adoption. ASU 2024-01 is effective for annual periods beginning after December 15, 2024, and interim periods within those annual periods.  Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance.  The Company is currently evaluating the potential impact of adopting this guidance on Financial Statements.

In March 2024, the FASB issued ASU 2024-02, “Codification Improvements – Amendments to Remove References to the Concept Statements” (“ASU 2024-02”).  ASU 2024-02 contains amendments to the FASB Accounting Standards Codification that remove references to various FASB Concepts Statements. In most instances, the references are extraneous and not required to understand or apply the guidance. In other instances, the references were used in prior Statements to provide guidance in certain topical areas.  ASU 2024-02 is effective for fiscal years beginning after December 15, 2024.  Early adoption is permitted.   The Company is currently evaluating the potential impact of adopting this guidance on Financial Statements.

Except for the above-mentioned pronouncements, there are no new recent issued accounting standards that will have a material impact on the consolidated financial position, statements of operations and cash flows.

GOLDEN SUN HEALTH TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. dollars (“$”), except for number of shares)

NOTE 3 — LIQUIDITY AND GOING CONCERN CONSIDERATIONS

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, the financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

For the year ended September 30, 2024, the Company incurred a net loss of $3,968,852 and net cash used in operating activities of $4,900,883. As of September 30, 2024, the Company has an accumulated deficit of $18,541,751 and working capital deficit of $3,219,788. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Management monitors and analyzes the Company’s cash on-hand, its ability to generate sufficient revenue sources in the future, and its operating and capital expenditure commitments. The Company has historically funded its working capital needs primarily from operations, bank loans, and advances from shareholders and intends to continue doing so in the near future to ensure sufficient working capital. As of September 30, 2024, the Company had cash of $839,622. Deferred revenue included in current liabilities amounted to $4,123,849 that will be recognized as revenue in the next fiscal year when the services are provided. As of September 30, 2024, the Company had a short-term loan and long-term loans of $1,567,487 and $1,766,986, respectively. The Company expects that it would be able to obtain new bank loans or renew its existing bank loans upon maturity based on past experience with the Company’s good credit history. Subsequent to September 30, 2024, the Company entered into a securities purchase agreement with two investors, to issue and sell to the investors secured convertible note for total original principal amount of apprximately$5.0 million, the Company has received gross proceeds approximately $4.8 million as of this filing date. Management’s plan to alleviate the substantial doubt about the ability to continue as a going concern include: (1) working to improve the liquidity and capital sources mainly through cash flow from its operations, renewal of bank borrowings, equity or debt offering and borrowing from related parties, and (2) implementing a strategic transition to expand into the e-commerce and health related industry and others in China. In order to fully implement the business plan and recover from continuing losses, management may also seek equity financing from outside investors. At the present time, however, management does not have commitments of funds from any potential investors. There can be no assurance that additional financing, if required, would be available on favorable terms or at all and/or that these plans and arrangements will be sufficient to fund our ongoing capital expenditures, working capital, and other requirements. The principal shareholder of the Company has made pledges to provide financial support to the Company whenever necessary. Based on the above analysis, management believes the Company can continue as a going concern, the financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 4 — ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consisted of the following:

	September 30, 2024	September 30, 2023
Accounts receivable	$50,765	$52,796
Less: allowance for credit losses	-	(13,465)
Accounts receivable, net	$50,765	$39,331

Allowance for credit losses movement:

	September 30, 2024	September 30, 2023
Beginning balance	$13,465	$92,086
Provision (recovery)	14,125	(71,681)
Written off	(27,761)	(7,263)
Foreign exchange translation effect	171	323
Ending balance	$-	$13,465

GOLDEN SUN HEALTH TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. dollars (“$”), except for number of shares)

Note 5 — INVENTORIES

Inventories consisted of the following:

	September 30, 2024	September 30, 2023
Raw materials	$-	$153,851
Finished goods	375,881	-
Inventories	$375,881	$153,851

Inventory write down was $124,132, $nil and $nil for the years ended September 30, 2024, 2023 and 2022, respectively, which was recorded in cost of revenues.

Note 6 — ACQUISITION DEPOSIT

On April 10, 2023, the Company signed a Share Purchase Agreement (“SPA”) to purchase 100% equity interest of Zhejiang Oulong Cultural and Tourism Industry Development Co., Ltd, formerly known as Kaiye (Wenzhou) Water Project Development Co., Ltd (“Kaiye (Wenzhou)”) from a third party and Ms. Zhao Dongfang, a shareholder of the Company who owns approximately 3.4% of the Company’s equity shares. Kaiye (Wenzhou) is a provider of waterfront tourism projects especially water sports projects development. Pursuant to the SPA, the total consideration is $5,000,000, which will be paid in three installments. As of September 30, 2023, the Company has paid $3,602,000. On March 1, 2024, all parties agreed to amend the consideration to $6,155,951 (RMB43.2 million). As of September 30, 2024, the Company has paid $5,517,719 (RMB38,721,142). The Company expects to complete this transaction mid of the fiscal year 2025.

Note 7 — PREPAYMENTS AND OTHER ASSETS, NET

Prepayments and other assets, net consisted of the following:

	September 30, 2024	September 30, 2023

Prepaid rents	$84,544	$191,339
Prepaid service fee (a)	422,644	597,410
Loans to third parties (b)	990,804	238,134
Advances to vendors (c)	2,344,397	378,152
Advance to employees (d)	77,743	5,491
Security deposits	209,061	202,155
Prepaid board compensation	10,000	16,667
Others (e)	64,718	111,386
Prepayment and other assets, net	$4,203,911	$1,740,734
Including:
Prepayment and other current assets, net	$3,005,505	$1,267,347
Prepayments and other non-current assets, net	$1,198,406	$473,387

(a)	The prepaid service fee mainly represent the prepayment for teaching platform software technical service provided by third party service providers that will be amortized over one to three years.

(b)	Loans to third parties represent the balance of the amount lent to various third parties at an interest rate of 5% per annum for business connection to seek for more tutoring programs.

(c)	Advances to vendors primarily included prepayment for purchase and abroad-study programs.

GOLDEN SUN HEALTH TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. dollars (“$”), except for number of shares)

Note 7 — PREPAYMENTS AND OTHER ASSETS, NET (continued)

(d)	Advance to employees was provided to staff for travelling and business-related use and are expensed as incurred.

(e)	Others primarily included funds deposited in payment platforms such as Alipay and WeChat.

Allowance for credit losses movement:

	September 30, 2024	September 30, 2023

Beginning balance	$-	$-
Provision for security deposits	-	10,378
Write off security deposits	-	(10,378)
Ending balance	$-	$-

Note 8 — PROPERTY, EQUIPMENT AND INTANGIBLE ASSETS, NET

Property, equipment and intangible assets, net, consist of the following:

	September 30, 2024	September 30, 2023

Office equipment	$372,218	$331,114
Leasehold improvements	140,795	394,147
Software	28,500	-
Subtotal	541,513	725,261
Less: accumulated depreciation and amortization	(329,841)	(410,609)
Property and equipment, net	$211,672	$314,652

Depreciation expenses for the years ended September 30, 2024, 2023 and 2022 amounted to $92,649, $153,405 and $169,808, respectively.

GOLDEN SUN HEALTH TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. dollars (“$”), except for number of shares)

Note 9 — LONG-TERM INVESTMENTS

	Cost method investments without readily determinable fair value(i)	Equity investments accounted for using the equity method(ii)	Total
Balance as of October 1, 2022	$-	$-	$-
Additions	5,224,986	41,118	5,266,104
Share of loss in equity method investee	-	(18,866)	(18,866)
Foreign exchange translation effect	-	628	628
Balance as of September 30, 2023	5,224,986	22,880	5,247,866
Share of loss in equity method investee	-	(22,294)	(22,294)
Impairment	(794,178)	-	(794,178)
Foreign exchange translation effect	186,155	314	186,469
Balance as of September 30, 2024	$4,616,963	$900	$4,617,863

(i)	On January 18, 2023, the Company entered into an agreement to acquire 18% of equity interest in Zhejiang Kangyuan Medical Technology Co., Ltd. (“Zhejiang Kangyuan”) for a total consideration of $4,440,789 (RMB32,400,000) from Zhejiang Kangyuan’s controlling shareholder, who is a shareholder of the Company and owns approximately 4.1% of the Company’s equity shares representing 2.2% of the Company’s voting rights. The Director of Zhejiang Kangyuan is also a shareholder of the Company who owns 3.4% the Company’s equity shares representing 1.8% of the Company’s voting rights. The Company determined that the controlling shareholder of Zhejiang Kangyuan and the director of Zhejiang Kangyuan do not meet the definition to be considered related parties of the Company in accordance with ASC 850-10-20. The Company reviewed the significant influence indicators in ASC 323-10-15-6 through ASC 323-10-15-8 and concluded that the Company does not have significant influence over Zhejiang Kangyuan. Since such investment does not have readily determinable fair values, the Company elected to account for the equity investment by using alternative measurement.

On May 10, 2023, the Company entered into an investment transfer agreement to acquire 19% of equity interest in Shanghai Daizong Business Consulting Co., Ltd (“Daizong”) for a total consideration of $785,362 (RMB5,730,000). The Company does not have significant influence over Shanghai Daizong Business Consulting Co., Ltd. Since such investment does not have readily determinable fair values, the Company elected to account for using alternative measurement.

(ii)	On February 24, 2023, the Company entered into an equity interest transfer agreement with a shareholder of Zhejiang Fuyouyuan Health Technology Co., Ltd. (“Zhejiang Fuyouyuan”), pursuant to which Lilong Logistics shall acquire 10% equity interest in Zhejiang Fuyouyuan for a consideration of $nil. As of the equity interest transfer date, the previous shareholder has not contributed the designated register capital of $284,998 (RMB2,000,000) representing the 10% of the equity interest in Zhejiang Fuyouyuan and Zhejiang Fuyouyuan had no business operation. Lilong Logistics is required to contribute the registered capital of $284,998 (RMB2,000,000) to Zhejiang Fuyouyuan before December 31, 2042. $42,750 (RMB300,000) had been paid as of September 30, 2024. After the equity interest transfer date, the controlling shareholder of Zhejiang Fuyouyuan is Ms. Xiuhua Ye, an immediate family member of the CEO. Lilong Logistics has significant influence over Zhejiang Fuyouyuan. The Company accounted for this investment using equity method and recorded share of loss amounted to $22,294 and $18,866 for the year ended September 30, 2024 and 2023, respectively.

As of September 30, 2024, based on the financial conditions and operating performances in Daizong, a full impairment loss of $794,178 was applied against this investment. The Company believes there was no material market environment change or any other factor that indicating the fair value of other investments was less than its carrying value, hence, the Company concluded there is no impairment of other investments.

GOLDEN SUN HEALTH TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. dollars (“$”), except for number of shares)

Note 10 — LeaseS

The Company has several operating leases for offices. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. Lease expenses for the years ended September 30, 2024, 2023 and 2022 were $792,804, $766,930 and $730,718, respectively.

Effective October 1, 2022, the Company adopted the new lease accounting standard using a modified retrospective transition method which allowed the Company not to recast comparative periods presented in its consolidated financial statements. In addition, the Company elected the package of practical expedients, which allowed the Company to not reassess whether any existing contracts contain a lease, to not reassess historical lease classification as operating or finance leases, and to not reassess initial direct costs. The Company has not elected the practical expedient to use hindsight to determine the lease term for its leases at transition. The Company combines the lease and non-lease components in determining the ROU assets and related lease obligation. Adoption of this standard resulted in the recording of operating lease ROU assets and corresponding operating lease liabilities as disclosed below and had no impact on accumulated deficit as of October 1, 2022. ROU assets and related lease obligations are recognized at commencement date based on the present value of remaining lease payments over the lease term.

The table below presents the operating lease related assets and liabilities recorded on the consolidated balance sheets.

	September 30, 2024	September 30, 2023

Operating lease right-of-use assets, net	$702,453	$1,358,342

Operating lease liabilities - current	$246,809	$551,384
Operating lease liabilities - non-current	409,703	882,617
Total operating lease liabilities	$656,512	$1,434,001

The weighted average remaining lease terms and discount rates for all of operating leases were as follows as of September 30, 2024:

Remaining lease term and discount rate:
Weighted average remaining lease term (years)	3.25 years
Weighted average discount rate	7.9%

The following is a schedule of maturities of lease liabilities as of September 30, 2024:

Twelve months ending September 30,
2025	$288,525
2026	208,208
2027	134,655
2028	92,624
2029	23,157
Total future minimum lease payments	747,169
Less: imputed interest	(90,657)
Present value of lease liabilities	$656,512

GOLDEN SUN HEALTH TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. dollars (“$”), except for number of shares)

Note 11 — BANK LOANS

Short-term bank loans

Short-term bank loans represent amounts due to various banks maturing within one year. The principal of the borrowings is due at maturity. Accrued interest is due either monthly or quarterly. Short-term borrowings consisted of the following:

	September 30, 2024	September 30, 2023
China Construction Bank (“CCB”)	$-	$33,717
Total	$-	$33,717

On July 28, 2023, the Company entered into a loan agreement with China Construction Bank for unsecured revolving lines of credit with a term of one year, pursuant to which a facility of up to approximately $33,717 (RMB246,000) was made available to the Company, at a fixed rate of 3.9% per annum. The loan was fully repaid upon maturity.

Long-term bank loans

Long-term bank loans consisted of the following:

	September 30, 2024	September 30, 2023
Zhejiang Wenzhou Longwan Rural Commercial Bank (“Longwan RCB”) (1)	$1,424,989	$1,370,613
Zhejiang Wenzhou Longwan Rural Commercial Bank (“Longwan RCB”) (2)	698,244	671,602
Wenzhou Minshang Bank (3)	1,211,240	1,165,022
Total	$3,334,473	$3,207,237
Less: Long-term bank loans - current portion	(1,567,487)	-
Long-term bank loans - non-current portion	$1,766,986	$3,207,237

(1)

On April 19, 2022, the Company entered into a loan agreement with Longwan RCB to obtain a loan of $370,497 (RMB2,600,000) for a term from April 19, 2022 to March 28, 2025 at a fixed annual interest rate of 8.1%. WFOE guaranteed for the repayment of the loan. CEO and his family members also provided personal guaranty for the repayment of the loan. The CEO’s wife pledged personal property as collateral to secure the loan. The Company has repaid $65,549 (RMB460,000) of principal as of September 30, 2024.

On September 14, 2022, the Company entered into two loan agreements with Longwan RCB to obtain in aggregated of $854,993 (RMB6,000,000) from September 14, 2022 to September 8, 2025 at a fixed annual interest rate of 5.45%. WFOE guaranteed for the repayment of the loans. CEO also provided personal guaranty for the repayment of the loans. The CEO with his wife pledged personal properties as collateral to secure the loans and provided personal guaranty for the repayment of the loans.

On September 15, 2022, the Company entered into two loan agreements with Longwan RCB to obtain in aggregated of $265,048 (RMB1,860,000) from September 15, 2022 to September 12, 2025 at a fixed annual interest rate of 8.1%. WFOE guaranteed for the repayment of the loans. CEO and his family members also provided personal guaranty for the repayment of the loans. CEO and his wife pledged their personal properties as collateral to secure the loans.

(2)	On January 16, 2023, the Company entered into a loan agreement with Longwan RCB to obtain a loan of $698,244 (or RMB4,900,000) for a term from January 17, 2023 to January 16, 2026 at a fixed rate of 4.56% per annum. WFOE and CEO guaranteed for the repayment of the loan. The CEO’s wife pledged personal property as collateral to secure the loan.

(3)	On February 15, 2023, the Company entered into a loan agreement with Wenzhou Minshang Bank to obtain a loan of $1,211,240 (or RMB8,500,000) for a term from February 15, 2023 to February 15, 2028 at a fixed annual interest rate of 7.5%. The Company’s CEO and his wife provided personal guaranty for the repayment of the loan. The CEO’s wife pledged personal property as collateral to secure the loan.

GOLDEN SUN HEALTH TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. dollars (“$”), except for number of shares)

Note 11 — BANK LOANS (continued)

Long-term bank loans (continued)

For the years ended September 30, 2024, 2023 and 2022, the weighted average annual interest rate for the bank loans was approximately 6.6%, 6.8% and 7.9%, respectively. Interest expenses for the above-mentioned loans amount to $214,519, $317,918 and $158,173 for the years ended September 30, 2024, 2023 and 2022, respectively.

The repayment schedule for the bank loans are as follows:

Twelve months ending September 30,	Repayment
2025	$1,567,487
2026	840,743
2027	71,249
2028	854,994
Total	$3,334,473

Note 12 — ACCRUED EXPENSE AND OTHER LIABILITIES

Accrued expenses and other liabilities consisted of the following:

	September 30, 2024	September 30, 2023

Payroll payables	$693,241	$759,026
Professional fee and others	537,887	282,806
Total	$1,231,128	$1,041,832

Note 13 — RELATED PARTIES BALANCES AND TRANSACTIONS

Accounts receivable-related parties

Accounts receivable from related parties amounted to $nil and $15,077 as of September 30, 2024 and 2023, respectively.

Due to a related party

Due to a related party amounted to $854,271 and $63,689 as of September 30, 2024 and 2023, respectively, representing the funds advanced to the Company by the CEO for working capital purpose.

Revenue earned from related parties

For the years ended September 30, 2024, 2023 and 2022, the Company earned revenue from related parties of $93,264, $310,465 and $710,620, respectively, which mainly from providing educational management consulting service to certain kindergartens owned by the CEO and his wife.

Guarantee provided by related parties

Several related parties guaranteed the repayment of the Company’s short-term and long-term loans. (See Note 11)

Guarantee provided to related parties

On May 10, 2023, the Company’s subsidiary Xianjin Technology and Qinshang Education signed an agreement with China Mingsheng Bank to provide guarantee for a related party’s borrowing of $1,852,485 (RMB 13,000,000) for a period from June 21, 2023 to May 10, 2033. The related party, Liming Xu, a director of the Company. As of September 30, 2024, the Company did not record any guarantee liability since there was no indications of default by the related party.

On December 21, 2023, the Company’s subsidiary Qinshang Education signed an agreement with Jiangsu Bank to provide guarantee for a related party’s borrowing of $71,249 (RMB500,000) for a period from December 22, 2023 to December 22, 2024. The related party, Zhoushen is the Head of Qinshang Education and Zhouzhi Culture. Subsequent to September 30, 2024, the related party’s borrowing had been fully repaid and the related party renewed the borrowing of $71,249 (RMB500,000) from Jiangsu Bank with the Company’s subsidiary Qinshang Education’s guarantee over the loan term up to December 19, 2025. As of September 30, 2024, the Company did not record any guarantee liability since there was no indications of default by the related party.

GOLDEN SUN HEALTH TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. dollars (“$”), except for number of shares)

Note 14 — TAXES

(a) Corporate Income Taxes (“CIT”)

Cayman Islands

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands). There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, as the case may be, nor will gains derived from the disposal of our shares be subject to Cayman Islands income or corporation tax.

Hong Kong

Under Hong Kong tax laws, Shanghai Golden Sun and Hong Kong Golden Sun are subject to a statutory income tax rate at 16.5% if revenue is generated in Hong Kong and they are exempted from income tax on their foreign-derived income. There are no withholding taxes in Hong Kong on remittance of dividends. No Hong Kong profit tax has been provided as there were no assessable profits earned or derived from Hong Kong during the years presented.

PRC

Under the Enterprise Income Tax (“EIT”) Law of PRC, domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on a case-by-case basis. All the Company’s PRC subsidiaries are subject to statutory 25% income tax rate for the years ended September 30, 2023 and 2022. All the Company’s PRC subsidiaries are qualified as small and micro enterprises for the year ended September 30, 2024, thus, the preferential effective tax rates of 2.5%-5% (2023 and 2022: 25%) are applied to these entities.

The PRC tax system is subject to substantial uncertainties. There can be no assurance that changes in PRC tax laws or their interpretation or their application will not subject the Company’s PRC entities to substantial PRC taxes in the future.

i)	The components of the income tax provision are as follows:

	For the year ended September 30,
	2024	2023	2022

Current income tax	$18,617	$136,838	$354,529
Deferred income tax	-	-	-
Total provision for income taxes	$18,617	$136,838	$354,529

ii)	The following table reconciles PRC statutory rates to the Company’s effective tax rate:

	For the year ended September 30,
	2024	2023	2022
Benefit expense computed based on PRC statutory rate	$(987,559)	$(1,410,804)	$(440,955)
Tax effect of different tax rates in other jurisdictions	116,027	601,772	8,384
Impact of preferential tax	585,436	-	-
Impact of tax rate change	792,201	-	-
Tax effect of unrecognized loss	206,296	632,545	352,703
Change in valuation allowance	(704,433)	228,862	409,099
Non-deductible items and others*	10,649	84,463	25,298
Income tax expense	$18,617	$136,838	$354,529

*	Non-deductible items and others represent excess expenses and losses not deductible for PRC tax purpose.

GOLDEN SUN HEALTH TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. dollars (“$”), except for number of shares)

Note 14 — TAXES (continued)

(a) Corporate Income Taxes (“CIT”) (continued)

iii)	The following table summarizes deferred tax assets and liabilities resulting from differences between financial accounting basis and tax basis of assets and liabilities:

	September 30, 2024	September 30, 2023
Deferred tax assets:
Net operating loss carry-forward	$287,050	$974,439
Allowance for credit losses	-	3,366
Allowance for inventory reserves	6,372	-
Valuation allowance	(293,422)	(977,805)
Total deferred tax assets	$-	$-

ⅳ)	The following table summarizes deferred tax assets valuation allowance movement:

	September 30, 2024	September 30, 2023

Beginning balance	$977,805	$775,966
Change to tax expense in current year	(704,433)	228,862
Foreign currency translation adjustments	20,050	(27,023)
Ending balance	$293,422	$977,805

As of September 30, 2024, the total of net operating losses carried forward was $5,336,546, which will expire on various dates from May 31, 2025 to May 31, 2029. As of September 30, 2023, the total of net operating losses carried forward was $4,031,874, which will expire on various dates from May 31, 2024 to May 31, 2028. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Recovery of substantially all of the Company’s deferred tax assets is dependent upon the generation of future income, exclusive of reversing taxable temporary differences. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are recoverable, management believes that it is more likely than not that the results of future operations will not generate sufficient taxable income to realize the deferred tax assets as of September 30, 2024 and 2023.

GOLDEN SUN HEALTH TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. dollars (“$”), except for number of shares)

Note 14 — TAXES (continued)

(b) Taxes payable

Taxes payable consist of the following:

	September 30, 2024	September 30, 2023

Income tax payable	$2,756,930	$2,639,258
Value-added tax payable	1,304,826	1,098,163
Other taxes payable	161,782	140,289
Total taxes payable	$4,223,538	$3,877,710

A reconciliation of the beginning and ending amount of total unrecognized tax benefits for the years ended September 30, 2024, 2023 and 2022 is as follows:

	For the year ended September 30,
	2024	2023	2022
Balance at beginning of year	$2,639,258	$2,573,830	$2,475,474
Increase related to current year tax positions	12,632	134,275	293,960
Settlement	-	-	-
Foreign exchange translation effect	105,040	(68,847)	(195,604)
Balance at end of year	$2,756,930	$2,639,258	$2,573,830

The unrecognized tax benefits represent the estimated income tax expenses the Company would be required to pay should its revenue for tax purposes be recognized in accordance with current PRC tax laws and regulations. $2,756,930 and $2,639,258 of unrecognized tax benefits as of September 30, 2024 and 2023 were included in income taxes payable. Unrecognized tax benefits if recognized, would affect the effective tax rate. According to PRC taxation regulation, if tax has not been fully paid, tax authorities may impose tax and late payment penalties within three years. In practice, since all of the taxes owed are local taxes, the local tax authority is typically more flexible and willing to provide incentives or settlements with local small and medium-size businesses to relieve their burden and to stimulate the local economy. There was no interest and penalty accrued as of September 30, 2024 and 2023 since it is impossible to estimate the amount of the penalty and interest at this point, and the Company believes that the probability of being charged interest and penalty is remote as the local authority is often willing to settle. The Company is currently unable to provide an estimate of a range of total amount of unrecognized tax benefits that is reasonably possible to change significantly within the next twelve months.

According to the PRC Tax Administration and Collection Law, the statute of limitation is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitation is extended to five years under special circumstances where the underpayment of taxes is more than RMB100. In the case of transfer pricing issues, the statute of limitation is 10 years. There is no statute of limitation in the case of tax evasion. As of September 30, 2024, the tax years ended December 31, 2019 through December 31, 2024 for the Company’s PRC subsidiaries remain open for statutory examination by PRC tax authorities.

GOLDEN SUN HEALTH TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. dollars (“$”), except for number of shares)

Note 15 — SHAREHOLDERS’ EQUITY

April 2024 Share Consolidation

On April 11, 2024, the Company’s shareholders approved the consolidation of the Company’s authorised and issued share capital, at a ratio of 10:1, such that the authorised share capital of the Company was consolidated from $50,000 divided into 90,0000,000 Class A ordinary shares with a par value of $0.0005 each and 10,000,000 Class B ordinary shares with a par value of $0.0005 each to $50,000 divided into 9,000,000 Class A ordinary shares with a par value of $0.005 each and 1,000,000 Class B ordinary shares with a par value of $0.005 each and all issued shares in the capital of the Company were consolidated such that every ten shares of each class was consolidated into one share of that class (with any fractional entitlements to be round up to the next whole share).

The Company believes that the share consolidation accounted for on a retroactive basis pursuant to ASC 260. All ordinary shares and per share data for all periods have been retroactively restated accordingly.

As of September 30, 2024 and 2023, the Company both had an aggregate of 1,980,944 Class A ordinary shares outstanding, consisting of 1,577,944 Class A and 403,000 Class B ordinary shares, respectively.

Initial Public Offering

On June 24, 2022, the Company completed its IPO of 506,000 Class A ordinary shares at a public offering price of $40.0 per share. The Company received aggregate net proceeds of $17,626,924 from the offering, after deducting 7.5% of underwriting discounts and other related expenses of $648,258.

IPO Underwriter’s Warrants

In connection with closing of the IPO on June 24, 2022, the Company granted to the underwriter or its designated affiliates share purchase warrants (“Underwriter’s Warrants”) to purchase a number of Class A ordinary shares equal to 7.5% of the total number of Class A ordinary shares sold in the IPO. Such warrants shall have an exercise price equal to 130% of the offering price of the Class A ordinary shares sold in the IPO. The Underwriter Warrants will be exercisable for five years beginning on the date of effective date of the IPO and will terminate on the 5th anniversary of such date. The Underwriter’s Warrants may be exercised at any time after issuance of the warrants as to all or a lesser number of the underlying Class A ordinary shares, will provide for cashless exercise and will contain provisions for one demand registration of the sale of the underlying Class A ordinary share at the Company’s expense, and an additional demand registration at the Underwriter’s Warrants holder’s expense, provided such demand registration rights will not be for a period greater than five years from the date of the commencement of sales of this offering. The Company determined the Underwriter’s Warrants issued in connection with IPO was classified as equity, because they are indexed to its own shares and meet the requirements for the equity classification.

On June 29, 2022, the underwriter opted to exercise all warrants on a cashless basis. On July 18, 2022, the Company issued 29,549 Class A ordinary shares to the underwriters.

Shares issued for service

On February 20, 2023, the Board of Directors of the Company approved to reward Ms. Huang Yunan, the Chief Financial Officer for her past efforts in IPO with a one-time award of 39,000 shares, which were vested immediately upon grant. On February 20, 2023, the Company issued 390,000 Class A ordinary shares to Ms. Huang. These shares were valued at $975,000, which was based on the value of the Company’s Class A ordinary shares at the grant date.

On February 20, 2023, the Board of Directors of the Company approved to reward a third-party consultant for his past efforts in IPO with a one-time award of 34,000 shares, which were vested immediately upon grant. On February 20, 2023, the Company issued 34,000 Class A ordinary shares to such third-party consultant. These shares were valued at $85,000, which was based on the value of the Company’s Class A ordinary shares at the grant date.

GOLDEN SUN HEALTH TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. dollars (“$”), except for number of shares)

Note 15 — SHAREHOLDERS’ EQUITY (continued)

Statutory reserve and restricted net assets

As stipulated by relevant PRC laws and regulations, the Company’s subsidiaries in the PRC must take appropriations from tax profit to non-distributive funds. These reserves include general reserve and the development reserve.

The general reserve requires annual appropriation 10% of after-tax profits at each year-end until the balance reaches 50% of a PRC company’s registered capital. Other reserve is set aside at the Company’s discretion. These reserves can only be used for general enterprise expansion and are not distributable as cash dividends. The general reserve both amounted $133,596 as of September 30, 2024 and 2023.

Prior to the effectiveness of Amended Private Education Law, PRC laws and regulations required private schools that require reasonable returns to contribute 25% of after-tax income before payments of dividend to a fund to be used for the construction or maintenance of the school or procurement or upgrading of educational facility. For private schools that do not require reasonable returns, this amount should be equivalent to no less than 25% of the annual increase of its net assets as determined in accordance with generally accepted accounting principles in the PRC. For the Company’s private schools, development reserve both amounted to $873,431 as of September 30, 2024 and 2023. The statutory reserves cannot be transferred to the Company in the form of loans or advances and are not distributable as cash dividends except in the event of liquidation.

Because the Company’s operating subsidiaries in the PRC can only be paid out of distributable profits reported in accordance with PRC accounting standards, the Company’s operating subsidiaries in the PRC are restricted from transferring a portion of their net assets to the Company. The restricted amounts include the paid-in capital and statutory reserves of the Company’s entities in the PRC. The aggregate amount of paid-in capital and statutory reserves, which represented the amount of net assets of the Company’s operating subsidiaries in the PRC not available for distribution, was $1,002,904 and $1,019,827 as of September 30, 2024 and 2023, respectively.

Note 16 — COMMITMENTS AND CONTINGENCIES

Contingencies

From time to time, the Company is subject to certain legal proceedings, claims and disputes that arise in the ordinary course of business. Although the outcomes of these legal proceedings cannot be predicted, the Company does not believe these actions, in the aggregate, will have a material adverse impact on its financial position, results of operations or liquidity. As of September 30, 2024 and 2023, the Company had no material outstanding litigations.

Guarantee

The Company provided guarantee for a related party’s borrowing (details refer to Note 13).

On December 25, 2023, the Company’s subsidiary Zhouzhi Culture signed an agreement to provide guarantee for a third party’s lease agreement. The guarantee will expire on March 31, 2025.

Commitments

The Company had various outstanding bank loans (details refer to Note 11) and non-cancellable operating lease agreements (details refer to Note 10).

GOLDEN SUN HEALTH TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. dollars (“$”), except for number of shares)

Note 17 — SEGMENT INFORMATION

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The Company has determined that it has two operating segments as defined by ASC 280, “Segment Reporting”: education and e-commerce. Education segment offers foreign language tutorial services and other education training management services in China. The e-commerce segment offers e-commerce service and related products.

Selected financial information is presented below:

	Education			E-commerce			Total
	2024	2023	2022	2024	2023	2022	2024	2023	2022
Revenues	$6,296,806	$6,155,593	$10,814,656	$3,862,214	$-	$-	$10,159,020	$6,155,593	$10,814,656
Cost of revenues	3,702,894	4,363,124	6,003,258	4,093,345	-	-	7,796,239	4,363,124	6,003,258
Gross profit	2,593,912	1,792,469	4,811,398	(231,131)	-	-	2,362,781	1,792,469	4,811,398
Interest expenses, net	243,519	331,698	213,894	11	(6)	-	243,530	331,692	213,894
Depreciation and amortization	91,729	153,405	169,808	920	-	-	92,649	153,405	169,808
Capital expenditures	115,575	274,381	174,074	17,571	2,939	-	133,146	277,320	174,074
Segment assets	14,171,479	19,101,467	23,438,586	2,911,990	346,626	-	17,083,469	19,448,093	23,438,586
Segment loss	$(3,001,365)	$(5,764,314)	$(2,118,349)	$(967,487)	$(15,740)	$-	$(3,968,852)	$(5,780,054)	$(2,118,349)

Note 18 — SUBSEQUENT EVENTS

On October 23, 2024, the Company entered into a loan agreement with China Construction Bank for unsecured revolving lines of credit with a term of one year, pursuant to which a facility of up to approximately $76,237 (RMB535,000) was made available to the Company from October 23, 2024 to October 23, 2025, at a fixed rate of 3.85% per annum.

On October 28, 2024, the Company entered into a Securities Purchase Agreement with two accredited investors (the “Buyer”), to issue and sell to the Buyer (i) secured convertible notes in an aggregate original principal amount of $5,000,000 (the “Notes”) and (ii) warrants, to acquire up to that number of shares of common shares of the Company equal to 180% of the quotient obtained by dividing (a) the original aggregate principal amount of the Notes, by (b) the Conversion Price. The Conversion Price is 70% of the lowest closing market trading price of the Company’s common stock during the fifteen (15) trading days leading up to either (i) the date the very first conversion notice for either the Convertible Note or the Warrants is delivered or (ii) the date each conversion notice is delivered, at the Holder’s sole discretion. The Note matures on November 2, 2025 and accrues interest at two point seventy-five percent (2.75%) per annum. Gross proceeds amounted to $4.8 million.

GOLDEN SUN HEALTH TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. dollars (“$”), except for number of shares)

Note 19 — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

The Company’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to the Company. The payment of dividends by entities organized in the PRC is subject to limitations, procedures and formalities. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in the PRC. The Company’s subsidiaries are also required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its statutory reserves account until the accumulative amount of such reserves reaches 50% of its respective registered capital. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends.

In addition, the Company’s operations and revenues are conducted and generated in the PRC, all of the Company’s revenues being earned and currency received are denominated in RMB. RMB is subject to the foreign exchange control regulation in China, and, as a result, the Company may be unable to distribute any dividends outside of China due to PRC foreign exchange control regulations that restrict the Company’s ability to convert RMB into USD.

Regulation S-X requires the condensed financial information of registrant shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the registrant’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party. The condensed parent company financial statements have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X as the restricted net assets of the Company’s PRC subsidiary exceed 25% of the consolidated net assets of the Company.

Certain information and footnote disclosures normally included in financial statements prepared in conformity with generally accepted accounting principles have been condensed or omitted. The Company’s investment in subsidiary is stated at cost plus equity in undistributed earnings of subsidiaries.

Due to subsidiaries, net, on the Condensed Balance Sheets, is comprised of the Parent Company’s net investment deficit in its subsidiaries under the equity method of accounting.

GOLDEN SUN HEALTH TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. dollars (“$”), except for number of shares)

Note 19 — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (continued)

GOLDEN SUN HEALTH TECHNOLOGY GROUP LIMITED

PARENT COMPANY BALANCE SHEETS

	September 30,	September 30,
	2024	2023
ASSETS
ASSETS:
Cash and cash equivalents	$25,985	$254,483
Prepayments and other current assets	23,332	10,000
TOTAL CURRENT ASSETS	49,317	264,483

Investments in subsidiaries	668,219	4,163,507
TOTAL ASSETS	$717,536	$4,427,990

EQUITY:
Authorized share capital of $50,000 divided into 9,000,000 Class A ordinary shares of $0.005 par value per share and 1,000,000 Class B ordinary shares of $0.005 par value per share; with 1,577,944 Class A ordinary shares issued and outstanding as of September 30, 2024 and 2023 and 403,000 Class B ordinary shares issued and outstanding as of September 30, 2024 and 2023.
Class A ordinary shares	$7,890	$7,890
Class B ordinary shares	2,015	2,015
Additional paid in capital	19,450,741	19,467,664
Statutory reserves	1,007,027	1,007,027
Accumulated deficits	(18,541,751)	(14,835,585)
Accumulated other comprehensive loss	(1,208,386)	(1,221,021)
TOTAL SHAREHOLDERS’ EQUITY	717,536	4,427,990

TOTAL LIABILITIES AND EQUITY	$717,536	$4,427,990

GOLDEN SUN HEALTH TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. dollars (“$”), except for number of shares)

Note 19 — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (continued)

GOLDEN SUN HEALTH TECHNOLOGY GROUP LIMITED

PARENT COMPANY STATEMENTS OF (LOSS) INCOME AND COMPREHENSIVE(LOSS) INCOME

	For the Years Ended September 30,
	2024	2023	2022

Equity in loss of subsidiaries	$(3,529,999)	$(3,684,384)	$(2,134,752)
General and administration expenses and others	(176,167)	(2,101,927)	(4,568)
NET LOSS	(3,706,166)	(5,786,311)	(2,139,320)

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	12,635	(403,073)	858,703
COMPREHENSIVE LOSS	$(3,693,531)	$(6,189,384)	$(1,280,617)

GOLDEN SUN HEALTH TECHNOLOGY GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of U.S. dollars (“$”), except for number of shares)

Note 19 — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (continued)

GOLDEN SUN HEALTH TECHNOLOGY GROUP LIMITED

PARENT COMPANY STATEMENTS OF CASH FLOWS

	For the Years Ended September 30,
	2024	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,706,166)	$(5,786,311)	$(2,139,320)
Equity in loss of subsidiaries	3,529,999	3,684,384	2,134,752
Share based compensations	-	1,825,000	-
Prepayments and other assets	(23,332)	(10,000)	-
NET CASH USED IN OPERATING ACTIVITIES	(199,499)	(286,927)	(4,568)

CASH FLOWS FROM INVESTING ACTIVITIES:
(Loan to) payment from subsidiaries	(38,999)	533,961	(18,124,364)
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(38,999)	533,961	(18,124,364)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from initial public offering	-	-	18,275,182
Payment for issuance costs	-	-	(151,646)
Advance from related party	10,000	2,287	10,558
NET CASH PROVIEDED BY FINANCING ACTIVITIES	10,000	2,287	18,134,094

CHANGES IN CASH AND CASH EQUIVALENTS	(228,498)	249,321	5,162
CASH AND CASH EQUIVALENTS BEGINNING OF YEAR	254,483	5,162	-
CASH AND CASH EQUIVALENTS END OF YEAR	$25,985	$254,483	$5,162